EXHIBIT 99.1

July 1, 2014

Shareholders of Montage Technology Group Limited

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Montage Technology Group Limited (“Montage,” “the Company,” “us,” “our” or “we”) to be held on July 31, 2014, at 9:00 a.m., Shanghai time, at Montage Technology Group Limited, Room A1601, Technology Building, 900 Yi Shan Road, Xuhui District, Shanghai 200233, China. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting to be held on July 31, 2014, including at any adjournment or postponement thereof. We hope that you can attend.

The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote upon a proposal to approve, by special resolution, the merger of a Cayman Islands exempted company to be incorporated as an indirect subsidiary of Shanghai Pudong Science and Technology Investment Co., Ltd (“Parent” or “PDSTI”) with and into the Company, with the Company surviving, referred to herein as the “merger”, and authorize and approve the Agreement and Plan of Merger, dated as of June 11, 2014, by and between the Company and Parent, as it may be amended from time to time, referred to herein as the “Merger Agreement”, and any and all transactions contemplated thereby (including, but not limited to, the plan of merger referred to in Section 233(3) of the Companies Law of the Cayman Islands (as amended), referred to herein as the “Cayman Companies Law”, and the amendment and restatement of the Company’s memorandum and articles of association).

If the Merger Agreement is authorized and approved by the requisite vote of our shareholders and the merger is completed, holders of our ordinary shares, referred to herein as “Shares,” will have the right to receive $22.60 per Share without interest. Following the merger, Montage will continue its operations as a privately held company and will be beneficially owned by a subsidiary of Parent, and as the result of the merger, the Shares will no longer be listed on the NASDAQ Global Select Market.

Our board of directors has determined that the merger is fair to, and in the best interests of, our shareholders and approved and declared advisable the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement (including, but not limited to, the amendment and restatement of our memorandum and articles of association). Our board of directors unanimously recommends that you vote FOR the proposal to approve, by special resolution, the merger and authorize and approve the Merger Agreement, as it may be amended from time to time, and any and all transactions contemplated thereby (including, but not limited to, the plan of merger referred to in Section 233(3) of the Cayman Companies Law and the amendment and restatement of the Company’s memorandum and articles of association).

Pursuant to the Merger Agreement, the merger cannot occur unless the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are authorized and approved by the affirmative vote of the holders of at least two thirds of the Shares who, being permitted to do so, attend and vote at the extraordinary general meeting (in person or by proxy), voting by poll. Pursuant to our articles of association, on a poll, each shareholder will have one vote for each Share of which it is a holder.

The consummation of the merger is also subject to the satisfaction of certain other conditions to closing as set forth in the Merger Agreement.

Only holders of the Shares of record as of the close of business in the Cayman Islands on June 26, 2014, the Share record date, are entitled to vote at this extraordinary general meeting or any adjournment or postponement thereof. Regardless of the number of the Shares you own, your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please complete and submit the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is not less than 48 hours prior to the extraordinary general meeting on July 31, 2014. Voting by proxy will not prevent you from voting in person if you choose to attend the extraordinary general meeting, but will ensure that your vote will be counted if you are unable to attend. Voting at the extraordinary general meeting will take place by poll voting, each shareholder having one vote for each Share held as of the Share record date, as the chairman of our board of directors has undertaken to demand poll voting at the meeting.

If you hold your Shares through a financial intermediary such as a broker, bank or other nominee, you must rely on the procedures of the financial intermediary through which you hold your Shares if you wish to vote at the extraordinary general meeting.

The accompanying notice of extraordinary general meeting and proxy statement provide you with detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference therein carefully.

We have engaged Innisfree M&A Incorporated to assist in soliciting proxies from our shareholders in connection with the approval of the merger and the authorization and approval of the Merger Agreement and any and all transactions contemplated thereby.

If you have any questions regarding the merger, please call our investor relations contact, Leanne Sievers, 1-949-224-3874, or Matt Kreps, 1-972-239-5119 ex 125, of the Shelton Group.

If you need assistance voting your Shares, please call Innisfree M&A Incorporated at 1-888-750-5834 (toll free from the U.S. and Canada) or 1-412-232-3651 (from other countries).

On behalf of Montage, we would like to thank all of our shareholders for their ongoing support as we prepare to take part in this important event in our history.

Sincerely,

/s/ Howard C. Yang
Howard C. Yang
Chief Executive Officer

The accompanying proxy statement is dated July 1, 2014 and is first being mailed to shareholders on or about July 2, 2014.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 31, 2014

July 1, 2014

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Montage Technology Group Limited, referred to herein alternately as “Montage,” “the Company,” “us,” “our” or “we,” will be held on July 31, 2014 at Montage Technology Group Limited, Room A1601, Technology Building, 900 Yi Shan Road, Xuhui District, Shanghai 200233, China at 9:00 a.m., Shanghai time, to consider and vote upon the following resolution:

1. a proposal to approve, by special resolution, the merger of a Cayman Islands exempted company to be incorporated as an indirect subsidiary of Shanghai Pudong Science and Technology Investment Co., Ltd (“Parent” or “PDSTI”) with and into the Company, with the Company surviving, referred to herein as the “merger”, and authorize and approve the Agreement and Plan of Merger, dated as of June 11, 2014, by and between the Company and Parent, as it may be amended from time to time, referred to herein as the “Merger Agreement”, and any and all transactions contemplated thereby (including, but not limited to, the plan of merger referred to in Section 233(3) of the Companies Law of the Cayman Islands (as amended), referred to herein as the “Cayman Companies Law”, and the amendment and restatement of the Company’s memorandum and articles of association).

Pursuant to the Cayman Companies Law, the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement must be authorized by a special resolution, being the affirmative vote of a majority of not less than two thirds of the votes of the record holders of ordinary shares of the Company, referred to herein as “Shares,” who, as being entitled to do so, attend and vote at the extraordinary general meeting.

Only holders of our ordinary shares, referred to herein as “Shares,” of record at the close of business in the Cayman Islands on June 26, 2014 are entitled to vote at this extraordinary general meeting or any adjournment or postponement thereof. A list of the shareholders of the Company will be available at Montage Technology Group Limited, Room A1601, Technology Building, 900 Yi Shan Road, Xuhui District, Shanghai 200233, China during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

After careful consideration, our board of directors approved the Merger Agreement and unanimously recommends that you vote FOR the proposal to approve, by special resolution, the merger and authorize and approve the Merger Agreement, as it may be amended from time to time, and any and all transactions contemplated thereby (including, but not limited to, the plan of merger referred to in Section 233(3) of the Cayman Companies Law, and the amendment and restatement of the Company’s memorandum and articles of association).

If you intend to vote your Shares at the extraordinary general meeting, then, even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is not less than 48 hours prior to the extraordinary general meeting on July 31, 2014. The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain a proxy from the record holder issued in your name.

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If you fail to complete your proxy card in accordance with the instructions set forth on the proxy card or if you abstain from voting, your vote will not be counted. If you submit your proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted by the chairman of the meeting FOR the proposal to approve, by special resolution, the merger and authorize and approve the Merger Agreement, as it may be amended from time to time, and any and all transactions contemplated thereby (including, but not limited to, the plan of merger referred to in Section 233(3) of the Cayman Companies Law, and the amendment and restatement of the Company’s memorandum and articles of association) unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If you receive more than one proxy card because you own Shares that are registered in different names, please ensure that you properly complete and submit all proxy cards sent to you in accordance with the instructions set forth on such proxy cards.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

The Company has engaged Innisfree M&A Incorporated to assist in soliciting proxies from the shareholders of the Company in connection with the approval of the merger and the authorization and approval of the Merger Agreement and any and all transactions contemplated thereby.

If you have any questions, please call our investor relations contact, Leanne Sievers, 1-949-224-3874, or Matt Kreps, 1-972-239-5119 ex 125, of the Shelton Group.

If you need assistance voting your Shares, please call Innisfree M&A Incorporated at 1-888-750-5834 (toll free from the U.S. and Canada) or 1-412-232-3651 (from other countries).

The Merger Agreement and the merger are described in the accompanying proxy statement. A copy of the Merger Agreement is included as Annex A to the accompanying proxy statement and will be produced and made available for inspection at the extraordinary general meeting. We urge you to read the entire proxy statement carefully.

Notes:

1.	In the case of joint holders, the vote of the senior holder who tenders a vote whether in person or by proxy will be accepted to the exclusion of the votes of the joint holders and for this purpose, seniority will be determined by the order in which the names stand in the register of shareholders of the Company.

2.	The instrument appointing a proxy will be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the meeting may at his discretion direct that a proxy card will be deemed to have been duly lodged. A proxy card that is not lodged in the manner permitted will be invalid.

5.	Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed unless notice in writing of such death, insanity or revocation was received by the Company at least two hours before the commencement of the extraordinary general meeting, or adjourned meeting at which it is sought to use the proxy.

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BY ORDER OF THE BOARD OF DIRECTORS OF MONTAGE TECHNOLOGY GROUP LIMITED,

/s/ Howard C. Yang
Howard C. Yang
Chief Executive Officer and Director

Dated at Shanghai, the People’s Republic of China this 1st day of July, 2014.

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PROXY STATEMENT

Dated this 1st day of July, 2014

-i-

(continued)

-ii-

SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers About the Extraordinary General Meeting and the merger,” summarizes the material information contained in the proxy statement. However, it may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. All references to “dollars” and “$” in this proxy statement are to United States dollars.

The Parties Involved in the Merger

Montage Technology Group Limited

Montage Technology Group Limited (“Montage,” the “Company,” “we,” “us,” or “our”), a Cayman Islands exempted company with our principal office located in Shanghai, the People’s Republic of China (or, as we refer to herein, “China,” or the “PRC”), is a global fabless provider of analog and mixed-signal semiconductor solutions currently addressing the home entertainment and cloud computing markets. In the home entertainment market, Montage’s technology platform enables the company to design highly integrated end-to-end solutions with customized software for set-top boxes. These solutions optimize signal processing performance under demanding operating conditions typically found in emerging market environments. In the cloud computing market, Montage offers high performance, low power memory interface solutions that enable memory intensive server applications. Its technology platform approach allows Montage to provide integrated solutions that meet the expanding needs of customers through continuous innovation, efficient design and rapid product development. In this proxy statement, unless otherwise specified or the context otherwise requires, the terms “Montage,” “the Company,” “us,” “our” and “we” refer to Montage Technology Group Limited and its subsidiaries.

The Company’s principal offices are located at Room A1601, Technology Building, 900 Yishan Road, Shanghai 200233, China. Our registered office in the Cayman Islands is at Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P. O. Box 2804, Grand Cayman KY1-1112, Cayman Islands.

Shanghai Pudong Science and Technology Investment Co., Ltd.

Shanghai Pudong Science and Technology Investment Co., Ltd. (which we refer to herein as “Parent” or “PDSTI”), a wholly state-owned enterprise under the direct administration of the Pudong district government, combines proprietary investments with investment management services. The business of PDSTI currently covers a broad range of areas, including venture capital and private equity investments, mergers and acquisitions, management of fund of funds and private equity funds, and debt investments. PDSTI has deep industry knowledge of integrated circuit design and has invested in several well-known IC design companies.

The principal executive offices of Parent are located at Shanghai Pudong Zhangjiang High-Tech Park, 439 Chunxiao Road, Building 13, Shanghai, China.

Parent Assignee

Parent will form, or caused to be formed, a new Cayman Islands exempted company (“Parent Assignee”) and Parent will assign, and Parent Assignee will assume, Parent’s rights under the Merger Agreement by signing an assignment and assumption agreement, provided that Parent remains obligated to perform its obligations under and pursuant to the Merger Agreement. Subject to certain conditions, Parent may form Parent Assignee together with one or more third parties.

The Merger (Page 17)

You are being asked to vote for the proposal to approve, by special resolution, the merger of a Cayman Islands exempted company to be incorporated as a subsidiary of Parent with and into the Company, with the Company surviving, referred to herein as the “merger”, and authorize and approve the Agreement and Plan of Merger, dated as of June 11, 2014, by and between the Company and Parent, as it may be amended from time to time, referred to herein as the “Merger Agreement”, and any and all transactions contemplated thereby (including, but not limited to, the plan of merger referred to in Section 233(3) of the Companies Law of the Cayman Islands (as amended), referred to herein as the “Cayman Companies Law”, and the amendment and

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restatement of the Company’s memorandum and articles of association). Pursuant to the Merger Agreement, as soon as reasonably practicable after the date of the Merger Agreement, (i) Parent will form, or cause to be formed, Parent Assignee and Parent will assign, and Parent Assignee will assume, Parent’s rights under the Merger Agreement by signing an assignment and assumption agreement and (ii) Parent will incorporate, or cause to be incorporated, a new Cayman Islands exempted company that will be a wholly-owned subsidiary of Parent Assignee (“Merger Subsidiary”) and will cause Parent Assignee and Merger Subsidiary to join the Merger Agreement by signing a joinder agreement, and once the Merger Agreement is authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to completion of the merger are satisfied or waived in accordance with the terms of the Merger Agreement, Merger Subsidiary will merge with and into the Company, with the Company continuing as the surviving company in the merger with an amended and restated memorandum and articles of association. The Company, as the surviving company, will do business under the name “Montage Technology Group Limited” following the merger and will be an indirect subsidiary of Parent. If the merger is completed, the Company will cease to be a publicly-traded company and its Shares will no longer be listed on the NASDAQ Global Select Market, or the “NASDAQ.” In addition, as promptly as possible after the effective time of the merger or such longer period as may be determined by the U.S. Securities and Exchange Commission, which we refer to herein as the “SEC,” registration of the Shares under the U.S. Securities Exchange Act of 1934, as amended, which we refer to herein as the “Exchange Act,” will be terminated. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies.

A copy of the Merger Agreement is attached as Annex A to this proxy statement. You should read the Merger Agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

If the merger is approved and the other conditions to the completion of the merger are satisfied or waived in accordance with the terms of the Merger Agreement, the Company will file the plan of merger with the Cayman Islands Registrar of Companies (the “Registrar”) which, if the requirements of the Cayman Companies Law are satisfied, will register the plan of merger and issue a certificate of merger. The merger will be effective on the date and time the plan of merger is filed with the Registrar.

Merger Consideration (Page 34)

If the merger is completed, our shareholders, other than Parent, Parent Assignee, Merger Subsidiary, the Company or their respective subsidiaries, and other than our shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Cayman Companies Law, will be entitled to receive $22.60 in cash, net of any applicable withholding taxes, for each of our ordinary shares, par value $0.0125 per share, referred to herein each as a “Share” and, collectively, the “Shares,” owned by such shareholders. If the merger is completed, our shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Cayman Companies Law, which shareholders are referred to herein as “dissenting shareholders,” will not receive any merger consideration from Parent in connection with the merger and will instead be entitled to receive only the payment of the fair value of their Shares resulting from the procedure in Section 238 of the Cayman Companies Law with respect to such dissenting shareholder’s Shares, and Parent, Parent Assignee, Merger Subsidiary, the Company and their respective subsidiaries will have the Shares held by them cancelled for no consideration. Dissenting shareholders and Parent, Parent Assignee, Merger Subsidiary, the Company and their respective subsidiaries are referred to herein as “Excluded Persons.” If there are no dissenting shareholders exercising dissenters’ rights, the total cash consideration to be paid to the Company’s shareholders if the merger is completed will be approximately $693 million including amounts payable in respect of equity awards.

At the effective time of the merger, each of the Shares owned by Parent, Parent Assignee, Merger Subsidiary, the Company or any subsidiary of the Company or Parent will be cancelled and cease to exist without payment of any consideration. Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Cayman Companies Law will be cancelled and entitled only to such rights as are granted by Section 238 of the Cayman Companies Law.

At the effective time of the merger, each ordinary share of Merger Subsidiary issued immediately prior to the effective time will be converted into one fully paid ordinary share, par value $0.0125 per share, of the surviving company. Such Shares will be the only issued share capital of the surviving company at the effective time of the merger.

Treatment of Equity Awards (Page 34)

At or immediately prior to the effective time of the merger, each option to purchase Shares outstanding at such time under the Company’s 2006 Share Incentive Plan effective as of June 13, 2006 and the Company’s 2013 Performance Incentive Plan effective as of October 1, 2013, which are collectively herein referred to as the “company share plans”, whether vested or unvested, will be assumed by Parent Assignee and converted into an option to purchase a number of ordinary shares of Parent Assignee, par value $0.0125 (rounded down to the nearest whole share) equal to the product of the number of Shares subject to such option immediately prior to the effective time multiplied by the Option Exchange Ratio. “Option Exchange Ratio” means the ratio of (x) the merger consideration of $22.60 per Share to (y) the “Parent Share Value”, which is the fair market value of an ordinary share of Parent Assignee at the effective time as reasonably determined by the Company and Parent prior to the closing; provided that such fair market value will be determined based upon the implied value of Parent Assignee (taking into account the implied value of the surviving company in the merger based on the merger consideration). The per-share exercise price for an ordinary share of Parent Assignee issuable upon exercise of an option to purchase Shares assumed by Parent Assignee will be equal (rounded up to the nearest whole cent) to the exercise price per Share applicable to such option immediately prior to the effective time of the merger divided by the Option Exchange Ratio. Except as provided above and subject to compliance with applicable laws, each option to purchase Shares assumed by Parent Assignee will be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding option to purchase Shares immediately prior to the effective time.

At least ten business days prior to the closing, the Company will deliver a notice to the holders of options to purchase Shares that are vested as of immediately prior to the effective time of the merger and have a per-Share exercise price less than the per Share merger consideration of $22.60 permitting such holders of vested options to elect to cancel such vested options (in whole or in part) in exchange for the right to receive a cash payment, subject to applicable tax withholding, equal to the product of (x) the total number of Shares subject to such cancelled options, multiplied by (y) the excess of the amount of the per Share merger consideration of $22.60 over the exercise price per share of such cancelled option (with the aggregate amount of such payment rounded to the nearest whole cent), with such cancellation to be effective upon and only upon the closing of the merger.

At or immediately prior to the effective time of the merger, each Share that is then outstanding and subject to vesting or other lapse restrictions under any company share plan will be cancelled in exchange for the right to receive, upon the date on which such Share would have vested following the effective time of the merger in accordance with the provisions of the award agreement that evidences such Share, a cash payment (subject to all applicable tax withholding) equal to the per Share merger consideration of $22.60.

Record Date and Voting (Page 45)

You are entitled to vote at the extraordinary general meeting only if you have Shares registered in your name at the close of business in the Cayman Islands on June 26, 2014, the Share record date for voting at the extraordinary general meeting.

Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment or postponement thereof. We expect that, as of the Share record date, there will be 28,201,684 Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is not less than 48 hours prior to the extraordinary general meeting on July 31, 2014. See “Voting Information” below.

Shareholder Vote Required to Authorize and Approve the Merger and the Merger Agreement and the other Transactions Contemplated Thereby (Page 45)

The approval of the merger and the authorization and approval of the Merger Agreement and any and all transactions contemplated thereby requires a special resolution passed by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy at a meeting of the Company’s shareholders (such voting to be conducted by poll) at which a quorum is present and of which notice specifying the intention to prepare the resolution as a special resolution has been duly given, referred to herein as a “special resolution.”

Based on the number of Shares that are entitled to vote at the extraordinary general meeting, approximately 18,801,123 Shares must be voted in favor of the proposal to approve, by special resolution, the merger and authorize and approve the Merger Agreement, as it may be amended from time to time, and any and all transactions contemplated thereby (including, but not limited to, the plan of merger referred to in Section 233(3) of the Cayman Companies Law, and the amendment and restatement of the Company’s memorandum and articles of association), in order for the proposal to be approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting. Pursuant to a Voting Agreement, dated as of June 11, 2014, which we refer to herein as the “Voting Agreement” entered into by Howard Yang; Xueren Yang and Shuzhuang Yang, jointly; Stephen Tai; Tai Kuai Lap and Chao Iong Wa, jointly; Wei-Tsuei Yen; Absolute Pioneer Co., Ltd.; Yung-Kuei Yu; Yung Do Way; Charles G. Sodini; Jung Kung Yang; and Mark Thomas Voll, on the one hand, which we collectively refer to herein as the “Voting Shareholders,” and Parent, on the other hand, the Voting Shareholders have agreed to, among other things, vote their respective Shares in favor of the approval of the merger and the authorization and approval of the Merger Agreement and any and all transactions contemplated thereby and all other resolutions required to effect the merger at the extraordinary general meeting. Collectively, the Voting Shareholders beneficially own an aggregate of 3,270,643 Shares (which does not include Shares which may be issuable upon the exercise of vested options), which represents approximately 12% of the Shares entitled to vote at the extraordinary general meeting. Assuming the Voting Shareholders comply with their obligations under the Voting Agreement and vote all of their Shares in favor of the merger and the Merger Agreement at the extraordinary general meeting and if all shareholders vote in person or by proxy at the extraordinary general meeting of shareholders, approximately 15,530,480 additional votes for the proposal to approve the merger and authorize and approve the Merger Agreement and any and all transactions contemplated thereby by other shareholders will be required to approve the merger and authorize and approve the Merger Agreement and any and all transactions contemplated thereby.

The voting obligations of the Voting Shareholders contained in the Voting Agreement terminate upon the first to occur of (i) the effectiveness of the merger, (ii) the termination of Merger Agreement by either or both of Parent and the Company in accordance with its terms and (iii) the time (if any) at which our board of directors has withdrawn or modified, or publicly proposed to withdraw or modify, in a manner adverse to Parent or Merger Subsidiary, the approval or recommendation by our board of directors of the Merger Agreement and the transactions contemplated thereby. See “The Merger—Voting by Certain Shareholders at the Extraordinary General Meeting” beginning on page 39 for additional information.

Voting Information (Page 46)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments and exhibits, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete and submit the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is not less than 48 hours prior to the extraordinary general meeting on July 31, 2014. If a broker holds your Shares in “street name,” your broker should provide you with instructions on how to vote your Shares.

Dissenters’ Rights of Shareholders (Page 67)

Shareholders who continue to hold their Shares in their own name until the consummation of the merger will have the right to dissent and seek payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the extraordinary general meeting to be held on July 31, 2014, written notice of objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenters’ rights. The fair value of your Shares as determined by the Grand Court of the Cayman Islands pursuant to the Cayman Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you did not exercise dissenters’ rights with respect to your Shares. Any payment of amounts to shareholders exercising such dissenters’ rights will be funded by Parent.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex E to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Effects of the Merger

The Shares of the Company are currently listed on the NASDAQ Global Select Market under the symbol “MONT.” Following the consummation of the merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by Parent. After the merger, the Shares will cease to be listed on the NASDAQ, and price quotations with respect to sales of Shares in the public market will no longer be available. In addition, registration of the Shares under the Exchange Act will be terminated. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act, applicable to public companies.

Recommendation of our Board of Directors (Page 45)

On June 6, 2014, our board of directors, after carefully considering all relevant factors, determined that the merger, on the terms and subject to the conditions set forth in the Merger Agreement, is fair to, and in the best interests of, the Company and its shareholders and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE, BY SPECIAL RESOLUTION, THE MERGER AND AUTHORIZE AND APPROVE THE MERGER AGREEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME, AND ANY AND ALL TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING, BUT NOT LIMITED TO, THE PLAN OF MERGER REFERRED TO IN SECTION 233(3) OF THE CAYMAN COMPANIES LAW, AND THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S MEMORANDUM AND ARTICLES OF ASSOCIATION).

The foregoing summary is qualified in its entirety by reference to, and you are encouraged to refer to, “The Merger—Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page 21, which provides a detailed discussion of the material factors considered by our board of directors in determining to recommend the authorization and approval of the Merger Agreement.

Financing of the Merger (Page 33)

Parent will have (and will cause Parent Assignee and Merger Subsidiary to have) at the effective time available sufficient cash, or other sources of immediately available funds, to make payment of all of the amounts required to be provided by Parent, Parent Assignee and Merger Subsidiary for the consummation of the transactions contemplated by the Merger Agreement, and for the satisfaction of all of Parent’s, Parent Assignee’s and Merger Subsidiary’s obligations under the Merger Agreement, including the payment of the merger consideration and the payment of all associated costs and expenses of the merger (including any repayment or refinancing of indebtedness of Parent, Parent Assignee, Merger Subsidiary or the Company required in connection therewith). The obligation of Parent, Parent Assignee and Merger Subsidiary to complete the merger is not conditioned on the receipt of any financing.

Share Ownership of the Company’s Directors and Officers (Page 77)

As of the date of this proxy statement, Howard Yang; Xueren Yang and Shuzhuang Yang, jointly; Stephen Tai; Tai Kuai Lap and Chao Iong Wa, jointly; Wei-Tsuei Yen; Absolute Pioneer Co., Ltd.; Yung-Kuei Yu; Yung Do Way; Charles G. Sodini; Jung Kung Yang; and Mark Thomas Voll together beneficially own 3,270,643 Shares (excluding any Shares issuable upon the exercise of vested options), which represent approximately 12% of the Shares expected to be outstanding on the Share record date.

As described above under “Summary—Shareholder Vote Required to Authorize and Approve the Merger and the Merger Agreement and the other Transactions Contemplated Thereby” and further described below under “The Merger—Voting by Certain Shareholders at the Extraordinary General Meeting” beginning on page 39, Howard Yang; Xueren Yang and Shuzhuang Yang, jointly; Stephen Tai; Tai Kuai Lap and Chao Iong Wa, jointly; Wei-Tsuei Yen; Absolute Pioneer Co., Ltd.; Yung-Kuei Yi; Yung Do Way; Charles G. Sodini; Jung Kung Yang; and Mark Thomas Voll have agreed with Parent to vote all of the Shares beneficially owned by them in favor of the approval of the merger and the authorization and approval of the Merger Agreement and any and all transactions contemplated thereby or any related action reasonably required in furtherance thereof, and against any competing proposal at any shareholders’ meeting of the Company.

Opinion of Financial Advisor to the Board of Directors (Page 25)

On June 6, 2014, Stifel, Nicolaus & Company, Incorporated, or “Stifel,” rendered an opinion to our board of directors that the $22.60 per Share merger consideration to be received by holders of Shares in the merger pursuant to the Merger Agreement, excluding any Shares (i) that are owned by Parent, Parent Assignee, Merger Subsidiary or any subsidiary of the Company, Parent, or Parent Assignee and (ii) which are held by the Company as treasury shares, was fair, from a financial point of view, to such holders of Shares, as of such date, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Stifel in preparing its opinion. Stifel’s opinion did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. The full text of Stifel’s opinion, dated June 6, 2014, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of the review undertaken by Stifel in connection with its opinion, is attached as Annex D and is incorporated into this proxy statement by reference in its entirety. Stifel’s opinion was provided for the information of the board of directors in connection with its consideration of the merger and Stifel’s opinion does not constitute advice or a recommendation to any holder of Shares as to how such person should vote or act on any matter relating to the proposed merger. See “The Merger—Description of Fairness Opinion of the Board’s Financial Advisor” beginning on page 25 for additional information.

Interests of Our Executive Officers and Directors in the Merger (Page 38)

In considering the recommendations of the board of directors, the Company’s shareholders should be aware that certain of the Company’s directors and executives have interests with respect to the merger that are, or may be, different from, or in addition to those of the Company’s shareholders generally. These interests include, among others:

•	Provisions under the Merger Agreement for continued indemnification and advancement rights and directors and officers’ liability insurance to be provided by the surviving company in the merger to former directors and officers of the Company.

•	Certain directors and executives hold options to purchase Shares under the company share plans and each outstanding option to purchase Shares under the company share plans, whether or not exercisable or vested, will be assumed by Parent and converted into an option to purchase ordinary shares of Parent Assignee as described above under “Treatment of Equity Awards.”

Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions and recommendations with respect to the Merger Agreement and related matters. For a more detailed discussion of these interests, see “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 38.

Limitation on Solicitation and Considering Acquisition Proposals (Page 53)

The Merger Agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding alternative acquisition proposals. However, subject to specified conditions, we may furnish information to, or enter into discussions or negotiations with, a third party in response to an unsolicited acquisition proposal from such third party if our board of directors determines in good faith (after consultation with its outside financial advisors and outside legal counsel) that the acquisition proposal constitutes, or would be reasonably expected to result in, a superior proposal (as defined in the section entitled “The Merger Agreement—Acquisition Proposals”).

In addition, the Company is permitted to solicit alternative acquisition proposals from, furnish non-public information to, and participation in discussions and negotiations with third parties in the following time periods: (i) until such time as Parent delivers acceptable financing commitment documents and evidence to the Company, but prior to such time, the Company may only continue negotiations and discussions with two certain parties that are Qualified Former Bidders (as defined in the section entitled “The Merger Agreement—Acquisition Proposals”) and (ii) during the period commencing 90 days after the obtaining approval of the merger, Merger Agreement and the transactions contemplated thereby by the Company’s shareholder and until the consummation of the merger or the termination of the Merger Agreement.

See and read carefully “The Merger Agreement—Acquisition Proposals; Change of Recommendation” beginning on page 53.

Termination of the Merger Agreement (Page 62)

The Merger Agreement may be terminated at any time prior to the consummation of the merger:

by mutual written consent of the Company and Parent; or

by either of the Company or Parent, if:

•	the merger is not completed by 180 days after the date of our shareholder meeting to approve the merger (including any adjournment or postponement thereof), which we refer to herein as the “end date”. However, if on such 180th day certain closing conditions relating to governmental restraints or approvals have not been satisfied or waived, then the end date will be extended one time by an additional ninety (90) days (and such 90th day after the 180th day will be the “end date”). This right to terminate the Merger Agreement is not available to any party whose breach of any provision of the Merger Agreement results in the failure of the merger to be consummated by the end date;

•	any temporary restraining order, preliminary or permanent injunction or other judgment being issued by any court of competent jurisdiction is in effect that permanently makes illegal or otherwise prohibits consummation of the merger or permanently enjoins the Company, Parent, Parent Assignee or Merger Subsidiary from consummating the merger, and such restraint has become final and nonappealable. This right to terminate the Merger Agreement is not available to any party whose breach of any provision of the Merger Agreement results in such restraint; or

•	our shareholders do not authorize and approve the Merger Agreement at the extraordinary general meeting or any adjournment or postponement thereof; or

by Parent, if:

•	our board of directors or any committee thereof has withdrawn or modified, or publicly proposed to withdraw or modify, in a manner adverse to Parent or Merger Subsidiary, the approval or recommendation by our board of directors of the Merger Agreement and the transactions contemplated thereby or has approved or recommended, or publicly proposed to approve or recommend any other acquisition proposal made or received after the date of the Merger Agreement, or the Company fails to include the company board recommendation in this proxy statement. However, Parent will not be permitted to terminate the Merger Agreement pursuant to this section unless the notice of termination is delivered by Parent to the Company within five business days following the occurrence of such an adverse recommendation change or the Company’s failure to include the company board recommendation in this proxy statement;

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company has occurred that would cause the corresponding condition to closing not to be satisfied, and such condition is incapable of being satisfied by the end date; or

•	the Company has not deposited, or has not caused to be deposited, with the Citibank N.A., as the escrow agent (A) 50% of the termination fee ($20,385,000) on the first business day the escrow account is opened, or (B) the remaining 50% of the termination fee (an additional $20,385,000) within five business days following the obtainment of the approval of the Company’s shareholders of the merger, the Merger Agreement and the transactions contemplated thereby; or

by the Company, if:

•	before the Company shareholders approve the merger, the Merger Agreement and the transactions contemplated thereby or during one of the permitted solicitation periods, our board of directors determines to terminate the Merger Agreement when permitted to do so pursuant to the Merger Agreement to permit the Company to enter into an alternate acquisition agreement to accept a superior proposal; provided, that the Company must pay the applicable termination fee within three business days after the termination of the Merger Agreement;

•	Parent or Merger Subsidiary has breached any representation or warranty or failed to perform any covenant or agreement set forth in the Merger Agreement that would cause the corresponding condition to close not to be satisfied, and such condition is incapable of being satisfied by the end date;

•	all of the mutual closing conditions and conditions to the obligations of the Parent and Merger Subsidiary have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), the Company has confirmed in writing that it is ready and able to consummate the closing of the merger, and Parent and Merger Subsidiary fail to consummate the merger; or

•	Parent has not deposited, or has not caused to be deposited, with the Citibank (A) 50% of the reverse termination fee ($33,970,000) on the first business day the escrow account is opened, or (B) the remaining 50% of the reverse termination fee (an additional $33,970,000) within five business days following the approval by the Company’s shareholders of the merger, the Merger Agreement and the transactions contemplated thereby.

Termination Fee and Reverse Termination Fee (Page 63)

The Company is required to pay Parent a termination fee of $40,770,000 in the event the Merger Agreement is terminated under certain circumstances, including if Parent terminates the Merger Agreement because our board of directors has made a change in its recommendation with respect to the merger in a manner adverse to Parent, or if the Company terminates the Merger Agreement prior to the receipt of the shareholders’ approval in order to enter into an alternative acquisition agreement relating to a superior proposal, unless the agreement is terminated during one of the permitted solicitation periods in certain circumstances, in which case the Company is required to pay to Parent a termination fee of $20,385,000.

If the Merger Agreement is terminated by Parent or the Company as a result of the passing of the end date or the failure to obtain shareholder approval, after the date of the Merger Agreement and prior to the date of the extraordinary general meeting of the Company to approve the merger, Merger Agreement and transactions contemplated thereby, any acquisition proposal for more than 50% of the equity or assets of the Company has been publicly announced or publicly communicated to the Company’s shareholders and not withdrawn, or otherwise made or become known to our board of directors, and within twelve (12) months following the date of such termination, any such acquisition proposal has been consummated, then the Company must pay to Parent in immediately available funds, concurrently with such consummation, a termination fee equal to $40,770,000.

In addition, the Company is required to pay Parent the termination fee if the Company fails to deposit any portion of the termination fee into the escrow account in accordance with the Merger Agreement.

Parent is required to pay the Company a reverse termination fee equal to $67,940,000 in the event the Merger Agreement is terminated under certain circumstances, including if Parent and Merger Subsidiary fail to consummate the closing of the merger after the satisfaction of the mutual conditions to closing and the conditions to Parent’s obligations to close the merger, if Parent fails to deposit any portion of the reverse termination fee into the escrow account in accordance with the Merger Agreement or if certain governmental and regulatory approvals are not obtained, excluding certain circumstances (including if the failure to obtain certain approvals are primarily caused by the Company’s breach of any of the provisions of the Merger Agreement), or if there is a final governmental restraint on the consummation of the merger related to the failure to obtain certain governmental and regulatory approvals, excluding certain circumstances.

For a further description of the circumstances in which the termination fee is payable by the Company to Parent and the reverse termination fee is payable by Parent to the Company, see “The Merger Agreement—Termination Fee and Reverse Termination Fee.”

Certain Material U.S. Federal Income Tax Consequences (Page 71)

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “Certain Material U.S. Federal Income Tax Consequences” beginning on page 71. The tax consequences of the merger to you will depend upon your own personal circumstances. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Certain Material PRC Income Tax Consequences (Page 74)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law, or the “EIT Law,” or that the gain recognized on the receipt of cash for our Shares should otherwise be subject to PRC tax to holders of such Shares who are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a PRC resident enterprise for tax purposes or that the receipt of cash for our Shares should otherwise be subject to PRC tax, then any gain recognized on the receipt of cash for our Shares pursuant to the merger by our shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable treaty relief, if any). You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences. See “Certain Material PRC Income Tax Consequences” beginning on page 74.

Certain Material Cayman Islands Tax Consequences (Page 75)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger. This is subject to the qualification that a Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed in the Cayman Islands; and registration fees will be payable to the Registrar to register the plan of merger. See “Certain Material Cayman Islands Tax Consequences” beginning on page 75.

Regulatory Matters (Page 41)

The Company does not believe that any material regulatory approvals, filings or notices are required in connection with the merger, other than the approvals, filings or notices required under the federal securities laws, approvals from, filings and notices to, the PRC Anti-Monopoly Bureau of the Ministry of Commerce of the PRC, approvals from, filings and notices to, the National Development and Reform Commission of the PRC, or its competent local counterpart, approvals from, filings and notices to, the Ministry of Commerce of the PRC or its competent local counterparts, approvals from, and filings and notices to, the State Administration of Foreign Exchange of the PRC or its competent local counterparts, and the filing of the plan of merger (and supporting documentation as specified in the Cayman Companies Law) with the Registrar and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Subsidiary as at the time of the filing of the plan of merger and notice of merger published in the Cayman Islands Gazette.

Conditions to the Merger (Page 61)

The obligations of the Company, Parent and Merger Subsidiary to consummate the merger are subject to the satisfaction of the following conditions:

•	the Merger Agreement and merger being approved by the shareholders of the Company at the extraordinary general meeting;

•	no temporary restraining order, preliminary or permanent injunction or other judgment being issued by any court of competent jurisdiction is in effect enjoining or otherwise prohibiting the consummation of the merger;

•	Parent has received all the PRC governmental approvals, including approvals from the National Development and Reform Commission of the PRC, the Ministry of Commerce of the PRC and the State Administration of Foreign Exchange of the PRC; and

•	if required by PRC law, the obtainment by Parent of a Notice of Review Decision or other document issued by the Anti-Monopoly Bureau of the Ministry of Commerce of the PRC or the relevant statutory periods for a decision by the Anti-Monopoly Bureau of the Ministry of Commerce of the PRC prescribed by the PRC Anti-Monopoly Law adopted on August 1, 2008, as amended, including any extensions thereof, have expired and no restraint or injunction has been raised or imposed by the Anti-Monopoly Bureau of the Ministry of Commerce of the PRC with respect to the merger that would have a material adverse effect on the Company (except to that extent such material adverse effect on the Company is deemed acceptable to Parent and Parent Assignee).

The obligations of Parent and Merger Subsidiary to consummate the merger are also subject to the satisfaction of the following conditions:

•	the Company having performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the effective time of the merger;

•	the representations and warranties of the Company in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date of the merger, subject generally to a material adverse effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties”) exception or other qualifiers as specified for certain representations and warranties;

•	Parent receiving a certificate signed by an executive officer of the Company to the foregoing effect; and

•	since the date of the Merger Agreement, there being no material adverse effect on the Company.

The obligations of the Company to consummate the merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•	each of Parent, Parent Assignee and Merger Subsidiary having performed in all material respects all of its covenants and obligations under the Merger Agreement required to be performed by it at or prior to the effective time of the merger;

•	the representations and warranties of Parent, Parent Assignee and Merger Subsidiary in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date of the merger, subject generally to a material adverse effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties”) exception or other qualifiers as specified for certain representations and warranties; and

•	the Company receiving a certificate signed by an executive officer of Parent to the foregoing effect.

Fees and Expenses (Page 65)

All costs and expenses incurred in connection with the Merger Agreement, the merger and the other transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the Merger Agreement.

Market Price of the Shares (Page 43)

The closing price of the Shares on the NASDAQ on June 10, 2014, the last trading date prior to the announcement of the proposed merger transaction, was $19.78 per Share. The merger consideration of $22.60 per Share to be paid in the merger represents a premium of approximately 14.3% to that closing price, a 40.4% premium over the 30-day volume-weighted average price as quoted by Bloomberg L.P. on March 7, 2014, the last trading day prior to the Company’s announcement on March 10, 2014 that it had received a non-binding proposal from PDSTI and a 31.7% premium over the undisturbed stock price on March 7, 2014.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY

GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at an extraordinary general meeting of shareholders or at any adjournments or postponements of the extraordinary general meeting.

Q:	Where and when will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place at the Company’s offices at Montage Technology Group Limited, Room A1601, Technology Building, 900 Yi Shan Road, Xuhui District, Shanghai 200233, China., on July 31, 2014, starting at 9:00 a.m. Shanghai time.

Q:	What am I being asked to vote on?

A:	Parent has agreed to acquire the Company under the terms of the Merger Agreement that is described in this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. In order to complete the merger, our shareholders must vote to approve the merger and authorize and approve the Merger Agreement and any and all transactions contemplated thereby. We are seeking to obtain this approval at the extraordinary general meeting to be held on July 31, 2014. The authorization and approval of this proposal by our shareholders is a condition to the effectiveness of the merger. See “The Merger Agreement—Conditions to the Merger” beginning on page 61.

This proxy statement, which you should read carefully, contains important information about the merger, the Merger Agreement and the extraordinary general meeting. The enclosed voting materials allow you to vote your Shares without attending the extraordinary general meeting.

Q:	What will I receive in the merger?

A:	If you own Shares at the time the merger is completed, you will be entitled to receive $22.60 in cash without interest, net of applicable withholding taxes, for each Share you own as of the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Companies Law with respect to the merger, in which event you may be entitled to the fair value of each share appraised pursuant to the Cayman Companies Law).

Q:	How will the Company’s equity awards be treated in the merger?

A:

At or immediately prior to the effective time of the merger, each option to purchase Shares outstanding at such time under the company share plans, whether vested or unvested, will be assumed by Parent Assignee and converted into an option to purchase a number of ordinary shares of Parent Assignee, par value $0.0125 (rounded down to the nearest whole share) equal to the product of the number of Shares subject to such option immediately prior to the effective time multiplied the Option Exchange Ratio (as described above under “Treatment of Equity Awards”). The per-share exercise price for an ordinary share of Parent Assignee issuable upon exercise of an option to purchase Shares assumed by Parent Assignee will be equal (rounded up to the nearest whole cent) to the exercise price per Share applicable to such option immediately prior to the effective time of the merger divided by the Option Exchange Ratio. Except as provided above and subject to compliance with applicable laws, each option to purchase Shares assumed by Parent Assignee will be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding option to purchase Shares immediately prior to the effective time.

At least ten business days prior to the closing, the Company must deliver a notice to the holders of options to purchase Shares that are vested as of immediately prior to the effective time of the merger permitting such holders of vested options to purchase Shares that have a per-Share exercise price less than the per Share merger consideration of $22.60 to elect to cancel such vested options to purchase Shares in exchange for the right to receive a cash payment, subject to applicable tax withholding, equal to the product of (x) the total number of Shares subject to such vested options to purchase Shares (or such lesser number of shares as such holder may elect), multiplied by (y) the excess of the amount of the per Share merger consideration of $22.60 over the exercise price per share of such vested option to purchase Shares (with the aggregate amount of such payment rounded to the nearest whole cent), with such cancellation to be effective upon and only upon the closing of the merger).

At or immediately prior to the effective time of the merger, each Share that is then outstanding and subject to vesting or other lapse restrictions under any company share plan will be cancelled in exchange for the right to receive, upon the date on which such Share would have vested following the effective time of the merger in accordance with the provisions of the award agreement that evidences such Share, a cash payment (subject to all applicable tax withholding) equal to the per Share merger consideration of $22.60.

Q:	What vote of our shareholders is required to authorize and approve the Merger Agreement?

A:	Approving the merger and authorizing and approving the Merger Agreement and any and all transactions contemplated thereby requires the approval by a special resolution, being a resolution authorizing the merger passed by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy at a meeting of the Company’s shareholders (such voting to be conducted by poll) at which a quorum is present and of which notice specifying the intention to prepare the resolution as a special resolution has been duly given.

Certain of our shareholders have entered into a Voting Agreement with Parent under which those shareholders have, among other things, agreed to vote their Shares, and have granted Parent a proxy to vote their Shares, representing, in the aggregate, approximately 12% of our outstanding Shares, in favor of the merger and the Merger Agreement. Assuming the Voting Shareholders comply with their obligations under the Voting Agreement and vote all of their Shares in favor of the merger and the Merger Agreement at the extraordinary general meeting and if all shareholders vote in person or by proxy at the extraordinary general meeting of shareholders approximately 15,530,480 additional votes approving the merger and authorizing and approving the Merger Agreement and any and all transactions contemplated thereby by other shareholders will be required to approve the merger and authorize and approve the Merger Agreement and any and all transactions contemplated thereby. A copy of the Voting Agreement is attached to this proxy statement as Annex B.

We expect that, as of June 26, 2014, the Share record date for the extraordinary general meeting, 28,201,684 Shares will be outstanding and entitled to vote at the extraordinary general meeting.

Q:	How does the Company’s board of directors recommend that I vote on the proposals?

A:	After careful consideration, our board of directors unanimously recommends that you vote:

•	FOR a proposal to approve, by special resolution, the merger and authorize and approve the Merger Agreement, as it may be amended from time to time, and any and all transactions contemplated thereby (including, but not limited to, the plan of merger referred to in Section 233(3) of the Cayman Companies Law, and the amendment and restatement of the Company’s memorandum and articles of association).

You should read “The Merger—Reasons for the Merger and Recommendation Our Board of Directors” beginning on page 21 for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the merger and the authorization and approval of the Merger Agreement and any and all transactions contemplated thereby. In addition, in considering the recommendation of our board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 38.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share record date for voting at the extraordinary general meeting is June 26, 2014. Only shareholders entered in the register of shareholders of the Company at the close of business in the Cayman Islands on the Share record date are entitled to vote at the extraordinary general meeting or any adjournment or postponement thereof.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	At the meeting, the presence of at least two shareholders entitled to vote present in person or by proxy representing at least one-third in nominal value of the Company’s total issued and outstanding voting Shares throughout the meeting will constitute a quorum for the extraordinary general meeting.

Q:	After the merger is completed, how will I receive the cash for my Shares?

A.	As promptly as practicable after the merger is completed, you will be sent, in a separate mailing, a letter of transmittal and other documents to be completed and delivered to the paying agent for the merger in order to receive the per Share merger consideration of $22.60 in cash without interest, net of applicable withholding taxes. Once you have submitted your properly completed documents to the paying agent, including a letter of transmittal and share certificates, if applicable, the paying agent will send you the merger consideration.

If your Shares are represented by share certificates, unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 238 of the Cayman Companies Law, upon completion and delivery of the letter of transmittal and surrender of the share certificates (or affidavit and indemnity of loss in lieu of the share certificates), the paying agent will send to you the per Share merger consideration of $22.60 in cash, without interest, in exchange for the cancellation of your share certificates after completion of the merger. If you hold your Shares in book-entry form, that is, without a share certificate, unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 238 of the Cayman Companies Law, upon completion and delivery of the letter of transmittal, the paying agent will automatically send to you the per Share merger consideration of $22.60 in cash, without interest, in exchange for the cancellation of your Shares after completion of the merger. In the event of a transfer of beneficial ownership of the Shares that is not registered in the register of shareholders of the Company, such transferee may be issued $22.60 in cash for such transferred Shares payable upon due surrender of the share certificates representing such transferred Shares, if the share certificates (if any) which immediately prior to the effective time represented such Shares are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

If your Shares of the Company are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	How do I vote if Shares are registered in my name?

A:

If Shares are registered in your name (that is, you do not hold through a bank or broker) as of the Share record date for shareholder voting, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event not less than 48 hours prior to the extraordinary general meeting on July 31, 2014 so that your Shares will be represented and may be voted at the extraordinary general meeting. You may also vote by telephone or via the Internet by following the instructions shown on your proxy card.

Alternatively, if you own Shares as of the Share record date, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted by the chairman of the meeting FOR the proposal to approve, by special resolution, the merger and authorize and approve the Merger Agreement, as it may be amended from time to time, and any and all transactions contemplated thereby (including, but not limited to, the plan of merger referred to in Section 233(3) of the Cayman Companies Law, and the amendment and restatement of the Company’s memorandum and articles of association) unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, see below.

Q:	If my Shares are held in a brokerage account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf if you instruct it how to vote.

Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve the merger and authorize and approve the Merger Agreement and the any and all transactions contemplated thereby?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

Q:	May I change my vote?

A:	Holders of our Shares may revoke their proxies by notification to the Company in writing at any time prior to the shareholder vote at the extraordinary general meeting. A shareholder can do this in one of three ways:

•	First, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company not less than 48 hours prior to the extraordinary general meeting on July 31, 2014. You may also vote by telephone or via the Internet by following the instructions shown on your proxy card.

•	Second, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to Montage Technology Group Limited, Room A1601, Technology Building, 900 Yi Shan Road, Xuhui District, Shanghai 200233, China.

•	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker and has instructed the broker to vote the shareholder’s Shares, the shareholder must follow directions received from the broker to change those instructions.

Q:	Should I send in my share certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. If your Shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates in exchange for the merger consideration. Please do not send your certificates in now.

All holders of uncertificated Shares (i.e., holders whose Shares are held in book entry form) will receive their cash consideration shortly after the merger is completed in accordance with the instructions provided in the letter of transmittal mailed to each such holder.

Q:	What happens if I sell my Shares before the extraordinary general meeting?

A:	The record date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the merger is expected to be completed. If you transfer your Shares after the record date but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to your purchaser, but will transfer the right to receive the per Share merger consideration of $22.60 in cash without interest to the person to whom you transfer your Shares, so long as such person is registered as the owner of such Shares when the merger is completed. In such case, your vote is still very important and you are encouraged to vote.

Q:	Do shareholders have dissenters’ rights?

A:	Yes. Shareholders who continue to hold their Shares in their own name until the consummation of the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the extraordinary general meeting to be held on July 31, 2014, written notice of objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenters’ rights, including not assenting to the merger or Merger Agreement. The fair value of your Shares as determined by the Grand Court of the Cayman Islands pursuant to the Cayman Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you did not exercise dissenters’ rights with respect to your Shares.

We encourage you to read the section of this proxy statement entitled “Dissenters’ rights” beginning on page 67 as well as “Annex E—Cayman Companies Law (As Amended)—Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	To assist in the solicitation of proxies, the Company has engaged Innisfree M&A Incorporated as its proxy solicitor.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger, you should contact the Company’s investor relations contact, Shelton Group, Leanne Sievers, at 1-949-224-3874, or Matt Kreps, at 1-214-272-0073; Mark Voll at the executive offices of the Company located at Montage Technology Group Limited, Room A1601, Technology Building, 900 Yi Shan Road, Xuhui District, Shanghai 200233, China, telephone number: (86-21) 6128-5678 ex. 8618.

If you need any assistance voting your Shares or need additional copies of this proxy statement or the enclosed proxy card, please call our proxy solicitor, Innisfree M&A Incorporated, at 1-888-750-5834 (toll free from the U.S. and Canada) or 1-412-232-3651 (from other countries).

THE MERGER

Background of the Proposed Merger

Given the different time zones in which the various parties were located, the dates described below may differ slightly depending on the party’s location. The Company does not believe such differences are material to the discussion.

On March 10, 2014, the Company received and publicly disclosed a non-binding proposal from PDSTI to acquire all of the Company’s outstanding ordinary shares for $21.50 per share.

On that same day, the Company’s board of directors convened a meeting to discuss the PDSTI proposal. The Company’s counsel, O’Melveny & Myers LLP (“O’Melveny”), was invited to the meeting to assist the board of directors with their initial review of the PDSTI proposal. After discussion, the Company’s board of directors determined to meet again later that week to further discuss the PDSTI proposal.

On March 14, 2014 the Company’s board of directors held a meeting to further discuss the PDSTI proposal. O’Melveny was invited to the meeting, and O’Melveny reviewed with the Company’s board of directors, among other things, their fiduciary duties under applicable law. The board of directors discussed, among other things, whether to engage in negotiations with PDSTI or to conduct a strategic alternatives review that would explore whether there were other potential acquirers that would be interested in acquiring the Company on financial and other terms that would be acceptable to the Company. After discussion, the board of directors determined to conduct a strategic alternatives review that would involve a market check. The board of directors also determined to engage O’Melveny to assist the Company in its consideration of these matters.

Later in the day, the board of directors of the Company held a second board meeting to interview potential financial advisors. Thereafter, the Company retained Stifel as its financial advisor, to assist the Company in its consideration of its strategic alternatives, including a sale of the Company.

Promptly after being engaged by the Company, Stifel began conducting a market check to identify other potential bidders for the Company.

On March 21, 2014, the Company publicly announced that its board of directors intended to evaluate strategic alternatives, including a sale of the Company, in connection with which it had retained Stifel, as its financial advisor and O’Melveny as its legal advisor. The board of directors stated that it was continuing to review and evaluate the PDSTI proposal.

Between March 25 and April 2, 2014, the Company, PDSTI and their respective financial advisors participated in due diligence meetings, and on April 3, 2014, PDSTI was granted access to an online dataroom for the purpose of addressing specific due diligence requests.

The board of directors authorized Stifel to contact 26 additional parties as part of the market check process. Between March 20 and April 8, 2014, Stifel contacted 26 parties in its market check, including 12 prospective strategic acquirers and 14 prospective financial acquirers. The Company eventually signed confidentiality agreements with five of these parties. Stifel arranged management meetings with five parties in addition to PDSTI, which five parties we refer to as “Party A”, “Party B”, “Party C”, “Party D”, and “Party E”.

On March 24, 2014, Kirkland & Ellis, legal counsel to PDSTI (“Kirkland”), and O’Melveny had a telephone conference call with O’Melveny to discuss the PDSTI proposal.

On March 31, 2014, the Company filed a report on Form 12b-25 stating that it had determined that it was not able to file its Annual Report on Form 10-K for the year ended December 31, 2013 within the prescribed time period because its 10-K could not be finalized.

On April 8, 2014, Stifel sent to PDSTI and Party A, Party B, Party C, Party D and Party E a bid instruction letter, providing instructions with respect to the terms and timing upon which the parties were to submit initial bids.

Between April 8 and April 18, 2014, Stifel continued to facilitate in-person and telephonic presentations by the Company’s management team to potentially interested parties and continued to communicate with PDSTI, Party A, Party B, Party C, Party D and Party E in regards to diligence requests and related topics.

After the presentation to Party C on April 11, 2014, the Company did not receive any further communications from Party C concerning an acquisition transaction.

On April 15, 2014, Barclays Bank PLC, financial advisor to PDSTI (“Barclays”), provided to the Company PDSTI’s comments to a draft merger agreement that had been prepared by O’Melveny at the Company’s direction and delivered to Barclays on April 11, 2014 by Stifel.

On April 18, 2014, O’Melveny and Kirkland held a telephone conference call to discuss the comments of PDSTI on the draft merger agreement and related transaction documents.

On April 19, 2014, Stifel and O’Melveny hosted a teleconference with the Company, other legal and financial representatives of the Company, PDSTI, Party A, Party B, Party D and their respective representatives. The teleconference covered selected due diligence matters relating to the Company, including the Gravity Research allegations and the preliminary results of the review of the audit committee of the Company. On the instruction of the board of directors, Stifel also extended the bid date to allow the bidders to participate in the call before submitting their bids.

On April 20, 2014, the board of directors of the Company held a meeting via teleconference. Both Stifel and O’Melveny were present at that meeting. O’Melveny again reviewed with the board of directors their fiduciary duties under applicable law. Stifel and O’Melveny discussed the progress of the market check and discussions with PDSTI, Party A, Party B, Party C and Party D. Further, Stifel communicated that Party E had withdrawn from the process. The board of directors instructed Stifel and O’Melveny to continue discussions with PDSTI, Party A, Party B, Party C, and Party D.

On April 21, 2014, O’Melveny at the direction of the Company delivered a revised draft merger agreement, as well as a draft voting agreement, to Barclays and Kirkland, for delivery to PDSTI.

On April 22, 2014, the Company publicly announced that the audit committee of the Company, with the assistance of the law firm of Jones Day, as well as forensic accountants from FTI Consulting, had reported on the results of the review conducted up to April 22, 2014 relating to the allegations made by Gravity Research against the Company.

On April 22, 2014, Stifel informed the board of directors and O’Melveny that Party B had submitted a preliminary indication of interest to acquire the Company for $21.50 per share.

On April 23, 2014, Stifel informed the board of directors and O’Melveny that Party A had submitted a preliminary indication of interest to acquire the Company for $23.50 per Share and Party D had submitted a preliminary indication of interest with a price range of between $21.00 per share and $24.00 per share.

On April 24, 2014, Barclays, on behalf of PDSTI, delivered additional comments on the draft merger agreement to Stifel and O’Melveny. At this time, PDSTI’s price remained at $21.50 per share.

On April 26, 2014, the board of directors of the Company held a meeting via teleconference. Both Stifel and O’Melveny attended the meeting. O’Melveny reviewed with the board of directors their fiduciary duties under applicable law. Stifel and O’Melveny reviewed with the board of directors the indications of interest that had been received to date, and the progress of discussions with each party. Stifel suggested that the board of directors consider removing Party D from the bidding process due to the wide price range proposed by Party D, the terms and structure of its proposal and the lack of seriousness conveyed by Party D’s indication of interest. After extensive discussion, the board of directors instructed Stifel and O’Melveny to continue to make progress to secure the highest price and best terms from all remaining bidders.

On April 27, 2014, O’Melveny provided to Party B a draft merger agreement and the related transaction documents that had been prepared by O’Melveny.

On April 28, 2014, O’Melveny provided to Party A a draft merger agreement and the related transaction documents that had been prepared by O’Melveny.

On April 29, 2014, Stifel provided Party A and Party B access to an online dataroom for the purpose of addressing due diligence requests by the respective parties.

On April 30, 2014, a new prospective financial acquirer, “Party F”, approached the Company, indicating an interest to pursue a transaction.

On May 1, 2014, O’Melveny delivered a revised merger agreement to Barclays and Kirkland for delivery to PDSTI.

On May 3, 2014, the board of directors of the Company held a meeting via teleconference with Stifel and O’Melveny. O’Melveny again reviewed with the board of directors their fiduciary duties under applicable law. Stifel and O’Melveny then provided an update on the progress of negotiating agreements with PDSTI, Party A and Party B.

On May 6, 2014, Stifel informed Party D that the Company would not be pursuing an acquisition transaction with Party D.

On May 6, 2014, Party A delivered its comments and issues on the draft merger agreement and draft voting agreement to Stifel.

On May 6, 2014, Stifel informed Party A and Party B that final indications of interest to acquire the Company must be submitted to Stifel by May 15, 2014.

On May 7, 2014, Kirkland on behalf of PDSTI delivered additional comments on the draft merger agreement to O’Melveny.

On May 8, 2014, Party A informed Stifel that in order to continue to pursue a prospective acquisition of the Company, among other things, Party A would require a 30-day period of exclusivity in which to complete its confirmatory due diligence. The Company did not receive any additional communications from Party A after May 8, 2014 concerning an acquisition transaction.

On May 9, 2014, the Company signed a non-disclosure agreement with Party F and Stifel provided to Party F online dataroom access shortly thereafter.

On May 9, 2014, the board of directors of the Company held a meeting via teleconference with Stifel and O’Melveny in which Stifel presented a status update presentation. O’Melveny informed the board of directors as to progress on negotiating an agreement with the respective active parties.

On May 11, 2014, the Chief Executive Officer of the Company spoke with the Chairman of PDSTI to discuss certain high level issues concerning price, the termination fee and the reverse termination fee.

On May 12, 2014, the Chairman of PDSTI communicated to the Chief Executive Officer of the Company that PDSTI was prepared to raise its price to $22.00 per share. The Chairman of PDSTI also made a proposal on the amount of the termination fee and the reverse termination fee.

On May 14, 2014, the board of directors of the Company held a meeting via teleconference with Stifel and O’Melveny to discuss the progress of negotiations with PDSTI and the other parties and to review a presentation from O’Melveny regarding the board’s fiduciary duties under applicable law.

From May 14, 2014, to May 22, 2014, O’Melveny and Kirkland exchanged revised drafts of the merger agreement and related documents and continued to negotiate the terms of the agreement.

On May 16, 2014, O’Melveny provided to Party F a draft merger agreement and the related transaction documents that had been prepared by O’Melveny.

On May 16, 2014, the Company filed a report on Form 12b-25 stating that it had determined that it was not able to file its Quarterly Report on Form 10-Q for the period ended March 31, 2014 within the prescribed time period because its 10-Q could not be finalized.

On or around May 18-19, 2014, Stifel had additional discussions with Barclays to discuss the price that PDSTI was proposing.

On May 21, 2014, O’Melveny delivered to the board of directors of the Company and Stifel revised versions of the merger agreement, voting agreement, escrow agreement, assignment and assumption agreement, joinder agreement and Company disclosure schedules, together with draft resolutions to approve the transaction and a presentation detailing, among other things, a summary of the material terms and provisions of the transaction agreements (including without limitation the merger agreement, the voting agreement and the escrow agreement), the progress of the negotiations and the items still to be resolved.

On May 22, 2014, the board of directors of the Company held a meeting via teleconference with Stifel and O’Melveny to review a presentation from O’Melveny on a proposed agreement with PDSTI and a preliminary presentation from Stifel regarding the fairness from a financial point of view of the proposed transaction with PDSTI.

On May 23, 2014, PDSTI held a board meeting in which it determined what outstanding issues remained to be resolved before a transaction could be agreed to and communicated these issues to the Company.

On May 24, 2014, the Chairman of PDSTI communicated to the Chief Executive Officer of the Company that PDSTI was prepared to raise its price to $22.60 per share.

On May 24, 2014, Stifel and the Chief Executive Officer of the Company informed the board of directors of the Company that PDSTI had raised its $22.00 price to $22.60 per share and that PDSTI had stated that $22.60 was their final offer price.

On May 27, 2014, Party B, via a telephone call to Stifel, stated that Party B would no longer be pursuing a transaction to acquire the Company.

From May 22 to June 6, 2014 the officers of the Company, as authorized by the board of directors of the Company, Stifel, and O’Melveny continued negotiations with PDSTI and exchanged additional revisions to the transaction documents.

From May 28, 2014 through June 6, 2014, the Company’s executive officers, Stifel and O’Melveny, on the one hand, and PDSTI, Barclays and Kirkland, on the other hand, participated in additional meetings and telephone conference calls to further negotiate the terms of the merger agreement and related transaction documents.

On June 4, 2014, Stifel and Party F corresponded regarding the timing of submitting a bid as soon as possible, after which neither the Company nor its advisors received any communications from Party F concerning an acquisition transaction.

On June 5, 2014, O’Melveny and Kirkland met via teleconference to discuss issues concerning closing conditions and related points on the transaction documents.

On June 6, 2014, O’Melveny delivered near-final drafts of the transaction documents to the Company, Stifel, and Kirkland for delivery to PDSTI.

On June 6, 2014, the board of directors of the Company held a meeting via teleconference with Stifel and O’Melveny to discuss developments in the transaction documents and the progress of negotiations. O’Melveny reviewed with the board of directors their fiduciary duties under applicable law. O’Melveny also summarized and reviewed for the board of directors the material terms and provisions of the transaction agreements, including the merger agreement, the voting agreement and the escrow agreement. Stifel presented to the board of directors its financial analysis of the $22.60 price that PDSTI was proposing, and reviewed with the board of directors the analyses that Stifel had conducted. Stifel delivered its oral opinion to the board of directors, which was subsequently confirmed in writing, that as of that date the $22.60 price was fair from a financial point of view to the Company’s shareholders (other than with respect to certain excluded shares), subject to the assumptions and qualifications in Stifel’s opinion letter. After discussion and questions, including, without limitation, the discussion of factors set forth in “The Merger—Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page 21, which provides a detailed discussion of the material factors considered by the board of directors in determining to recommend the authorization and approval of the Merger Agreement, the board of directors of the Company unanimously approved entering into the Merger Agreement, voting agreement, escrow agreement, assignment and assumption agreement and joinder agreement with PDSTI.

On or about June 6, 2014, the Company approached certain shareholders of the Company who were either directors of the Company, senior management of the Company or family members of directors of the Company, to ask them to sign the Voting Agreement to support the transaction, and explained that PDSTI insisted that these shareholders sign the voting agreement to support the transaction. The Company impressed upon these shareholders the confidential nature of the transaction.

From June 7, 2014, to June 10, 2014, O’Melveny and Kirkland continued to communicate regarding finalizing the transaction documents and the proposed timeline for signing the agreements, and exchanged final drafts of the transaction documents.

On June 11, 2014, PDSTI and the Company signed the merger agreement and the certain shareholders of the Company and PDSTI signed the voting agreement. Parent and the Company then publicly announced the transaction.

Reasons for the Merger and Recommendation of Our Board of Directors

Our board of directors unanimously recommends that you vote “FOR” the proposal to approve, by special resolution, the merger and authorize and approve the Merger Agreement, as it may be amended from time to time, and any and all transactions contemplated thereby (including, but not limited to, the plan of merger referred to in Section 233(3) of the Cayman Companies Law and the amendment and restatement of the Company’s memorandum and articles of association).

At a special meeting of our board of directors on June 6, 2014, after careful consideration, including consultation with financial and legal advisors, our board of directors determined that the Merger Agreement and the merger are fair to and in the best interests of the Company and its shareholders and authorized and approved the Merger Agreement. In the course of reaching its decision over several board meetings, our board of directors consulted with our senior management, financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following (not necessarily in order of relative importance):

•	our board of directors’ knowledge of our business, financial condition, results of operations, prospects and competitive position and its belief that the merger is more favorable to our shareholders than any other alternative reasonably available to the Company and our shareholders, including the alternative of remaining a publicly-traded company;

•	the increased costs of regulatory compliance for public companies;

•	the trends in the Company’s industry, including industry consolidation and competition;

•	the possible alternatives to the merger (including the possibility of continuing to operate the Company as an independent entity and the perceived risks of that alternative), the range of potential benefits to its shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board of director’s assessment that none of these alternatives were reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the merger, taking into account risks of execution as well as business, competitive, industry and market risks;

•	the limited trading volume of our Shares on the NASDAQ;

•	the belief of the board of directors that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	the all-cash merger consideration, which will allow our shareholders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares, while avoiding the risks inherent in the Company’s long-term business plan;

•	the fact that the closing price of the Shares on the NASDAQ on June 10, 2014, the date prior to the Merger Agreement, was $19.78 per Share. The merger consideration of $22.60 per Share to be paid in the merger represents a premium of approximately 14.3% to that closing price and a 40.4% premium over the 30-day volume-weighted average price as quoted by Bloomberg L.P. on March 7, 2014the last trading day prior to the Company’s announcement on March 10, 2014 that it had received a non-binding proposal from PDSTI and a 31.7% premium over the undisturbed stock price on March 7, 2014;

•	the possibility that it could take a considerable period of time before the trading price of the Shares would reach and sustain at least the per Share merger consideration of $22.60, as adjusted for present value;

•	the negotiations with respect to the merger consideration that, among other things, led to an increase in the offer price from $21.50 per Share to $22.60 per Share;

•	the reverse termination fee of $67,940,000, which is payable by Parent to the Company if (i) certain PRC governmental approvals are not obtained, excluding certain circumstances (including if the failure to obtain certain approvals are primarily caused by the Company’s breach of any of the provisions of the Merger Agreement), (ii) all of the mutual conditions to closing and all of the conditions to the obligations of Parent are satisfied (other than those conditions to closing that by their nature are to be satisfied by actions taken at the closing of the merger), the Company confirms in writing that it is ready and able to consummate the closing of the merger and Parent and Merger Subsidiary fail to consummate the merger by the applicable closing date, or (iii) if Parent fails to deposit the reverse termination fee into the escrow account in accordance with the Merger Agreement.

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the presence of significant required regulatory approvals;

•	the Company’s ability, in certain circumstances, to seek specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement; and

•	the business reputation and capabilities of Parent and its management and the financial resources of Parent, which the board of directors believed supported the conclusion that a transaction with Parent could be completed in an orderly manner;

•	the right of the Company to continue to solicit, initiate, facilitate and encourage any acquisition proposals, including by providing access to non-public information pursuant to one or more acceptable confidentiality agreements and to enter into, continue or otherwise participate in any discussions or negotiations with respect to any acquisition proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any acquisition proposal made by one of the Qualified Former Bidders (as that term is defined in the Merger Agreement) until such time as Parent provides acceptable financing evidence demonstrating its ability to satisfy its, Parent Assignee’s and Merger Subsidiary’s obligations under the Merger Agreement, including the payment of the merger consideration.

•	the right of the Company ninety days after the obtainment of the shareholder approval contemplated by the Merger Agreement until the effective time of the merger to solicit, initiate, facilitate and encourage any acquisition proposals, including by providing access to non-public information pursuant to one or more acceptable confidentiality agreements and to enter into, continue or otherwise participate in any discussions or negotiations with respect to any acquisition proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any acquisition proposal.

•	the financial analysis reviewed by Stifel with the Company’s board of directors, and the opinion of Stifel, dated June 6, 2014, to the Company’s board of directors as to the fairness, from a financial point of view, as of June 6, 2014, of the $22.60 per Share merger consideration to be received by holders of Shares, other than the Excluded Persons, in the merger, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Stifel in preparing its opinion (see “The Merger—Description of Fairness Opinion of the Board’s Financial Advisor”);

•	the ability of our board of directors under certain circumstances, pursuant to the terms of the Merger Agreement described below in “Merger Agreement—Acquisition Proposals” and “The Merger Agreement—Change of Recommendation,” to evaluate bona fide, unsolicited alternative acquisition proposals that may arise between the date of the Merger Agreement and the date of the approval of the merger by our shareholders and solicited alternative acquisition proposals that may arise during the solicitation periods, to furnish information and conduct negotiations with such third parties and, in certain circumstances, to terminate the Merger Agreement, subject to the payment to Parent of a termination fee, and accept a superior proposal, consistent with our board of directors’ fiduciary obligations;

•	the belief that the $40,770,000 termination fee that would be payable by the Company to Parent in connection with the termination of the Merger Agreement to enter into a superior proposal (which represents approximately 6% of the aggregate fully diluted equity value of the transaction under the Merger Agreement) and the $20,385,000 million termination fee that would be payable by the Company to Parent in connection with the termination of the Merger Agreement to enter into a superior proposal if the termination takes place during a solicitation period under certain circumstances (which represents approximately 3% of the aggregate fully diluted equity value of the transaction under the Merger Agreement) was reasonable in the context of termination fees payable in other transactions and in light of the overall terms of the Merger Agreement; and

•	the availability of dissenters’ rights to the shareholders who comply with all of the required procedures under the Cayman Companies Law for exercising dissenters’ rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Company’s board of directors also considered the following potentially negative factors concerning the Merger Agreement and the merger (not necessarily in order of relative importance):

•	the fact that the Company will no longer exist as an independent public company and its shareholders will have no ongoing equity participation in the Company following the merger, and that the Company’s shareholders will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Company’s Shares;

•	the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on customers, employees, suppliers, and relationships with other third parties, including the potential negative reaction of these parties to the fact that the Company would be merging with another party or acquired by Parent;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the merger;

•	the conditions to Parent’s obligation to complete the merger and the right of Parent to terminate the Merger Agreement in certain circumstances, including for breaches by the Company of its representations, warranties, covenants and agreements in the Merger Agreement;

•	the fact that under the terms of the Merger Agreement, the Company’s ability to solicit other acquisition proposals is limited and must pay to Parent a termination fee of $40,770,000 if the Merger Agreement is terminated under certain circumstances or a fee of $20,385,000 if the Merger Agreement is terminated under other circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to shareholders than the merger;

•	the fact that the Company’s right to terminate to accept a superior proposal is subject to Parent’s matching rights and payment by the Company of the termination fee;

•	the possibility that the merger might not be consummated and the negative impact of a public announcement of the merger on the price of our Shares on the NASDAQ and on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel; and

•	the taxability of an all cash transaction to our unaffiliated shareholders who are U.S. Holders for U.S. federal income tax purposes (as defined under “Certain Material U.S. Federal Income Tax Consequences”).

During its consideration of the transaction with Parent, our board of directors was also aware that some of our directors and executive officers may have interests with respect to the merger that are, or may be, different from, or in addition to those of the Company’s shareholders generally, as described in “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 38.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive and only includes the material factors considered by our board of directors. In view of the large number of factors considered by our board of directors in connection with the evaluation of the Merger Agreement and the merger and the complexity of these matters, our board of directors did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching a decision, nor did our board of directors evaluate whether these factors were of equal importance. In addition, each director may have given different weight to the various factors and may have viewed some factors more positively or negatively than others.

Description of Fairness Opinion of the Board’s Financial Advisor

The board of directors of the Company requested Stifel’s opinion, as investment bankers, as June 6, 2014, as to the fairness from a financial point of view, to holders of ordinary shares of the Company, excluding any shares (i) that are owned by Parent, Parent Assignee, Merger Subsidiary or any subsidiary of the Company, Parent or Parent Assignee and (ii) which are held by the Company as treasury shares (such shares, excluding the shares in the foregoing clauses (i) and (ii) being, for purposes of Stifel’s opinion, the “Company Shares”), of the merger consideration of $22.60 per Company Share to be received by such holders of Company Shares from Parent or Parent Assignee in the merger pursuant to the Merger Agreement (the “Opinion”). On June 6, 2014, Stifel delivered to the board of directors its written opinion that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the $22.60 per Company Share in cash merger consideration to be received by holders of Company Shares, from Parent or Parent Assignee in the merger pursuant to the Merger Agreement was fair to such holders of Company Shares, from a financial point of view.

The board of directors did not impose any limitations on Stifel with respect to the investigations made or procedures followed in rendering its Opinion. In selecting Stifel, the board of directors considered, among other things, the fact that Stifel is a reputable investment banking firm with substantial experience advising companies in the technology sector, in providing strategic advisory services in general, and Stifel’s familiarity with the Company and its business. Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

The full text of the Opinion is attached to this proxy statement as Annex D and is incorporated herein by reference. The summary of the Opinion contained in this proxy statement is qualified in its entirety by reference to the full text of the Opinion. Shareholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered and limits of the review undertaken by Stifel in connection with the Opinion.

In rendering its Opinion, Stifel, among other things:

(i)	discussed the merger and related matters with the Company’s management and counsel and reviewed a draft copy of the Merger Agreement dated June 5, 2014;

(ii)	reviewed the audited consolidated financial statements of the Company contained in its Proxy Statement on Form 424B4 for the three years ended December 31, 2012 and unaudited consolidated financial statements of the Company for the year ended December 31, 2013 and for the quarter ended March 31, 2014 contained in the Company’s Form 8-K filings;

(iii)	reviewed and discussed with the Company’s management certain other publicly available information concerning the Company and Parent;

(iv)	reviewed certain non-publicly available information concerning the Company, including internal financial analyses and forecasts prepared by the Company’s management and held discussions with the Company’s senior management regarding recent developments;

(v)	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Stifel considered relevant to its analysis;

(vi)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel deemed relevant to its analysis;

(vii)	participated in certain discussions and negotiations between representatives of the Company and Parent;

(viii)	reviewed the reported prices and trading activity of the equity securities of the Company;

(ix)	considered the results of Stifel’s efforts, at the direction of the Company, to solicit indications of interest from selected third parties with respect to a merger or other transaction with the Company;

(x)	conducted such other financial studies, analyses and investigations and considered such other information as Stifel deemed necessary or appropriate for purposes of its opinion; and

(xi)	took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the Company’s industry generally.

In rendering its Opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of the Company, or that was otherwise reviewed by Stifel, and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to Stifel by the Company, Stifel assumed, at the direction of the Company, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company and that they provided a reasonable basis upon which Stifel could form its opinion. The Opinion states that such forecasts and projections were not prepared with the expectation of public disclosure, that all such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and that, accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel relied on this projected information without independent verification or analyses and did not in any respect assume any responsibility for the accuracy or completeness thereof.

Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the last financial statements of the Company made available to Stifel. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of the Company’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectability of any such assets nor did Stifel review loan or credit files of the Company, nor had Stifel been furnished with any such evaluation or appraisal. The Opinion states that estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold and that, because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy. With respect to the Company’s financial statements described in clause (ii) of the information reviewed by Stifel in connection with rendering its Opinion, Stifel noted that the Company (i) disclosed in its Form 12b-25 Notification of Late Filing, filed on March 31, 2014, that the Company’s Form 10-K for the year ended December 31, 2013 cannot be finalized until the completion of the Company’s audit committee’s review of allegations contained in reports issued by Gravity Research and the completion of the audit of the Company’s financial statements for the year ended December 31, 2013 and (ii) disclosed in the Company’s Form 8-K, filed on April 22, 2014, that the audit committee of the Company, with the assistance of the law firm of Jones Day, as well as forensic accountants from FTI Consulting, has reported on the results of the review conducted to date (the “Preliminary Report to the Audit Committee”) and that, based upon the Preliminary Report to the Audit Committee, the Company continues to believe that the allegations by Gravity Research lack merit, and the Company therefore does not anticipate any changes to its previously reported financial results. In addition, Stifel noted in its Opinion that Stifel had not been afforded the opportunity to review the Preliminary Report to the Audit Committee and that the Company had not provided such report to Parent or generally disclosed the report and, with the board of director’s consent, Stifel had assumed for purposes of its Opinion that the Company’s publicly disclosed statements regarding such report set forth in its Form 8-K filed on April 22, 2014 are accurate and that there is no information contained in the Preliminary Report to the Audit Committee which would affect the analysis or conclusions of Stifel’s Opinion.

Stifel assumed, with the board of director’s consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the merger will be satisfied and not waived. In addition, Stifel assumed that the definitive Merger Agreement would not differ materially from the draft Stifel reviewed. Stifel also assumed that the merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the Company or any other party and without any anti-dilution or other adjustment to the merger consideration of $22.60 per Company Share, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company, Parent or Parent Assignee or the merger. Stifel assumed that the representations and warranties of the Company and Parent as set forth in the Merger Agreement were true and correct in all material respects. Stifel assumed that the merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable U.S. federal and state statutes, rules and regulations and all other applicable foreign statutes, rules and regulations. Stifel also assumed that the Company relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, the merger and the Merger Agreement.

Stifel’s Opinion is limited to whether the merger consideration of $22.60 per Company Share was fair to holders of Company Shares, from a financial point of view, and does not address any other terms, aspects or implications of the merger, including, without limitation, the form or structure of the merger, any consequences of the merger on the Company, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Stifel’s Opinion also does not consider, address or include: (i) any other strategic alternatives then (or which were or may be) contemplated by the board of directors or the Company; (ii) the legal, tax or accounting consequences of the merger on the Company or the holders of Company Shares; (iii) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of the Company’s securities; (iv) the effect of the merger on, or the fairness of the consideration to be received by, holders of any securities of the Company other than Company Shares, or any class of securities of any other party to any transaction contemplated by the Merger Agreement; (v) whether Parent or Parent Assignee has sufficient cash, available lines of credit or other sources of funds nor whether Parent or Parent Assignee will be able to obtain additional debt or equity financing, in each case, to enable it to pay the merger consideration of $22.60 per Company Share; or (vi) the treatment of, or effect of the merger on, Company Share Options or Company Restricted Shares (as defined in the Merger Agreement). Furthermore, the Opinion does not express any opinion as to the prices, trading range or volume at which the Company’s or Parent’s securities will trade following public announcement or consummation of the merger.

Stifel’s Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Stifel by or on behalf of the Company or its advisors, or information otherwise reviewed by Stifel, as of the date of the Opinion. The Opinion states that subsequent developments may affect the conclusion reached in the Opinion and that Stifel does not have any obligation to update, revise or reaffirm the Opinion.

Stifel’s Opinion was approved by Stifel’s fairness committee. Stifel’s Opinion was solely for the information of, and directed to, the board of directors for its information and assistance in connection with its consideration of the financial terms of the Merger and is not to be relied upon by any shareholder of the Company or Parent or any other person or entity. Stifel’s Opinion does not constitute a recommendation to the board of directors as to how the board of directors should vote on the merger or to any shareholder of the Company or Parent as to how any such shareholder should vote at any shareholders’ meeting at which the merger is considered, or whether or not any shareholder of the Company should enter into a voting, shareholders’, or affiliates’ agreement with respect to the merger, or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the merger with any other alternative transactions or business strategies which may have been available to the Company and does not address the underlying business decision of the board of directors or the Company to proceed with or effect the merger.

The following represents a brief summary of the material financial analyses performed by Stifel in connection with its Opinion. Some of the summaries of financial analyses performed by Stifel include information presented in tabular format. In order to fully understand the financial analyses performed by Stifel, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the information set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel.

Except as otherwise noted, the information utilized by Stifel in its analyses, to the extent that it was based on market data, is based on market data as it existed on or before June 5, 2014 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

Selected Company Analysis. Stifel compared the Company, from a financial point of view, to a group of 14 publicly traded semiconductor companies that Stifel deemed to be relevant based on their business profiles and financial metrics. Stifel compared the Company’s estimated calendar year 2014 and 2015 financial metrics, as provided by management, to estimated calendar year 2014 and 2015 financial metrics, obtained from available public sources, of the 14 selected semiconductor companies. Stifel believes that the group of companies listed below have business models similar to those of the Company, but noted that none of these companies have the same management, composition, size, operations, financial profile, or combination of businesses as the Company:

•	Ali Corporation

•	Broadcom Corporation

•	Entropic Communications

•	Integrated Device Technology, Inc.

•	Inphi Corporation

•	Marvell Technology Group Ltd.

•	MaxLinear, Inc.

•	MediaTek, Inc.

•	O2Micro International Limited

•	Parade Technologies, Ltd.

•	Sigma Designs, Inc.

•	Silicon Image, Inc.

•	STMicroelectronics N.V.

•	Vimicro International Corporation

Based on this information, Stifel calculated and compared the following multiples for the Company and the selected semiconductor companies:

(a)	multiples of enterprise value (“EV”), which Stifel defined as fully-diluted equity value using the treasury stock method, plus debt, preferred stock and minority interests, less cash and cash equivalents, to estimated calendar year 2014 and 2015 (i) revenues (“EV/Revenues”) and (ii) pro forma earnings before one-time charges, interest, taxes, stock-based compensation and depreciation and amortization (“EV/ EBITDA”).

The following table sets forth the multiples indicated by this analysis. The range of multiples relative to the selected semiconductor companies reflects the first quartile to third quartile metrics of such companies:

Multiple:	1st Quartile	Median	Mean	3rd Quartile	Range of Multiples Utilized in the Analysis	Proposed Transaction
CY 2014 EV/Revenues	1.0x	1.4x	1.8x	2.9x	1.0x – 2.9x	3.6x
CY 2015 EV/Revenues	0.9x	1.3x	1.6x	2.4x	0.9x – 2.4x	2.9x
CY 2014 EV/EBITDA	7.0x	10.4x	10.6x	13.2x	7.0x – 13.2x	11.2x
CY 2015 EV/EBITDA	6.6x	9.2x	8.6x	11.2x	6.6x – 11.2x	8.8x

This analysis resulted in the following ranges of implied equity value per share:

Benchmark	Range of Implied Equity Values per Share
Revenue Multiples	$10.00-$19.44
EBITDA Multiples	$17.19-26.60

No company utilized in the selected company analysis is identical to the Company. In evaluating the selected companies, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s control, such as the impact of competition on its business and the industry generally, industry growth and the absence of any adverse material change in the Company’s financial condition and prospects or the industry or in the financial markets in general, and with regard to the Company’s company-specific and country-specific circumstances. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using peer group data.

Precedent Transactions Analysis. Based on public information available to Stifel, Stifel calculated and compared the multiples of (i) EV to last twelve month (“LTM”) and next twelve month (“NTM”) revenues and LTM and NTM EBITDA implied in the Merger for the Company to the corresponding multiples implied in the following 18 precedent transactions involving semiconductor companies:

Announcement Date	Acquirer	Target
4/29/14	Cirrus Logic Inc.	Wolfson Microelectronics plc
2/10/14	Microchip Technology Inc.	Supertex, Inc.
12/16/13	Avago Technologies Limited	LSI Corporation
11/6/13	Tsinghua Unigroup Ltd.	RDA Microelectronics, Inc.
11/5/13	M/A-COM Technology Solutions Holdings Inc.	Mindspeed Technologies, Inc.
8/15/13	Maxim Integrated Products, Inc.	Volterra Semiconductor Corporation
7/12/13	Tsinghua Unigroup Ltd.	Spreadtrum Communications, Inc.
12/26/12	Diodes Incorporated	BCD Semiconductor Manufacturing Ltd.

Announcement Date	Acquirer	Target
5/2/12	Microchip Technology, Inc.	Standard Microsystems Corporation
9/22/11	Microsemi Corporation	Zarlink Semiconductor, Inc.
5/26/11	Skyworks Solutions Inc.	Advanced Analogic Technologies, Inc.
4/4/11	Texas Instruments Incorporated	National Semiconductor Corporation
2/23/11	Golden Gate Capital	Conexant Systems, Inc.
1/3/11	QUALCOMM Incorporated	Atheros Communications Inc.
3/22/10	Intersil Corporation	Techwell, Inc.
12/14/09	ON Semiconductor Corporation	California Micro Devices Corporation
10/5/09	Trident Microsystems, Inc.	NXP Semiconductors N.V. Digital TV and Set-Top Box Business
4/27/09	Integrated Device Technology, Inc.	Tundra Semiconductor Corporation

The following table sets forth the multiples indicated by this analysis and the multiples implied by the Merger. The range of multiples reflects the first quartile to third quartile metrics of the precedent transactions:

Multiple:	1st Quartile	Median	Mean	3rd Quartile	Range of Multiples Utilized in the Analysis	Proposed Transaction
LTM EV/Revenues	1.7x	2.1x	2.4x	2.9x	1.7x – 2.9x	4.4x
NTM EV/Revenues	1.5x	2.1x	2.3x	3.1x	1.5x – 3.1x	3.6x
LTM EV/EBITDA	9.2x	11.8x	12.7x	14.4x	9.2x – 14.4x	13.3x
NTM EV/EBITDA	8.4x	12.6x	12.6x	14.4x	8.4x – 14.4x	11.2x

Based on its review of the precedent transactions, Stifel applied selected multiples to the corresponding LTM and NTM revenue and EBITDA of the Company, in each case as provided by Company management. This analysis resulted in the following ranges of implied equity value per share:

Benchmark	Range of Implied Equity Values per Share
Revenue Multiples	$11.96-$18.43
EBITDA Multiples	$17.73-25.80

No transaction used in the precedent transactions analyses is identical to the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the Company or the companies involved in the precedent transactions which in turn, affect the enterprise value and equity value of the transactions to which the merger is being compared. In evaluating the precedent transactions, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, the Company’s company-specific and country-specific circumstances and other matters, such as the impact of competition, industry growth and the absence of any adverse material change in the financial condition of the Company or the companies involved in the precedent transactions or the industry or in the financial markets in general, which could affect the public trading value of the companies involved in the selected transactions which in turn, affect the enterprise value and equity value of the transactions to which the merger is being compared.

Discounted Cash Flow Analysis. Stifel used financial forecasts of the Company for the period from the third fiscal quarter of 2014 through fiscal year 2018, as provided by the Company’s management, to perform two discounted cash flow analyses, one based on (i) the terminal multiple method and the second based on (ii) the perpetuity growth method. In conducting these analyses, Stifel assumed that the Company would perform in accordance with these forecasts, as provided by Company management.

Terminal Multiple Method. Stifel first estimated the terminal value of the projected cash flows by applying a range of terminal multiples Stifel deemed relevant to the Company’s estimated fiscal year 2018 EBITDA, which multiples ranged from 9.0x to 11.0x, and were derived from the results of the selected company and precedent transactions analyses described above, applying Stifel’s professional judgment. Stifel calculated projected unlevered free cash flow from the period from the third fiscal quarter of 2014 through fiscal year 2018 using management’s projections and discounted these cash flows and the terminal value to present values using discount rates of 16.0% – 21.0%, based on the Company’s weighted average cost of capital, consideration of the Company’s company-specific circumstances and Stifel’s business and industry knowledge. This analysis indicated a range of enterprise values which Stifel then increased by the Company’s net cash to calculate a range of equity values. These equity values were then divided by fully-diluted shares outstanding using the treasury stock method to calculate implied equity values per share ranging from $25.22 to $28.33.

Perpetuity Growth Method. Stifel first estimated the terminal value of the projected cash flows by applying a range of perpetuity growth rates Stifel deemed relevant to the Company’s estimated fiscal year 2018 free cash flow, which growth rates ranged from 3.5% to 5.5%. Stifel calculated projected unlevered free cash flow from the third fiscal quarter of 2014 through fiscal year 2018 using management’s projections and discounted these cash flows and the terminal value to present values using discount rates of 16.0% – 21.0%, based on the Company’s weighted average cost of capital, consideration of the Company’s company-specific circumstances and Stifel’s business and industry knowledge. This analysis indicated a range of enterprise values which Stifel then increased by the Company’s net cash to calculate a range of equity values. These equity values were then divided by fully-diluted shares outstanding using the treasury stock method to calculate implied equity values per share ranging from $20.79 to $22.60.

Leveraged Buyout Analysis. Stifel also analyzed the Company from the perspective of a potential purchaser that was not a strategic buyer, but rather was primarily a financial buyer that would effect a leveraged buyout of the Company. This analysis, calculated as of June 30, 2014, assumed a leveraged buyout of the Company’s consolidated businesses, based on the same financial forecasts described above. Stifel calculated sensitivities on entry purchase price assuming a range of an investor’s desired potential internal rate of return of 20.0% to 30.0% and an exit multiple of 9.0x to 11.0x EBITDA in 2018. Based on these projections and assumptions, Stifel calculated implied equity values per share ranging from $21.50 to $23.88.

Premiums Paid Analysis. Stifel reviewed the consideration paid in 29 selected transactions involving U.S.-listed Chinese companies since 2011. Stifel calculated the premiums paid in these transactions over the target company’s closing stock price on the last trading day prior to announcement of the acquisition offer or the date knowledge of an M&A process became public. In addition, Stifel calculated the implied premium to the company’s average stock price one week prior to the same date, and the implied premium to the average stock price one month prior to the same date. Stifel calculated the implied premiums below based on the Company’s unaffected stock price prior to announcement of Parent’s initial acquisition offer on March 10, 2014.

	1st Quartile	Median	Mean	3rd Quartile	Proposed Transaction
Premium One Day prior to Announcement	20.9%	29.4%	32.2%	42.6%	31.7%
Premium One Week prior to Announcement	25.0%	33.5%	34.5%	40.6%	37.9%
Premium 1 Month prior to Announcement	30.5%	37.8%	38.1%	44.5%	40.3%

The foregoing description is only a summary of the material financial analyses performed by Stifel in arriving at its Opinion. The summary alone does not constitute a complete description of the financial analyses Stifel employed in reaching its conclusions. None of the analyses performed by Stifel were assigned a greater significance by Stifel than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel. No methodology employed by Stifel can be viewed individually, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel. Additionally, no company or transaction used in any analysis as a comparison is identical to the Company or the merger, and they all differ in material ways. Accordingly, an analysis of the results described above is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or transactions to which they are being compared. Stifel used these analyses to determine the impact of various operating metrics on the implied enterprise value of the Company. Each of these analyses yielded a range of implied enterprise values, and therefore, such implied enterprise value ranges developed from these analyses were viewed by Stifel collectively and not individually. Stifel made its determination as to the fairness, from a financial point of view, of the merger consideration of $22.60 per Company Share to be received by holders of Company Shares from Parent or Parent Assignee in the merger pursuant to the Merger Agreement on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

Conclusion

Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of Stifel’s Opinion, Stifel was of the opinion that, as of the date of Stifel’s Opinion, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the merger consideration of $22.60 per Company Share to be received by holders of Company Shares from Parent or Parent Assignee in the merger pursuant to the Merger Agreement is fair to such holders of Company Shares, from a financial point of view.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its Opinion, Stifel considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Stifel believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Stifel’s analyses and the Opinion; therefore, the range of valuations resulting from any particular analysis described above should not be taken to be Stifel’s view of the actual value of the Company.

Miscellaneous

The Company agreed to pay Stifel a fee for its services as financial advisor to the board of directors upon delivery of the Opinion (which fee is not contingent upon the consummation of the merger) and a fee for its services as financial advisor to the Company in connection with the merger (all of which is contingent upon the completion of the merger). Stifel will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, the Company has agreed to indemnify Stifel for certain liabilities arising out of its engagement.

Stifel acted as an underwriter in the Company’s initial public offering in September 2013 and as an underwriter in the Company’s secondary offering in January 2014, and, in each case, received customary compensation for its services. There are no other material relationships that existed during the two years prior to the date of Stifel’s Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the merger.

Stifel may seek to provide investment banking services to Buyer or its affiliates in the future, for which Stifel would seek customary compensation. In the ordinary course of business, Stifel and its clients may transact in the equity securities of each of the Company and Buyer and may at any time hold a long or short position in such securities.

Alternatives to the Merger

The Company’s board of directors engaged in a public process for the sale of the Company, which led to its negotiations with Parent, and the discussions with Party A, Party B, Party C and Party D, as further described in “The Merger—Background of the Merger.” After careful consideration, taking into account our board of directors’ awareness of market participants, the uncertain state of the global financial markets and (except as disclosed in the “The Merger Agreement—Background of the Proposed Merger”) the absence of any actionable offers to date, our board of directors determined that the merger with Parent is in the best interest of the Company and its shareholders. Other than the Company’s receipt of the proposals from Parent and Parties A, B, C and D, the Company has not received any actionable offer from any third party for (i) a merger or consolidation of the Company with another company, (ii) the sale or transfer of all or substantially all of the Company’s assets or (iii) the purchase of all or a substantial portion of the Company’s Shares that would enable such person to exercise control of or significant influence over the Company. Our board of directors also took into account that, prior to the receipt of shareholder approval of the merger, under certain circumstances (and subject to the terms of the Merger Agreement), the Company can terminate the Merger Agreement in order to enter into an acquisition agreement with respect to a superior proposal, subject to the payment of the applicable termination fee, and, 90 days after shareholder approval, subject to the terms of the Merger Agreement, the Company can terminate the Merger Agreement in order to enter into an acquisition agreement with respect to a superior proposal, subject to the payment of the applicable termination fee. In this regard, the Company’s board of directors recognized that it has flexibility under the Merger Agreement to respond to an acquisition proposal by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such acquisition proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

Effects on the Company if the Merger is not Completed

If the merger is not approved and the Merger Agreement and any and all transactions contemplated thereby are not authorized and approved or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares in connection with the merger. Instead, the Company will remain an independent public company and the Shares will continue to be listed and traded on the NASDAQ. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that the Company’s shareholders will continue to be subject to the same risks and opportunities as they currently are. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares. Under specified circumstances, the Company may be required to pay Parent a termination fee as described in “The Merger Agreement—Termination Fee and Reverse Termination Fee” beginning on page 63. From time to time, the Company’s board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger is not approved and the Merger Agreement and any and all transactions contemplated thereby are not authorized and approved or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

Parent has represented that it will have (and will cause Parent Assignee and Merger Subsidiary to have) at the effective time of the merger available sufficient cash, or other sources of immediately available funds, to make payment of all of the amounts required to be provided by Parent, Parent Assignee and Merger Subsidiary for the consummation of the transactions contemplated by the Merger Agreement, and for the satisfaction of all of Parent’s, Parent Assignee’s and Merger Subsidiary’s obligations under the Merger Agreement, including the payment of the merger consideration and the payment of all associated costs and expenses of the merger (including any repayment or refinancing of indebtedness of Parent, Parent Assignee, Merger Subsidiary or the

Company required in connection therewith). Parent has delivered to the Company an executed loan commitment letter, dated April 8, 2014, from Bank of China Shanghai Branch pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Parent for the purpose of funding the transactions contemplated by the Merger Agreement. There can be no assurance that financing will be obtained from Bank of China. The obligation of Parent, Parent Assignee and Merger Subsidiary to complete the merger is not conditioned on the receipt of any financing.

Form of Merger

At the effective time of the merger, Merger Subsidiary will be merged with and into the Company and the separate existence of Merger Subsidiary will cease. Following the merger, the Company will continue its existence under the Cayman Companies Law as the surviving company and will succeed to and assume all the undertakings, property, assets, rights, privileges, immunities, powers, franchises, debts, liabilities, duties and obligations of Merger Subsidiary and the Company in accordance with the Cayman Companies Law. The surviving company will be liable for and subject, in the same manner as Merger Subsidiary immediately prior to the effective time of the merger, to all credit agreements, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of Merger Subsidiary.

Merger Consideration

If the merger is completed, our shareholders, other than Parent, Parent Assignee, Merger Subsidiary, the Company or their respective subsidiaries, and other than our shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Cayman Companies Law, will be entitled to receive $22.60 in cash for each Share owned by such shareholders. If the merger is completed, our shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Cayman Companies Law, which shareholders are referred to herein as “dissenting shareholders,” will not receive any merger consideration from Parent in connection with the merger and will instead be entitled to receive only the payment of the fair value of their Shares resulting from the procedure in Section 238 of the Cayman Companies Law with respect to such dissenting shareholder’s Shares, and Parent, Merger Subsidiary, the Company and their respective subsidiaries will have the Shares held by them canceled for no consideration. Dissenting shareholders and Parent, Parent Assignee, Merger Subsidiary, the Company and their respective subsidiaries are referred to herein as “Excluded Persons.” If there are no dissenting shareholders exercising dissenters’ rights, the total cash consideration to be paid to the Company’s shareholders if the merger is completed will be approximately $693 million.

At the effective time of the merger, each of the Shares owned by Parent, Parent Assignee, Merger Subsidiary, the Company or their respective subsidiaries will be cancelled and cease to exist without payment of any consideration. Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Cayman Companies Law will be cancelled and entitled only to such rights as are granted by Section 238 of the Cayman Companies Law.

At the effective time of the merger, each ordinary share of Merger Subsidiary issued immediately prior to the effective time of the merger will be converted into one fully paid ordinary share, par value $0.0125 per share, of the surviving company. Such Shares will be the only issued share capital of the surviving company at the effective time of the merger.

Treatment of Equity Awards

At or immediately prior to the effective time of the merger, each option to purchase Shares outstanding at such time under the company share plans, whether vested or unvested, will be assumed by Parent Assignee and converted into an option to purchase a number of ordinary shares of Parent Assignee, par value $0.0125 (rounded down to the nearest whole share) equal to the product of the number of Shares subject to such option immediately prior to the effective time multiplied by the Option Exchange Ratio. “Option Exchange Ratio” means the ratio of (x) the merger consideration of $22.60 per Share to (y) the “Parent Share Value”, which is the fair market value of an ordinary share of Parent Assignee at the effective time as reasonably determined by the Company and Parent prior to the closing; provided that such fair market value will be determined based upon the implied value of Parent Assignee (taking into account the implied value of the surviving company in the merger based on the merger consideration). The per-share exercise price for an ordinary share of Parent Assignee issuable upon exercise of an option to purchase Shares assumed by Parent Assignee will be equal (rounded up to the nearest whole cent) to the exercise price per Share applicable to such option immediately prior to the effective time of the merger divided by the Option Exchange Ratio. Except as provided above and subject to applicable law, each option to purchase Shares assumed by Parent Assignee will be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding option to purchase Shares immediately prior to the effective time.

As soon as practicable after the effective time of the merger, Parent Assignee will deliver to the holder of each option to purchase Shares assumed by Parent Assignee appropriate notices setting forth the number of ordinary shares of Parent Assignee subject to such assumed option to purchase Shares then held by such holder and the exercise price under each such assumed option to purchase Shares, each as adjusted pursuant to the Merger Agreement.

At least ten business days prior to the closing, the Company will deliver a notice to the holders of options to purchase Shares that are vested as of immediately prior to the effective time of the merger and have a per-Share exercise price less than the per Share merger consideration of $22.60 permitting such holders of vested options to elect to cancel such vested options (in whole or in part) in exchange for the right to receive a cash payment, subject to applicable tax withholding, equal to the product of (x) the total number of Shares subject to such cancelled options , multiplied by (y) the excess of the amount of the per Share merger consideration of $22.60 over the exercise price per share of such cancelled option (with the aggregate amount of such payment rounded to the nearest whole cent), with such cancellation to be effective upon and only upon the closing of the merger.

At or immediately prior to the effective time of the merger, each Share that is then outstanding and subject to vesting or other lapse restrictions under any company share plan will be cancelled in exchange for the right to receive, upon the date on which such Share would have vested following the effective time of the merger in accordance with the provisions of the award agreement that evidences such Share, a cash payment (subject to all applicable withholding) equal to the per Share merger consideration of $22.60.

Prior to the effective time, our board of directors or an appropriate committee thereof will adopt such resolutions or take action by written consent in lieu of a meeting, providing for (i) the termination of the company share plans, and any relevant award agreements applicable to the company share plans, as of the effective time of the merger (except to the extent such company share plans and award agreements provide terms and conditions applicable after the effective time of the merger to the options to purchase Shares assumed by Parent Assignee and the rights to receive cash payments in respect of Shares subject to vesting or lapse restrictions), (ii) the assumption or cancellation, as applicable, of each Share award that is outstanding and unexercised, whether or not vested or exercisable, as of the effective time of the merger, and (iii) the effectuation of the transactions contemplated thereby. From and after the effective time of the merger, neither Parent Assignee nor the surviving company in the merger will be required to issue any Shares, other share capital of the Company or the surviving company in the merger or any other consideration (other than required by the Merger Agreement) to any person pursuant to or in settlement of any Share award.

Promptly following the date of the Merger Agreement, the Company will deliver written notice to each holder of a Company Share award informing such holder of the effect of the merger on its Share awards.

Exchange Procedures

At the effective time of the merger, Parent will deposit with the paying agent for the benefit of the holders of Shares, the merger consideration for the paying agent to make payments under the Merger Agreement.

At or prior to the effective time of the merger or in the case of payments pursuant to dissenting shareholders, when ascertained, Parent will deposit, or cause to be deposited, with the paying agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the merger consideration.

As promptly as practicable after the effective time of the merger (and in any event within five business days in the case of record holders and three business days in the case of The Depository Trust Company on behalf of beneficial holders holding through brokers, nominees, custodians or through a third party), the surviving company in the merger will cause the paying agent to mail, and The Depository Trust Company to deliver, to each person who was, at the effective time, a registered holder of Shares entitled to receive the per Share merger consideration: (i) a letter of transmittal (which must be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and will specify the manner in which the delivery of the merger consideration to registered holders of Shares will be effected and contain such other provisions as Parent and the Company may reasonably agree); and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (or affidavits and indemnities of loss in lieu of the share certificates) and/or such other documents as may be required in exchange for the per Share merger consideration of $22.60.

Upon surrender of, if applicable, a share certificate (or affidavit and indemnity of loss in lieu of the share certificate as provided below) and/or such other documents as may be required pursuant to such instructions to the paying agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such share certificate and each registered holder of Shares which are not represented by a share certificate will be entitled to receive in exchange therefor a check, in the amount equal to (y) the number of Shares represented by such share certificate (or affidavit and indemnity of loss in lieu of the share certificate as provided below) or the number of uncertificated shares multiplied by (z) the per Share merger consideration of $22.60, and the share certificate so surrendered will be marked as cancelled. No interest will be paid or will accrue on any amount payable in respect of the Shares. In the event of a transfer of ownership of Company Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the share certificate may be issued to such transferee if the share certificates, if any, which immediately prior to the effective time represented such Shares are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

If any share certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such share certificate to be lost, stolen or destroyed and, if required by the surviving company in the merger, the posting by such person of a bond, in such reasonable amount as the surviving company in the merger may direct, as indemnity against any claim that may be made against it with respect to such share certificate, the paying agent will issue, in exchange for such lost, stolen or destroyed share certificate, the merger consideration to be paid in respect of the shares of Share represented by such share certificate.

If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered share certificate or the transferred uncertificated share is registered, it is a condition to such payment that (i) either such share certificate be properly endorsed or otherwise be in proper form for transfer or such uncertificated share be properly transferred and (ii) the person requesting such payment pay to the paying agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such share certificate or uncertificated share or establish to the satisfaction of the paying agent that such tax has been paid or is not payable.

At any time following the date that is nine months after the closing date, the surviving company in the merger will be entitled to require the paying agent to deliver to it any funds that had been made available to the paying agent and not disbursed to holders of Shares (including all interest and other income received by the paying agent in respect of all funds made available to it), and thereafter such holders who have not complied with the Merger Agreement and received the per Share merger consideration must look only to the surviving company in the merger for the cash to which they are entitled pursuant to the Merger Agreement and, subject to applicable abandoned property, escheat and other similar laws, receive in consideration therefor the aggregate per Share merger consideration that may be payable upon compliance by such holder of the procedures set forth in the Merger Agreement, without interest or dividends.

To the fullest extent permitted by applicable law, none of Parent, Merger Subsidiary, the Company, the surviving company in the merger or the paying agent will be liable to any shareholders of the Company in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. Any portion of the merger consideration remaining unclaimed by shareholders of the Company as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

Remittances for the per Share merger consideration will not be sent to Company shareholders who are untraceable unless and until, except as provided below, they notify the paying agent of their current contact details prior to the effective time. A holder of Shares will be deemed to be untraceable if (i) it had no registered address in the register of members (or branch register) maintained by the Company, or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such holder either (A) has been sent to such holder and has been returned undelivered or has not been cashed or (B) has not been sent to such holder because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (iii) notice of the Company shareholder meeting convened to vote on the merger has been sent to such holder and has been returned undelivered. Monies due to dissenting shareholders, if any, and shareholders of the Company who are untraceable will be returned to the surviving company in the merger on demand and held in a non-interest bearing bank account for the benefit of dissenting shareholders and shareholders of the Company who are untraceable. Monies unclaimed after a period of seven years from the date of the notice of the Company shareholder meeting will be forfeited and will revert to the surviving company in the merger. Dissenting shareholders and shareholders of the Company who are untraceable and who subsequently request payment of any monies otherwise payable in respect of the merger within applicable time limits or limitation periods will be advised to contact the surviving company in the merger.

Effective Time of the Merger

The merger will become effective when the merger documents are registered with the Registrar or on such subsequent date as Merger Subsidiary and the Company shall agree and specify in the merger documents in accordance with the Cayman Companies Law.

De-listing and Deregistration of Our Shares

As promptly as possible following the effective time of the merger in the merger, the surviving company will use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under applicable laws and rules and policies of the NASDAQ to enable the de-listing by the surviving company of the Shares from the NASDAQ and the deregistration of the Shares under the Exchange Act.

Escrow Agreement

Concurrent with the execution of the Merger Agreement, Parent, a subsidiary of Parent and the Company entered into an Escrow Agreement with Citibank N.A. serving as the escrow agent, which is herein after referred to as the “Escrow Agreement”, pursuant to which the Company agreed to deposit 50% of the termination fee and Parent, through its subsidiary, agreed to deposit 50% of the reverse termination fee in two accounts with Citibank upon the date of the Merger Agreement or the first business day that the escrow accounts are available to receive deposits. The Company and Parent, through its subsidiary, agreed to deposit the remaining 50% of the termination fee and the remaining 50% of the reverse termination fee, respectively, within five business days following the obtainment of the approval by the Company’s shareholders of the merger, the Merger Agreement and the transactions contemplated by thereby. A copy of the Escrow Agreement is attached to this proxy statement as Annex C.

Termination Fee

In the event that the Merger Agreement is terminated under circumstances in which the Company is obligated to pay a termination fee (which may be either $40,770,000 or $20,385,000, as applicable) to Parent, the payment by the Company of the termination fee is Parent’s sole and exclusive remedy against the Company and its affiliates and representatives except in the event of a knowing or intentional breach.

In the event that the Merger Agreement is terminated under circumstances in which Parent is obligated to pay a reverse termination fee (which is US$67,940,000) to the Company, the payment by Parent of the reverse termination fee is the Company’s sole and exclusive remedy against Parent and its affiliates and representatives except in the event of a knowing or intentional breach.

Each of the parties to the Merger Agreement is entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are entitled under the Merger Agreement (provided that, in cases where the Merger Agreement is terminated under circumstances in which the Company or Parent is obligated to pay a termination fee or reverse termination fee and such termination fee or reverse termination fee is paid in full, the other parties will be precluded from any other remedy, at law or in equity or otherwise, except in the event of a knowing or intentional breach). However, we are only entitled to injunctive relief to cause Parent, Parent Assignee and Merger Subsidiary to consummate the merger if the financing (as that term is defined in the Merger Agreement) (or alternative financing) has been funded or will be funded at the closing and we have irrevocably confirmed that if such injunctive relief is granted and the financing funded, the closing of the merger will occur.

Interests of Our Directors and Executive Officers in the Merger

When considering the recommendation of our board of directors, you should be aware that the members of our board of directors and our executive officers have interests with respect to the merger that are, or may be, different from, or in addition to those of the Company’s shareholders generally, pursuant to certain agreements between such directors and executive officers and Parent and certain Company benefit plans. The Company’s board of directors was aware of such interests and considered them, among other matters, in reaching its decisions to approve the merger, and to authorize and approve the Merger Agreement and any and all transactions contemplated thereby, and recommend that our shareholders vote in favor of approving the merger and authorizing and approving the Merger Agreement and any and all transactions contemplated thereby.

Shares Held by Our Officers and Directors

Upon the completion of the merger, officers and directors of the Company holding Shares will be entitled to receive cash consideration in connection with the merger. We estimate that the total amount to be paid to the directors and officers of the Company in connection with their Shares will be approximately $41,768,031 (less any amounts required to be deducted or withheld with respect to the making of such payment under any applicable law).

Treatment of Company Equity Awards Held by Our Officers and Directors

Company equity awards, including options and restricted share awards, held by our officers and directors will be treated in the manner described in “Company Equity Awards,” above.

Indemnification and Insurance

Pursuant to the Merger Agreement, Parent has agreed that Parent will cause the surviving company in the merger, and the surviving company in the merger has agreed, to do the following:

•	For six years after the effective time of the merger, the surviving company in the merger will indemnify and hold harmless the present and former officers and directors of the Company or any of its subsidiaries, each of which is referred to herein as an “Indemnified Person,” in respect of acts or omissions occurring at or prior to the effective time of the merger (including acts or omissions with respect to the authorization and approval of the Merger Agreement and the consummation of the transactions contemplated thereby) pursuant to any agreements between such Indemnified Person and the Company or its subsidiaries and pursuant to the memorandum and articles of association of the Company to the fullest extent permitted by Cayman Companies Law or any other applicable law.

•	For six years after the effective time of the merger, Parent will cause to be maintained in effect provisions in the memorandum and articles of association of the surviving company in the merger and each of its subsidiaries (or in such documents of any successor to the business of the surviving company in the merger or any of its subsidiaries) regarding elimination of liability, indemnification and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the memorandum and articles of association of the Company and each of its subsidiaries in existence on the date of the Merger Agreement. From and after the effective time of the merger, any agreement of any Indemnified Person with the Company or any of its subsidiaries regarding elimination of liability, indemnification or advancement of expenses will be assumed by the surviving company in the merger, will survive the merger and will continue in full force and effect in accordance with its terms.

•	Before the effective time of the merger, the Company will, or if the Company is unable to, Parent will cause the surviving company in the merger as of the effective time of the merger to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time of the merger with respect to any claim related to any period of time at or prior to the effective time of the merger (including claims with respect to the authorization and approval of the Merger Agreement and the consummation of the transactions contemplated thereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies. The premium per annum payable for such “tail” insurance policy or extension will not exceed 300% of the amount per annum the Company paid in its last full fiscal year and if the cost for such “tail” insurance policy or extension exceeds such amount, then the Company will obtain a policy with the greatest coverage available for a cost not exceeding the such amount.

•	If Parent or the surviving company (i) consolidates with or merges into any other person and will not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys of its property and assets to any person, then, and in each such case, proper provision will be made so that the applicable successor, assign or transferee must assume the obligations set forth above.

Voting by Certain Shareholders at the Extraordinary General Meeting

The following is a summary of the material terms and conditions of the Voting Agreement. This summary may not contain all the information about the Voting Agreement that is important to you. This summary is qualified in its entirety by reference to the Voting Agreement between Parent and the Voting Shareholders attached as Annex B to this proxy statement. You are encouraged to read the Voting Agreement in its entirety.

Concurrently with the execution of the Merger Agreement, Parent entered into a Voting Agreement with each of the following shareholders (or groups of shareholders, as the case may be): Howard Yang; Xueren Yang and Shuzhuang Yang, jointly; Stephen Tai; Tai Kuai Lap and Chao Iong Wa, jointly; Wei-Tsuei Yen; Absolute Pioneer Co., Ltd.; Yung-Kuei Yu; Yung Do Way; Charles G. Sodini; Jung Kung Yang; and Mark Thomas Voll. The parties to the Voting Agreement other than Parent are sometimes referred to herein as the “Voting Shareholders.” As of the date of this proxy statement, the Voting Shareholders collectively beneficially held approximately 3,270,643 Shares (which does not include Shares which may be issuable upon the exercise of vested options), representing approximately 12% of the total outstanding Shares.

Under the Voting Agreement, each Voting Shareholder has agreed, subject to the terms and conditions set forth therein, to vote or exercise its right to consent with respect to all the Shares that such Voting Shareholder is entitled to vote at the time of any vote to approve the merger at any meeting of the shareholders of the Company, and at any adjournment or postponement thereof, at which the merger and the Merger Agreement are submitted for the consideration and vote of the shareholders of the Company.

Until the first to occur of the effective time of the merger, the termination of the Merger Agreement and the time (if any) at which our board of directors has withdrawn or modified, or publicly proposed to withdraw or modify, in a manner adverse to Parent or Merger Subsidiary, the approval or recommendation by our board of directors of the Merger Agreement and the transaction contemplated thereby, each Voting Shareholder has further agreed that it will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval of any:

•	acquisition proposal or any other transaction, proposal or action made in opposition to the approval of the merger and the authorization and approval of the Merger Agreement and any and all transactions contemplated thereby or in competition or inconsistent with the approval of the merger and the authorization and approval of the Merger Agreement and any and all transactions contemplated thereby; and

•	corporate action the consummation of which would prevent, interfere with, impede or delay the consummation of the transactions contemplated by the Merger Agreement.

Except as expressly described above, nothing in the Voting Agreement limits the right of each Voting Shareholder to vote or exercise its right to consent in favor of or against, or abstain with respect to, any matter presented to the Company’s shareholders, including in connection with the election of directors.

In furtherance of the Voting Agreement, each Voting Shareholder which is a holder of record of Shares granted an irrevocable proxy to Parent to vote its Shares in the manner described above.

Each Voting Shareholder has agreed that until the termination of the Voting Agreement, without the prior consent of Parent, he, she or it will not:

•	sell, assign, transfer, encumber, pledge or otherwise dispose of (including by gift, merger or operation of law), hedge or utilize any derivative to transfer the economic interest in any Shares; or

•	enter into any voting arrangement, whether by proxy, voting trust, voting agreement, power of attorney with respect to any Shares or any other arrangement that grants a third party the right to vote or direct the voting of the Shares;

The Voting Agreement will terminate automatically on the earliest of:

•	the effective time of the merger; and

•	the termination of the Merger Agreement in accordance with its terms.

Based on the number of Shares that are entitled to vote at the extraordinary general meeting, approximately 18,801,123 Shares must be voted in favor of the proposal to approve the merger and authorize and approve the Merger Agreement and any and all transactions contemplated thereby in order for the proposal to be approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting. If all shareholders vote in person or by proxy at the extraordinary general meeting of shareholders approximately 15,530,480 additional votes approving the merger and authorizing and approving the Merger Agreement and any and all transactions contemplated thereby by other shareholders will be required to approve the merger and authorize and approve the Merger Agreement and any and all transactions contemplated thereby.

Regulatory Matters

The Company does not believe that any material regulatory approvals, filings or notices are required in connection with the merger, other than the approvals, filings or notices required under the federal securities laws, approvals from, filings and notices to, the PRC Anti-Monopoly Bureau of the Ministry of Commerce of the PRC, approvals from, filings and notices to, the National Development and Reform Commission of the PRC, or its competent local counterpart, approvals from, filings and notices to, the Ministry of Commerce of the PRC or its competent local counterparts, approvals from, and filings and notices to, the State Administration of Foreign Exchange of the PRC or its competent local counterparts, and the filing of the plan of merger (and supporting documentation as specified in the Cayman Companies Law) with the Registrar and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Subsidiary as at the time of the filing of the plan of merger and notice of merger published in the Cayman Islands Gazette.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement and, the documents attached hereto are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations, and are not strictly historical statements. In some cases, you can identify forward-looking statements by terminology such as “if,” “may,” “should,” “believe,” “anticipate,” “future,” “forward,” “potential,” “estimate,” “opportunity,” “goal,” “objective,” “growth,” “outcome,” “could,” “expect,” “intend,” “plan,” “strategy,” “provide,” “commitment,” “result,” “seek,” “pursue,” “ongoing,” “include” or in the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties. Factors or risks that could cause our actual results to differ materially from the results are more fully described in our filings with the Securities and Exchange Commission, which are available through our website at www.montage-tech.com. Factors that relate to the proposed acquisition of Montage include the risk that we may not obtain stockholder and regulatory approval of the transactions contemplated by the Merger Agreement on the proposed terms and schedule; the risk that the transaction will impair our ability to maintain third party relationships following the announcement of the transaction; the risk that the parties may not be able to satisfy the conditions to closing of the transactions contemplated by the Merger Agreement; and the risk that the transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all. Other unknown or unpredictable factors could also affect our business, financial condition and results. Although we believe that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that any of the estimated or projected results will be realized. You should not place undue reliance on these forward-looking statements, which apply only as of the date hereof. Subsequent events and developments may cause our views to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to consummate the merger, including the approval of the Merger Agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

MARKET PRICE OF THE SHARES, DIVIDENDS AND OTHER MATTERS

Market Price of the Shares

The following table provides the high and low closing prices for our Shares on the NASDAQ under the symbol “MONT,” for (i) the years 2013 (from September 30, 2013—the first day our Shares were traded on the NASDAQ) and 2014 (through June 11, 2014), (ii) the fourth quarter of 2013 (beginning September 30, 2014) and the first two quarters of 2014 (through June 11, 2014), and (iii) each of the past six months (through June 11, 2014):

	Closing Price Per Share (in US$)
	High	Low
Annual:
2013	18.50	13.00
2014 (through June 11, 2014)	25.63	15.57

Quarterly:
2013
Fourth quarter	18.50	13.00
2014
First quarter	25.63	15.57
Second quarter (through June 11, 2014)	21.49	17.17
Monthly:
2013
December	18.10	16.31
2014
January	25.63	16.31
February	22.52	15.68
March	21.87	15.57
April	20.79	19.87
May	20.47	17.17
June (through June 11, 2014)	21.49	18.63

The closing price of our Shares on the NASDAQ on June 10, 2014, the last trading date prior to the announcement of the proposed merger transaction, was $19.78 per Share. The merger consideration of $22.60 per Share to be paid in the merger represents a premium of approximately 14.3% to that closing price, a 40.4% premium over the 30-day volume-weighted average price as quoted by Bloomberg L.P. on March 7, 2014, the last trading day prior to the Company’s announcement on March 10, 2014 that it had received a non-binding proposal from PDSTI, and a 31.7% premium over the undisturbed stock price on March 7, 2014. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

Our board of directors has complete discretion over whether to pay dividends on our Shares. If our board of directors decides to pay dividends on our Shares, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We have never declared or paid any other dividends since our incorporation, nor do we have any present plan to pay any cash dividends on our Shares in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. Cash dividends on our Shares, if any, will be paid in U.S. dollars.

We are a holding company incorporated in the Cayman Islands. In order for us to distribute any dividends to our shareholders, we will rely on dividends distributed by our PRC subsidiaries. Certain payments from our PRC subsidiaries to us are subject to PRC taxes, such as enterprise income tax. In addition, regulations in the PRC permit payment of dividends of a PRC company only out of accumulated profits as determined in accordance with its articles of association and the accounting standards and regulations in China. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profit based on PRC accounting standards every year to a statutory common reserve fund until the aggregate amount of such reserve fund reaches 50% of the registered capital of such subsidiary. Such statutory reserves are not distributable as loans, advances or cash dividends. Also, our PRC subsidiaries may set aside a portion of its after-tax profits to staff welfare and bonus funds, which allocated portion may not be distributed as cash dividends. The amount to be provided is discretionary and is determined by each such subsidiary’s ultimate decision-making body each calendar year. Instruments governing debt incurred by our PRC subsidiaries may also restrict their ability to pay dividends or make other distributions to us. We rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could materially and adversely affect our ability to conduct our business.”

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company’s board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held at Montage Technology Group Limited, Room A1601, Technology Building, 900 Yi Shan Road, Xuhui District, Shanghai 200233, China on July  31, 2014, at 9:00 a.m., Shanghai time.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon the following resolution:

1.	the proposal to approve, by special resolution, the merger and authorize and approve the Merger Agreement, as it may be amended from time to time, and any and all transactions contemplated thereby (including, but not limited to, the plan of merger referred to in Section 233(3) of the Cayman Companies Law, and the amendment and restatement of the Company’s memorandum and articles of association).

If the merger is completed, shareholders of the Company, other than Parent, Parent Assignee, Merger Subsidiary, the Company and their respective subsidiaries, and other than shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Cayman Companies Law, will be entitled to receive $22.60 in cash for each of the Shares.

At the effective time of the merger, each of the Shares owned by Parent, Parent Assignee, Merger Subsidiary, the Company or their respective subsidiaries will be cancelled and cease to exist without payment of any consideration. Dissenting shareholders will not receive any merger consideration from Parent in connection with the merger and will instead be entitled to receive only the payment of the fair value of their Shares resulting from the procedure in Section 238 of the Cayman Companies Law with respect to such dissenting shareholder’s Shares.

At the effective time of the merger, each ordinary share of Merger Subsidiary issued immediately prior to the effective time will be converted into one fully paid ordinary share of the surviving company. Such Shares will be the only issued share capital of the surviving company at the effective time of the merger.

Our Board’s Recommendation

Our board of directors unanimously:

•	determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the shareholders of the Company and the Company;

•	approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement; and

•	resolved, subject to the terms of the Merger Agreement, to recommend authorization and approval of the merger, the plan of merger and the Merger Agreement by the shareholders of the Company.

Record Date; Shares Entitled to Vote

You are entitled to vote at the extraordinary general meeting if you own Shares at the close of business in the Cayman Islands on June 26, 2014, the Share record date for voting at the extraordinary general meeting. If you own Shares at the close of business in the Cayman Islands on the Share record date, the deadline for you to lodge your proxy card and vote is not less than 48 hours prior to the extraordinary general meeting on July 31, 2014. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment or postponement thereof.

Quorum

A quorum of our shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is at least two shareholders entitled to vote present in person or by proxy representing at least one-third in nominal value of the Company’s total issued and outstanding voting Shares throughout the meeting will constitute a quorum for the extraordinary general meeting. Under the terms of the Voting Agreement, the Voting Shareholders are required to attend the extraordinary general meeting and any adjournment or postponement thereof held to approve the merger. We expect, as of the Share record date, there will be 28,201,684 Shares entitled to be voted at the extraordinary general meeting. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.

Vote Required

Under the Cayman Companies Law, we cannot complete the merger unless the Merger Agreement is authorized and approved by a special resolution. To the extent known by the Company after making reasonable inquiry, except as set forth under the caption “Security Ownership of Certain Beneficial Owners and Management of the Company,” no executive officer or director of the Company currently holds any securities of the Company.

Assuming 28,201,684 Shares are entitled to be voted at the extraordinary general meeting and all shareholders will be present in person or by proxy at the extraordinary general meeting and vote all their Shares at the meeting, at least 18,801,123 Shares must be voted in favor of the proposal to approve, by special resolution, the merger and authorize and approve the Merger Agreement and any and all transactions contemplated thereby (including, but not limited to, the plan of merger referred to in Section 233(3) of the Cayman Companies Law, and the amendment and restatement of the Company’s memorandum and articles of association) in order for the proposal to be approved.

Procedures for Voting

Shares

Holders of record of our Shares as of the Share record date may vote their Shares by attending the extraordinary general meeting and voting their Shares in person, or by completing and submitting the enclosed proxy card in accordance with the instructions set forth on the proxy card. The deadline to lodge your proxy card is not less than 48 hours prior to the extraordinary general meeting on July 31, 2014.

Shareholders who hold their Shares in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their Shares how to vote their Shares or obtain a proxy from the record holder to vote their Shares at the extraordinary general meeting.

Shareholders who have questions regarding the merger should contact the Company’s Investor Relations firm, Leanne Sievers, 1-949-224-3874, or Matt Kreps, 1-972-239-5119 ex 125, of the Shelton Group. Shareholders who have requests for assistance in voting their Shares should contact our proxy solicitor, Innisfree M&A Incorporated, at 1-888-750-5834 (toll free from the U.S. and Canada) or 1-412-232-3651 (from other countries).

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to approve, by special resolution, the merger and authorize and approve the Merger Agreement, as it may be amended from time to time, and any and all transactions contemplated thereby (including, but not limited to, the plan of merger referred to in Section 233(3) of the Cayman Companies Law and the amendment and restatement of the Company’s memorandum and articles of association) unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines.

Brokers or other nominees who hold our Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. Broker non-votes will be counted toward a quorum but will not be treated as voted at the extraordinary general meeting.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	First, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company not less than 48 hours prior to the extraordinary general meeting on July 31, 2014. You may also vote by telephone or via the Internet by following the instructions shown on your proxy card.

•	Second, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences.

Any written notice revoking a proxy should also be sent to Montage Technology Group Limited, Room A1601, Technology Building, 900 Yi Shan Road, Xuhui District, Shanghai 200233, China.

•	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker and has instructed the broker to vote the shareholder’s Shares, the shareholder must follow directions received from the broker to change those instructions.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact the Company’s proxy solicitor, Innisfree M&A Incorporated, at 1-888-750-5834 (toll free from the U.S. and Canada) or 1-412-232-3651 (from other countries).

Solicitation of Proxies

The Company has engaged Innisfree M&A Incorporated to assist in soliciting proxies from the shareholders of the Company in connection with the approval of the merger and the authorization and approval of the Merger Agreement and any and all transactions contemplated thereby. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares held of record by such nominee holders. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those owners. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in the notice convening the meeting.

THE MERGER AGREEMENT

This section of the proxy statement describes the material terms of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the merger. This description of the Merger Agreement has been included to provide you with information regarding its terms.

Structure and Completion of the Merger

The Merger Agreement provides for the merger of Merger Subsidiary with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement. We refer to the resulting company as the “surviving company” herein. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur as soon as possible, but in any event no later than seven business days after the closing conditions have been satisfied or waived by the party entitled to the benefit of such conditions. However, after the date that is two business days after the date the closing conditions have been satisfied or waived, none of Parent, Parent Assignee and Merger Subsidiary will have any right to terminate the Merger Agreement and will have no right to claim that any of the conditions to closing are not satisfied. The closing of the merger may also take place at such other place, at such other time or on such other date as Parent and the Company may mutually agree. We refer to the date of the closing of the merger as the “closing date.” On the closing date, Parent, Merger Subsidiary and the Company will duly execute and file a plan of merger and other documents required to effect the merger under the Cayman Companies Law with the Registrar, after which the merger will become effective.

We expect that the merger will be completed during the fourth quarter of 2014, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

Upon completion of the merger, the memorandum and articles of association of the Merger Subsidiary will be the memorandum and articles of association of the surviving company in the merger until amended. At the effective time of the merger, Article I of the memorandum of association of the surviving company in the merger will be amended to read as follows: “The name of the corporation is Montage Technology Group Limited.” Upon completion of the merger and until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of Merger Subsidiary at the effective time of the merger will be the directors of the surviving company in the merger and the officers of the Company at the effective time of the merger will be the officers of the surviving company in the merger.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and representations and warranties made by Parent to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement (including the disclosure schedules delivered by the Company and Parent in connection therewith but not reflected in the Merger Agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent include representations and warranties relating to, among other things:

•	due organization, existence, good standing and authority to carry on the Company’s business;

•	the Company’s corporate power and authority to execute, deliver and perform its obligations under and to consummate the transactions under the Merger Agreement, and the enforceability of the Merger Agreement against the Company;

•	the required vote of the Company’s shareholders to authorize and approve the Merger Agreement;

•	the recommendation of the Merger Agreement, the plan of merger and the merger by our board of directors, and the authorization and approval of the Merger Agreement and the merger by our board of directors;

•	governmental and other regulatory consents and approvals;

•	the absence of (i) a breach or violation of, or a default under, the governing documents of the Company and its subsidiaries, (ii) a violation of applicable law, (iii) any required consents, notice or other action or any default or an acceleration of obligations under certain agreements and (iv) the creation of any lien on any properties or assets of the Company or its subsidiaries, in each case, as a result of the Company entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	the Company’s capitalization, the absence of voting agreements that give its holders the right to vote with the Company’s shareholders, the absence of any contracts to purchase, redeem or otherwise acquire equity interests in the Company or its subsidiaries or to make any investment in the Company or its subsidiaries, and the absence of any outstanding debt obligations giving the holders the right to vote with the Company’s shareholders;

•	the Company’s subsidiaries;

•	the Company’s SEC filings since September 25, 2013 and the exhibits and schedules included therein;

•	compliance with the Sarbanes-Oxley Act of 2002, the rules and regulations of the NASDAQ and any rules and regulations applicable to the Company’s reports;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the Company’s financial statements;

•	the accuracy of this proxy statement and other disclosure documents;

•	the absence of certain changes and the absence of a Company “Material Adverse Effect” (as defined below) from the Company balance sheet date until the date of the Merger Agreement;

•	the conduct of business in accordance with the ordinary course consistent with past practice from the Company balance sheet date until the date of the Merger Agreement;

•	the absence of certain undisclosed liabilities;

•	compliance with applicable laws, licenses and permits;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	real property and other properties and assets;

•	intellectual property and software;

•	tax matters;

•	employee benefits plans;

•	labor and employment matters;

•	insurance policies;

•	environmental matters;

•	material contracts and the absence of any default under, or termination of, any material contract;

•	the Company’s ten largest customers and suppliers;

•	compliance with applicable export control, sanctions, import and anti-corruption laws;

•	solvency and lack of secured creditors;

•	the absence of any undisclosed brokers’ or finders’ fees;

•	the receipt of an opinion from Stifel;

•	the inapplicability of any anti-takeover law to the merger;

•	interested party transactions; and

•	acknowledgment as to absence of any other representations and warranties.

Many of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means, with respect to any person, any fact, circumstance, change, event, condition, development, occurrence or effect (collectively, “effects”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the financial condition, business, assets or results of operations of such person and its subsidiaries, taken as a whole, or (ii) any person’s ability to consummate the transactions contemplated by the Merger Agreement. However, none of the following and no effect, alone or in combination, related to or arising out of any of the following, will be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur:

•	changes in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions, unless it has a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to other participants in the same industry;

•	changes or conditions generally affecting the industry in which such person and its subsidiaries operate, including changes in interest and exchange rates, in the United States, the PRC or any other jurisdiction in which the Company or its subsidiaries operate, unless it has a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to other participants in the same industry;

•	geopolitical conditions, acts of war, sabotage or terrorism or natural or man-made disasters or other force majeure events, or any escalation or worsening thereof after the date hereof, unless it has a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to other participants in the same industry;

•	changes in applicable law or GAAP or interpretations thereof, unless it has a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to other participants in the same industry;

•	the failure, in and of itself, of such person to meet any published projections, forecasts, estimates or predictions or changes in the market price or trading volume of the securities of such Person or the credit rating of such person (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition);

•	the negotiation, announcement, pendency or consummation of the transactions contemplated by the Merger Agreement including any loss or change in relationship with any customer, supplier vendor, distributor, lender, employee, investor, venture partner or other business partner of such person;

•	any shareholder litigation arising out of allegations of a breach of fiduciary duty relating to the Merger Agreement, or any agreement or undertaking entered into by the Company in connection with the Merger Agreement; or

•	if such person is the Company, (i) any action taken by the Company or any of its subsidiaries at the written request, or with the written consent, of Parent, Parent Assignee or Merger Subsidiary or (ii) compliance by the Company with the terms of, or the taking by the Company of any action required by, the Merger Agreement, or the failure by the Company to take any action prohibited by the Merger Agreement.

The representations and warranties made by Parent to the Company include representations and warranties relating to, among other things:

•	Parent’s due organization, existence and good standing;

•	Parent’s corporate power and authority to execute, deliver and perform its obligations under and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against it;

•	governmental and other regulatory consents and approvals;

•	the absence of (i) a breach or violation of, or a default under, the governing documents of Parent, Parent Assignee or the memorandum and articles of association of Merger Subsidiary, (ii) violation of applicable law, (iii) any required consents and any default or an acceleration of obligations under certain agreements and (iv) the creation of any lien on any properties or assets of Parent, Parent Assignee or Merger Subsidiary, in each case, as a result of entering into and performing under the Merger Agreement and consummating the transactions contemplated by the Merger Agreement;

•	the availability of sufficient cash or other sources of immediately available funds necessary to make payment of all amounts required for the consummation of the transactions and the satisfaction of obligations and the delivery of the financing;

•	other than the Voting Agreement, the absence of any arrangements between Parent, Parent Assignee and Merger Subsidiary, on the one hand, and any director, officer or employee of the Company or any of its subsidiaries, on the other hand;

•	the absence of legal proceedings against Parent, Parent Assignee and Merger Subsidiary other than any such legal proceeding that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay consummation of the merger or any of the other transactions contemplated by the Merger Agreement;

•	the absence of ownership of any Company shares or securities or any other economic interest in the Company;

•	Parent’s solvency;

•	independent investigation conducted by Parent and Merger Subsidiary and non-reliance on the Company’s estimates;

•	the absence of any undisclosed brokers’ or finders’ fees;

•	Parent’s financial statements through March 31, 2014; and

•	acknowledgement as to the absence of any other representations and warranties.

Conduct of Business Prior to Closing

Under the Merger Agreement, the Company has agreed that, subject to certain exceptions in the Merger Agreement, from the date of the Merger Agreement until the effective time of the merger, the Company will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) keep available the services of its directors, officers and key employees and (iii) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, and subject to certain limitations, without the prior written consent of Parent, between the date of the Merger Agreement and the effective time of the merger, the Company cannot, nor can it permit any of its subsidiaries to, among other things:

•	amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

•	split, combine, subdivide or reclassify any of its capital shares;

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, or enter into any agreement with respect to the voting of, any capital shares of the Company or any of its subsidiaries, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent;

•	redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company securities or any Company subsidiary securities, subject to certain exceptions;

•	issue, deliver, sell, grant, pledge, transfer, lease, sublease, license, dispose of, subject to any lien (other than certain permitted liens) or otherwise encumber or dispose of any Company securities or Company subsidiary securities or authorize any of the foregoing, subject to certain exceptions;

•	incur any capital expenditures or any obligations or liabilities, except for (i) those contemplated by the capital expenditure budget and (ii) any unbudgeted capital expenditures not to exceed $150,000 individually or $500,000 in the aggregate;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, scheme of arrangement, restructuring, recapitalization or other reorganization, merger, consolidation, amalgamation, recapitalization, or similar transaction, each with respect to the Company or any of its subsidiaries or create any new subsidiaries;

•	acquire or make any capital contribution or investment in any corporations, partnerships, other business organizations, properties, interests or businesses, or any assets or securities in connection with the acquisition of any corporations, partnerships, other business organizations, properties, interests or businesses, if the aggregate amount of consideration paid or transferred by the Company and its subsidiaries would exceed $1,000,000;

•	sell, lease or otherwise transfer, or create, grant or incur any lien (other than certain permitted liens) on, any of the Company’s or its subsidiaries’ material assets, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments or (ii) sales of Company products and services, inventory or used equipment in the ordinary course of business consistent with past practice;

•	repurchase, prepay, assume, alter, amend, modify or incur any indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments in, any other person, subject to certain exceptions;

•	guarantee the performance or obligations of any person;

•	enter into, amend, fail to comply with or terminate material contracts, including material insurance policies, except as in the ordinary course of business and subject to certain exceptions;

•	except as required by the terms of certain employee plans or as disclosed to Parent, make certain decisions related to hiring new employees, compensation and benefits to current employees, severance plans and adopting new employee plans, subject to certain exceptions;

•	make any change in any financial accounting principles, methods or practices, except as required by law;

•	institute, pay, discharge, compromise, settle or satisfy certain claims, liabilities or obligations in excess of $500,000 in any individual case;

•	engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

•	make certain tax-related decisions;

•	sell, assign, transfer, license, abandon, permit to lapse, create or incur certain liens on, or otherwise dispose of, or fail to maintain or protect certain intellectual property, subject to certain exceptions; or

•	authorize, agree, resolve or commit to do any of the foregoing.

Shareholders’ Meeting

We are required to convene an extraordinary general meeting of our shareholders as soon as reasonably practicable after the date of the Merger Agreement for the purpose of voting on the authorization and approval of the Merger Agreement, the merger and the transactions contemplated thereby. We may adjourn or postpone the company shareholder meeting:

•	after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to our shareholders within a reasonable amount of time in advance of the shareholder meeting;

•	as required by applicable law; or

•	if as of the time for which the meeting is scheduled as set forth in this proxy statement, there are insufficient company Shares represented to constitute a quorum necessary to conduct the business of the shareholder meeting.

At this meeting, unless our board of directors makes a change in recommendation, as discussed below, our board of directors must:

•	recommend authorization and approval of the Merger Agreement, the merger and the other transactions contemplated thereby by our shareholders;

•	use its reasonable best efforts to obtain shareholder approval; and

•	otherwise comply with all legal requirements applicable to the meeting.

Even if our board of directors makes a change in recommendation, the Company must nevertheless call the shareholder meeting and submit the Merger Agreement, merger and the transactions contemplated thereby to shareholders for approval.

Acquisition Proposals

In the Merger Agreement, we and Parent have agreed that during the period beginning on the date that is ninety (90) days after the date our shareholder approval is obtained and ending at the effective time of the merger, which is herein after referred to as the “solicitation period”, the Company and its subsidiaries and their respective directors, officers, employees, affiliates, investment bankers, attorneys, accountants and other advisors or representatives, collectively referred to as “representatives”, will have the right to, directly or indirectly:

•	solicit, initiate, facilitate and encourage any acquisition proposals, including by providing access to non-public information pursuant to one or more acceptable confidentiality agreements; and

•	enter into, continue or otherwise participate in any discussions or negotiations with respect to any acquisition proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any acquisition proposal.

As used herein and for purposes of the Merger Agreement, “acquisition proposal” means, other than the merger, any offer or proposal of any third party relating to, or any third party bona fide indication of interest in writing relating to:

•	any acquisition or purchase, direct or indirect, of assets equal to 25% or more of the consolidated assets of the Company or to which 25% or more of the consolidated revenues or earnings of the Company are attributable or 25% or more of any class of equity or voting securities of the Company;

•	any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company; or

•	a merger, consolidation, share exchange, business combination, sale of all or substantially of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company or to which 25% or more of the consolidated revenues or earnings of the Company are attributable.

Additionally, we and Parent have agreed that during the period beginning on the date of the Merger Agreement and ending on the date that Parent has provided to us acceptable financing commitment documents and evidence of sufficient funds to pay the merger consideration, which we refer to herein as the “qualified bidder solicitation period,” the Company and its representatives will have the right to, directly or indirectly:

•	solicit, initiate, facilitate and encourage any acquisition proposals from two certain third parties designated in the Merger Agreement as the “Qualified Former Bidders”, including by providing access to non-public information pursuant to one or more acceptable confidentiality agreements with such Qualified Former Bidders or pursuant to one or more confidentiality agreements with such Qualified Former Bidders existing as of the date of the Merger Agreement; and

•	enter into, continue or otherwise participate in any discussions or negotiations with respect to any acquisition proposal from a Qualified Former Bidder or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any acquisition proposal from a Qualified Former Bidder, whether or not such acquisition proposal is submitted or provided to the Company or its representatives before or after the date of the Merger Agreement.

If the acceptable financing commitment documents and evidence of sufficient funds to pay the merger consideration is no longer deemed acceptable under the Merger Agreement, then the qualified bidder solicitation period will immediately commence again and will end at such time as defect has been cured by Parent.

With respect to all third parties other than Qualified Former Bidders, from and after the date of the Merger Agreement but before the solicitation period begins, and with respect to Qualified Former Bidders, from the end of and after the qualified bidder solicitation period, the Company will, and will use its reasonable best efforts to cause each of its representatives to:

•	cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any third parties or Qualified Former Bidders, as the case may be, that may be ongoing with respect to an acquisition proposal, and

•	request any such third party or Qualified Former Bidder to promptly return or destroy all confidential information concerning the Company and its subsidiaries.

Except as expressly permitted by the Merger Agreement, with respect to all third parties other than Qualified Former Bidders, from and after the date of the Merger Agreement but prior to the beginning of the solicitation period, and with respect to Qualified Former Bidders, from the end of and after the qualified bidder solicitation period, neither the Company nor any of its subsidiaries will, nor will the Company or any of its subsidiaries authorize or permit any of its or their respective representatives to, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage the submission of any acquisition proposal;

•	enter into or participate in any discussions or negotiations with, or furnish any non-public information relating to the Company or any of its subsidiaries to, any third party or Qualified Former Bidder, as the case may be, for the purpose of knowingly facilitating or encouraging an acquisition proposal; or

•	enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other similar agreement relating to an acquisition proposal, which we refer to herein as an “alternate acquisition agreement.”

Before we obtain approval from our shareholders, we or our board of directors, directly, or indirectly through our representatives, may:

•	furnish nonpublic information to any third party making an unsolicited acquisition proposal that does not violate any term of the Merger Agreement; and

•	engage in discussions or negotiations with such third party with respect to the acquisition proposal if such third party has submitted an acquisition proposal which a majority of the members of our board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes, or would reasonably be expected to result in, a superior proposal, as defined below, and that, in light of such superior proposal, failure to furnish such information or enter into discussions or negotiations with such third party would not be in the best interests of the shareholders of the Company.

As used herein and for purposes of the Merger Agreement, “superior proposal” means an unsolicited bona fide, written Acquisition Proposal for at least a majority of the outstanding Company Shares or a majority of the consolidated assets of the Company and its subsidiaries that our board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all relevant terms and conditions of such acquisition proposal, would be more reasonably likely than the merger to be consummated in accordance with its terms, taking into account such factors as our board of directors considers appropriate, and is more favorable to the Company’s shareholders than the merger (taking into account any irrevocable written proposal by Parent to amend the terms of the Merger Agreement). Any acquisition proposal is not a superior proposal if the definitive agreement for such proposal contains a “due diligence” condition in favor of the third party or unless in the good faith judgment of our board of directors, any financing required to consummate the transaction contemplated by such acquisition proposal is determined to be reasonably obtainable by the third party.

We must notify Parent promptly (but in no event later than two business days) after we (or any of our representatives) receive any acquisition proposal. This notice will identify the material terms and conditions of any such acquisition proposal. We must also keep Parent reasonably informed promptly (but in no event later than two business days) after any material developments, discussions or negotiations regarding any acquisition proposal and must provide to Parent promptly (but in no event later than two business days) after receipt thereof copies of all the proposed transaction agreements or proposed letters sent or provided to us or any of our subsidiaries that describe any material terms or conditions of any acquisition proposal.

Change of Recommendation

Except as expressly permitted by the Merger Agreement, our board of directors cannot:

•	withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Merger Subsidiary, the approval or recommendation by our board of directors of the Merger Agreement or the transactions contemplated by the Merger Agreement or

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal made or received after the date of the Merger Agreement.

However, if the Company receives an acquisition proposal before the Company obtains approval from its shareholders or during either the solicitation period or the qualified bidder solicitation period (but, with respect to the qualified bidder solicitation period, only if the acquisition proposal is from a Qualified Former Bidder) and a majority of the members of our board of directors determines in good faith, after consultation with our outside legal counsel and our financial advisor, that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal and that failure to take any of these actions would, or would reasonably be expected to be, inconsistent with the fiduciary duties of our board of directors under applicable law, then the Company may:

•	terminate the Merger Agreement and enter into an alternate acquisition agreement with respect to such a superior proposal and/ or

•	withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent and Merger Subsidiary, the approval or recommendation by our board of directors of the Merger Agreement and the transactions contemplated thereby, and approve or recommend, or publicly propose to approve or recommend, any acquisition proposal made or received after the date of the Merger Agreement.

The board may only take these actions if, at least five business days before taking such action, the board:

•	has provided a written notice to Parent, Parent Assignee or Merger Subsidiary that the Company intends to take such action, attaching the most current version of the proposed agreement under which such superior proposal is proposed to be consummated or, if no agreement exists, then summarizing the material terms of such superior proposal; and

•	has considered in good faith any revisions to the Merger Agreement irrevocably proposed in writing by Parent, Parent Assignee or Merger Subsidiary in a manner that would form a binding contract if accepted by the Company and a majority of the members of our board of directors have determined that such superior proposal would continue to constitute a superior proposal if such revisions were to be given effect (any material amendment to the terms of the superior proposal requires a new written notice, but the matching between is reduced to three business days).

At any time before the Company shareholder approval is obtained or during the solicitation period, if an intervening event, as defined below, has occurred and a majority of the members of our board of directors determines in good faith, after consultation with our outside legal counsel, that the failure to take such action would, or would reasonably be expected to, be inconsistent with its fiduciary duties under applicable law, the board may withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent and Merger Subsidiary, the approval or recommendation by our board of directors of the Merger Agreement and the transactions contemplated thereby, and approve or recommend, or publicly propose to approve or recommend, any acquisition proposal made or received after the date of the Merger Agreement. However, our board of directors may only take such action if the Company has:

•	provided to Parent, Parent Assignee or Merger Subsidiary at least five business days’ prior written notice that it intends to take such action and specifying in reasonable detail the facts underlying the decision by our board of directors to take such action and

•	during such period, if requested by Parent, Parent Assignee, or Merger Subsidiary, engaged in good faith negotiations with Parent to amend the Merger Agreement in such a manner that obviates the need for such action.

As used herein and for purposes of the Merger Agreement, an “intervening event” means a material event, development or change with respect to the Company and its subsidiaries or the business of the Company and its subsidiaries, in each case, taken as a whole, that (1) is unknown or not reasonably foreseeable by our board of directors as of or before the date of the Merger Agreement or, if known or reasonably foreseeable to our board of directors as of or before the date of the Merger Agreement, the material consequences of which were not known or reasonably foreseeable to our board of directors as of or before the date of the Merger Agreement, and (2) occurs, arises or becomes known to our board of directors after the date of the Merger Agreement and on or before the date of the shareholder approval. The receipt by the Company of an acquisition proposal or superior proposal or any inquiry related thereto or the consequences of completing such acquisition proposal or superior proposal does not constitute an intervening event.

Access to Information

Until the effective time, we have agreed to give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to our offices, properties, books and records and those of our subsidiaries, to the extent available, or to the extent created by or received by, or in our possession, and instruct our employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent in such access. Any access must be conducted under supervision of appropriate personnel and in such manner as not to unreasonably interfere with the conduct of our business.

We are not required to provide Parent or any of its Representatives with access to any books, records, documents or other information to the extent that such books, records, documents or other information is subject to the terms of a confidentiality agreement with a third party, to the extent that the disclosure of such books, records, documents or other information would result in the loss of attorney-client privilege or to the extent the disclosure of such books, records, documents or other information is prohibited by applicable law. However, we will take all commercially reasonable steps to permit inspection of or to disclose such information on a basis that does not waive our or our subsidiaries’, privilege.

Escrow for Termination Fee and Reverse Termination Fees

We and Parent have agreed to place the termination fee and the reverse termination fee, respectively, into an escrow account opened to receive these fees. On the date of the Merger Agreement or the first business day thereafter, if the escrow account is not available to receive deposits on the date of the Merger Agreement, we agreed to deposit an amount of cash equal to 50% of the termination fee ($20,385,000) and Parent agreed to deposit an amount of cash equal to 50% of the reverse termination fee ($33,970,000), with Citibank, N.A. in New York, New York, as escrow agent. Additionally, within five business days following the approval by the Company’s shareholders (if obtained), we and Parent have agreed to deposit the remaining termination fee ($20,385,000) and reverse termination fee ($33,970,000), respectively. These amounts will be held and released by the escrow agent subject to the terms of the Merger Agreement and an escrow agreement, dated as of the date of the Merger Agreement, entered into between the Citibank N.A., Parent, a subsidiary of Parent, and the Company. A copy of the Escrow Agreement is attached to this proxy statement as Annex C.

Agreement to Use Reasonable Best Efforts

Subject to certain exceptions, we and Parent have agreed to cooperate with each other and use our reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the Merger Agreement, as promptly as practicable, including:

•	preparing and filing as promptly as practicable after the date of the Merger Agreement with any governmental authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, financial statements, records, applications and other documents, in each case, to the extent available;

•	obtaining and maintaining all approvals, consents, registrations, permits, authorizations, licenses, waivers and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the transactions contemplated by the Merger Agreement;

•	defending or contesting any action, suit or proceeding challenging the Merger Agreement or the transactions contemplated by the Merger Agreement; and

•	executing and delivering any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

Parent, and, to the extent required by law, the Company, agree:

•	to the extent required by the PRC Anti-Monopoly Law, to (x) prepare and file as promptly as practicable, an initial filing with the Anti-Monopoly Bureau of the Ministry of Commerce of the PRC pursuant to the PRC Anti-Monopoly Law adopted on August 1, 2008, as amended, and (y) to request and seek to have the Merger Agreement and the transactions contemplated thereby accorded the “simple cases” treatment described in Interim Regulation on the Application of Simple Case Criteria to Concentrations of Undertakings (the Simple Cases Regulation) issued by the Ministry of Commerce of the PRC on February 13, 2014; and

•	prepare and file as promptly as practicable all filings required to obtain the approvals from the National Development and Reform Commission of the PRC, the Ministry of Commerce of the PRC and the State Administration of Foreign Exchange of the PRC.

If we or Parent receive a request for information or documentary material from any governmental authority with respect to the Merger Agreement or any of the transactions contemplated thereby, then such party will, to the extent not prohibited by applicable law or a governmental authority, in good faith respond in a manner that is, at a minimum, in substantial compliance with such request.

We and Parent have also agreed to keep each other apprised of the status of matters relating to the completion of the merger and the other transactions contemplated thereby, including the obtaining of the PRC governmental approvals referenced or approval under the PRC Anti-Monopoly Law adopted on August 1, 2008, as amended, and work cooperatively in connection with obtaining such approvals and clearances and all other approvals of, or clearances from, each applicable governmental authority with respect to the merger and the other transactions contemplated by the Merger Agreement.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent has agreed that Parent will cause the surviving company in the merger, and the surviving company in the merger has agreed, to do the following:

•	For six years after the effective time of the merger, the surviving company in the merger will indemnify and hold harmless the present and former officers and directors of the Company or any of its subsidiaries, each of which is referred to herein as an “Indemnified Person”, in respect of acts or omissions occurring at or prior to the effective time (including acts or omissions with respect to the authorization and approval of the Merger Agreement and the consummation of the transactions contemplated thereby) pursuant to any agreements between such Indemnified Person and the Company or its subsidiaries and pursuant to the memorandum and articles of association of the Company to the fullest extent permitted by Cayman Companies Law or any other applicable law.

•

For six years after the effective time of the merger, Parent will cause to be maintained in effect provisions in the memorandum and articles of association of the surviving company in the merger and each of its subsidiaries (or in such documents of any successor to the business of the surviving company in the merger or any of its subsidiaries) regarding elimination of liability, indemnification and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the memorandum and articles of association of the Company and each of its subsidiaries in existence on the date of the Merger Agreement. From and after the effective time of the merger, any agreement of any Indemnified Person with the Company or any of its subsidiaries regarding elimination of liability, indemnification or advancement of expenses will be assumed by the surviving company in the merger , will survive the merger and will continue in full force and effect in accordance with its terms.

•	Before the effective time of the merger, the Company will, or if the Company is unable to, Parent will cause the surviving company in the merger as of the effective time of the merger to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time of the merger with respect to any claim related to any period of time at or prior to the effective time of the merger (including claims with respect to the authorization and approval of the Merger Agreement and the consummation of the transactions contemplated thereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies. The premium per annum payable for such “tail” insurance policy or extension will not exceed 300% of the amount per annum the Company paid in its last full fiscal year and if the cost for such “tail” insurance policy or extension exceeds such amount, then the Company will obtain a policy with the greatest coverage available for a cost not exceeding the such amount.

•	If Parent or the surviving company in the merger (i) consolidates with or merges into any other person and will not be the continuing or surviving company in the merger or entity of such consolidation or merger, or (ii) transfers or conveys of its property and assets to any person, then, and in each such case, proper provision will be made so that the applicable successor, assign or transferee must assume the obligations set forth above.

Financing

In the Merger Agreement, Parent, Parent Assignee and Merger Subsidiary acknowledged and agreed that the Company and its affiliates and its and their respective representatives will not have any responsibility for, or incur any liability prior to the effective time of the merger to any person, under any financing that Parent, Parent Assignee or Merger Subsidiary may raise in connection with the transactions contemplated by the Merger Agreement or any cooperation provided pursuant to the Merger Agreement (other than to Parent, Parent Assignee and Merger Subsidiary for breach of such covenants pursuant to the terms in the Merger Agreement). Parent, Parent Assignee and Merger Subsidiary will, on a joint and several basis, indemnify and hold harmless the Company and its affiliates and its and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the financing and any information utilized in connection therewith.

In connection with obtaining any financing to effect the transactions, Parent, Parent Assignee and Merger Subsidiary agreed to use, and cause their affiliates to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of any debt financing on terms and conditions as specified in the Merger Agreement as promptly as practical, including:

•	entering into acceptable commitment letters, pursuant to which and subject to the terms and conditions thereof, the lender parties have committed to lend the amounts set forth therein to Parent, Parent Assignee and/or Merger Subsidiary for the purpose of funding the transactions contemplated by the Merger Agreement;

•	entering into definitive financing agreements on the terms and conditions contained in any commitment letter no later than the closing of the merger;

•	satisfying, or causing their representatives to satisfy, on a timely basis all conditions applicable to Parent, Parent Assignee, Merger Subsidiary or their respective representatives in such definitive agreements; and

•	causing the lenders and any other persons providing financing to fund the financing at the closing of the merger.

In the Merger Agreement, with respect to any commitment letter entered into by Parent, Parent Assignee, Merger Subsidiary or their respective affiliates, Parent, Parent Assignee and Merger Subsidiary agreed not to make any amendments or modifications to, or grant any waivers of, any condition or other provision under such commitment letter without our prior written consent if such amendments, modifications or waivers would reduce the aggregate amount of the financing (including by changing the amount of fees to be paid or original issue discount of the Financing), impose new or additional conditions or otherwise be reasonably likely to:

•	prevent or materially delay or impair the ability of Parent, Parent Assignee and Merger Subsidiary to consummate the merger and the other transactions contemplated by the Merger Agreement or

•	adversely impact the ability of Parent, Parent Assignee or Merger Subsidiary to enforce its rights against the other parties to the commitment letters. Parent, Parent Assignee and Merger Subsidiary agreed not to release or consent to the termination of the obligations of the lenders under any commitment letters without our prior written consent.

If any commitment letter is withdrawn or terminated, or Parent, Parent Assignee, Merger Subsidiary or any other party thereto takes any action with respect to any commitment letter that requires our prior written consent pursuant to the Merger Agreement and such action is taken without our prior written consent, or in the event Parent, Parent Assignee, Merger Subsidiary or any other party thereto default on or breach any term of any commitment letter, or there shall be any failure or waiver of any condition of any commitment letter, Parent, Parent Assignee and Merger Subsidiary shall as soon as practical (but in any event within one business day thereof) provide written notice to us of such event or circumstance.

Parent, Parent Assignee and Merger Subsidiary agreed that if any portion of the financing of Parent, Parent Assignee or Merger Subsidiary becomes or could become unavailable in the manner or from the sources contemplated by in commitment letters, or any portion of the available cash or readily marketable securities available exclusively to Parent, Parent Assignee and/or Merger Subsidiary, which together with any financing under any commitment letter or related definitive agreement represents sufficient funds to pay the merger consideration and any amounts to holders of vested options to purchase Shares, becomes or could become unavailable in any manner, Parent will immediately so notify us and Parent, Parent Assignee and Merger Subsidiary will use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by the Merger Agreement upon conditions not materially less favorable, taken as a whole, to Parent, Parent Assignee, Merger Subsidiary and the Company than those in the commitment letters, as promptly as practicable following the occurrence of such event (and in any event no later than the closing date of the merger).

In the Merger Agreement, each of Parent, Parent Assignee and Merger Subsidiary acknowledged and agreed that neither the obtaining of the financing or any alternative financing, is a condition to the closing, and reaffirmed their obligation to consummate the transactions contemplated by the Merger Agreement irrespective and independent of the availability of any financing or any alternative financing, or the completion of any such issuance, subject to the applicable conditions to closing.

Parent agreed that any material breach of any financing agreements or any alternative financing agreement by Parent, Parent Assignee or Merger Subsidiary is deemed a breach by Parent of the Merger Agreement. Parent also agreed to:

•	provide to us complete, correct and executed copies of the financing agreement or any alternative financing agreement promptly upon their execution;

•	give us prompt notice of any breach or threatened breach by any party of any commitment letters, any financing agreements, or any alternative financing agreement of which Parent, Parent Assignee or Merger Subsidiary becomes aware or any termination or threatened termination thereof; and

•	otherwise keep us reasonably informed of the status of their efforts to arrange the financing (or any alternative financing).

Conditions to the Merger

The obligations of the Company, Parent and Merger Subsidiary to consummate the merger are subject to the satisfaction of the following conditions:

•	the Merger Agreement and merger being approved by the shareholders of the Company at the extraordinary general meeting;

•	no temporary restraining order, preliminary or permanent injunction or other judgment being issued by any court of competent jurisdiction is in effect enjoining or otherwise prohibiting the consummation of the merger;

•	Parent having received all the PRC governmental approvals, including approvals from the National Development and Reform Commission of the PRC, the Ministry of Commerce of the PRC and the State Administration of Foreign Exchange of the PRC; and

•	if required by PRC law, the obtainment by Parent of a Notice of Review Decision or other document issued by the Anti-Monopoly Bureau of the Ministry of Commerce of the PRC or the relevant statutory periods for a decision by the Anti-Monopoly Bureau of the Ministry of Commerce of the PRC prescribed by the PRC Anti-Monopoly Law adopted on August 1, 2008, as amended, including any extensions thereof, have expired and no restraint or injunction has been raised or imposed by the Anti-Monopoly Bureau of the Ministry of Commerce of the PRC with respect to the merger that would have a material adverse effect on the Company (except to that extent such material adverse effect on the Company is deemed acceptable to Parent and Parent Assignee).

The obligations of Parent and Merger Subsidiary to consummate the merger are also subject to the satisfaction of the following conditions:

•	the Company having performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the effective time of the merger;

•	the representations and warranties of the Company in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date of the merger, subject generally to a material adverse effect (as defined above) exception or other qualifiers as specified for certain representations and warranties;

•	Parent receiving a certificate signed by an executive officer of the Company to the foregoing effect; and

•	since the date of the Merger Agreement, there being no material adverse effect on the Company.

The obligations of the Company to consummate the merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•	each of Parent, Parent Assignee and Merger Subsidiary having performed in all material respects all of its covenants and obligations under the Merger Agreement required to be performed by it at or prior to the effective time of the merger;

•	the representations and warranties of Parent, Parent Assignee and Merger Subsidiary in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date of the merger, subject generally to a material adverse effect (as defined above) exception or other qualifiers as specified for certain representations and warranties; and

•	the Company receiving a certificate signed by an executive officer of Parent to the foregoing effect.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the merger:

•	by mutual written consent of the Company and Parent; or

•	by either of the Company or Parent, if:

•	the merger is not completed by 180 days after the date of our shareholder meeting to approve the merger (including any adjournment or postponement thereof), which we refer to herein as the “end date”. However, if on such 180th day certain closing conditions relating to governmental approvals restraints or have not been satisfied or waived, then the end date will be extended one time by an additional ninety (90) days (and such 90th day after the 180th day will be the “end date”). This right to terminate the Merger Agreement is not available to any party whose breach of any provision of the Merger Agreement results in the failure of the merger to be consummated by the end date;

•	any temporary restraining order, preliminary or permanent injunction or other judgment being issued by any court of competent jurisdiction is in effect that permanently makes illegal or otherwise prohibits consummation of the merger or permanently enjoins the Company, Parent, Parent Assignee or Merger Subsidiary from consummating the merger, and such restraint has become final and nonappealable. This right to terminate the Merger Agreement is not available to any party whose breach of any provision of the Merger Agreement results in such restraint; or

•	our shareholders do not authorize and approve the Merger Agreement at the extraordinary general meeting or any adjournment or postponement thereof; or

•	by Parent, if:

•	our board of directors or any committee thereof has withdrawn or modified, or publicly proposed to withdraw or modify, in a manner adverse to Parent or Merger Subsidiary, the approval or recommendation by our board of directors of the Merger Agreement and the transactions contemplated thereby or has approved or recommended, or publicly proposed to approve or recommend any other acquisition proposal made or received after the date of the Merger Agreement, or the Company fails to include the company board recommendation in this proxy statement. However, Parent will not be permitted to terminate the Merger Agreement pursuant to this section unless the notice of termination is delivered by Parent to the Company within five business days following the occurrence of such an adverse recommendation change or the Company’s failure to include the company board recommendation in this proxy statement;

•	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company has occurred that would cause the corresponding condition to closing not to be satisfied, and such condition is incapable of being satisfied by the end date; or

•	the Company has not deposited, or has not caused to be deposited, with the Citibank N.A., as the escrow agent (A) 50% of the termination fee ($20,385,000) on the first business day the escrow account is opened, or (B) the remaining 50% of the termination fee ($20,385,000) within five business days following the obtainment of the approval of the Company’s shareholders of the merger, the Merger Agreement and the transactions contemplated thereby; or

•	by the Company, if:

•	before the Company shareholders approve the merger, the Merger Agreement and the transactions contemplated thereby or during one of the permitted solicitation periods, our board of directors determines to terminate the Merger Agreement when permitted to do so pursuant to the Merger Agreement to permit the Company to enter into an alternate acquisition agreement to accept a superior proposal; provided, that the Company must pay a the applicable termination fee within three business days after the termination of the Merger Agreement;

•	Parent or Merger Subsidiary has breached any representation or warranty or failed to perform any covenant or agreement set forth in the Merger Agreement that would cause the corresponding condition to close not to be satisfied, and such condition is incapable of being satisfied by the end date;

•	all of the mutual closing conditions and conditions to the obligations of the Parent and Merger Subsidiary have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), the Company has confirmed in writing that it is ready and able to consummate the closing of the merger, and Parent and Merger Subsidiary fail to consummate the merger; or

•	Parent has not deposited, or has not caused to be deposited, with the Citibank (A) 50% of the reverse termination fee ($33,970,000) on the business day the escrow account is opened, or (B) the remaining 50% of the reverse termination fee ($33,970,000) within five (5) business days following the approval by the Company’s shareholders of the merger, the Merger Agreement and the transactions contemplated thereby.

Certain Additional Covenants

Pursuant to the terms of the Merger Agreement, we, Parent and Merger Subsidiary have agreed to certain additional covenants, including covenants related to public announcements concerning the Merger Agreement and the transactions contemplated thereby.

Termination Fee and Reverse Termination Fee

The Company is required to pay Parent a termination fee of $40,770,000 in the event the Merger Agreement is terminated under certain circumstances, including if Parent terminates the Merger Agreement because our board of directors has made a change in its recommendation with respect to the merger in a manner adverse to Parent, or if the Company terminates the Merger Agreement prior to the receipt of the shareholders’ approval in order to enter into an alternative acquisition agreement relating to a superior proposal, unless the agreement is terminated during one of the permitted solicitation periods in certain circumstances, in which case the Company is required to pay to Parent a termination fee of $20,385,000.

If the Merger Agreement is terminated by Parent or the Company as a result of the passing of the end date or the failure to obtain shareholder approval, after the date of the Merger Agreement and prior to the date of the extraordinary general meeting of the Company to approve the merger, Merger Agreement and transactions contemplated thereby, any acquisition proposal for more than 50% of the equity or assets of the Company has been publicly announced or publicly communicated to the Company’s shareholders and not withdrawn, or otherwise made or become known to our board of directors, and within twelve months following the date of such termination, any such acquisition proposal has been consummated, then the Company must pay to Parent in immediately available funds, concurrently with such consummation, a termination fee equal to $40,770,000.

In addition, the Company is required to pay Parent the termination fee if the Company fails to deposit any portion of the termination fee into the escrow account in accordance with the Merger Agreement.

Parent is required to pay the Company a reverse termination fee equal to $67,940,000 in the event the Merger Agreement is terminated under certain circumstances, including if Parent and Merger Subsidiary fail to consummate the closing of the merger after the satisfaction of the mutual conditions to closing and the conditions to Parent’s obligations to close the merger, if Parent fails to deposit any portion of the reverse termination fee into the escrow account in accordance with the Merger Agreement or if, certain governmental and regulatory approvals are not obtained, excluding certain circumstances (including if the failure to obtain certain approvals are primarily caused by the Company’s breach of any of the provisions of the Merger Agreement), or if there is a final governmental restraint on the consummation of the merger related to the failure to obtain certain governmental and regulatory approvals, excluding certain circumstances.

Employee Benefits

For a period of 12 months following the closing of the merger, with respect to employees of the Company or its subsidiaries immediately before the effective time, Parent will, or will cause the surviving company in the merger to, for so long as each such employee of the Company is engaged by Parent, the surviving company in the merger or any of their affiliates, provide compensation and employee benefits to such employee of the Company that, taken as a whole, are substantially similar in the aggregate to the compensation and benefits provided to the employee of the Company immediately prior to the effective time. Parent, the surviving company in the merger or their affiliates are not obligated to maintain any particular employee benefit plan or retain the employment of any employees of the Company.

From and after the effective time, Parent will, or will cause the surviving company in the merger to, assume, honor and continue during the 12-month period following the effective time or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, change-in-control retention and termination plans and agreements, in each case, as in effect at the effective time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by the Merger Agreement (but if the event triggering benefits occurs within 12 months following the closing, the obligations of Parent or the surviving company in the merger shall continue until the obligation to provide benefits has been satisfied).

With respect to any “employee benefit plan” maintained by the surviving company in the merger or any of its affiliates (including any vacation, paid time-off and severance plans), for purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals, each employee of the Company’s service with the Company or any of its subsidiaries will be treated as service with the surviving company in the merger or its affiliates. However, such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

Parent will use commercially reasonable efforts to waive, or shall cause the surviving company in the merger or any of its affiliates to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the surviving company in the merger or any of their affiliates in which any employee of the Company (or the dependents of any eligible employee) will be eligible to participate from and after the effective time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable employee plan immediately prior to the effective time. Parent will recognize, or will cause the surviving company in the merger or any of its affiliates to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each employee of the Company (and his or her eligible dependents) during the calendar year in which the effective time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the effective time.

The Merger Agreement does not create any right in any person, including any employees, former employees, any participant in any employee plan or any beneficiary thereof, or create any right to continued employment with Parent, Company, the surviving company in the merger or any of their affiliates, and should not be construed in any way as modifying or amending the provisions of an employee plan.

Fees and Expenses

All costs and expenses incurred in connection with the Merger Agreement, the merger and the other transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the Merger Agreement.

Modification or Amendment; Waiver of Conditions

Any provision of the Merger Agreement may be amended or waived at any time with the written approval of each party to the Merger Agreement; however, after the approval of the Company shareholders has been obtained, no amendment or waiver will be made which under Cayman Islands law requires further approval of the shareholders of the Company without such approval having first been obtained.

Remedies

In the event that the Merger Agreement is terminated under circumstances in which the Company is obligated to pay the termination fee to Parent or Parent is obligated to pay the reverse termination fee to the Company, the payment of the termination fee or the reverse termination fee is the sole and exclusive remedy except in the event of a knowing or intentional breach.

Each of the parties to the Merger Agreement is entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce, specifically, the terms and provisions thereof, this being in addition to any other remedy to which each party is entitled under the Merger Agreement (provided that, in cases where the Merger Agreement is terminated under circumstances in which the Company is obligated to pay the termination fee, neither Parent nor Merger Subsidiary will be entitled to injunctive relief, except in the event of a knowing or intentional breach). However, we are only entitled to injunctive relief to cause Parent, Parent Assignee and Merger Subsidiary to consummate the merger if the financing (or alternative financing) has been funded or will be funded at the closing and we have irrevocably confirmed that is injunctive relief is granted and the financing funded, the closing of the merger will occur.

Voting Agreement

Concurrently with the execution of the Merger Agreement, Parent entered into a Voting Agreement with each of the following shareholders (or groups of shareholders, as the case may be): Howard Yang; Xueren Yang and Shuzhuang Yang, jointly; Stephen Tai; Tai Kuai Lap and Chao Iong Wa, jointly; Wei-Tsuei Yen; Absolute Pioneer Co., Ltd.; Yung-Kuei Yu; Yung Do Way; Charles G. Sodini; Jung Kung Yang; and Mark Thomas Voll. As of the date of this proxy statement, the Voting Shareholders collectively beneficially held approximately 3,270,643 Shares (which does not include Shares which may be issuable upon the exercise of vested options), representing approximately 12% of the total outstanding Shares.

Under the Voting Agreement and pursuant to the terms and conditions thereof, each Voting Shareholder has agreed to vote or exercise its right to consent with respect to all the Shares that such Voting Shareholder is entitled to vote at the time of any vote to approve the merger at any meeting of the shareholders of the Company, and at any adjournment or postponement thereof, at which the merger and the Merger Agreement are submitted for the consideration and vote of the shareholders of the Company.

The foregoing summary is qualified in its entirety by reference to, and you are encouraged to refer to, “The Merger—Voting by Certain Shareholders at the Extraordinary General Meeting” beginning on page 39, which provides a detailed discussion of the material terms and conditions in the Voting Agreement. This summary is qualified in its entirety by reference to the Voting Agreement between Parent and the Voting Shareholders attached as Annex B to this proxy statement. You are encouraged to read the Voting Agreement in its entirety.

Escrow Agreement

Concurrent with the execution of the Merger Agreement, Parent, a subsidiary of Parent and the Company entered into the Escrow Agreement with Citibank N.A. serving as the escrow agent, pursuant to which the Company agreed to deposit 50% of the termination fee and Parent agreed to deposit 50% of the reverse termination fee in two accounts with Citibank upon the date of the Merger Agreement or the first business day that the escrow accounts are available to receive deposits. The parties agreed to deposit the remaining 50% of the termination fee and the remaining 50% of the reverse termination fee within five business days following the obtainment of the approval by the Company’s shareholders of the merger, the Merger Agreement and the transactions contemplated by thereby. This summary is qualified in its entirety by reference to the Escrow Agreement between Parent and the Voting Shareholders attached as Annex C to this proxy statement. You are encouraged to read the Escrow Agreement in its entirety.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the merger and receive cash equal to the appraised fair value of their Shares (“Dissenters’ Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Companies Law, a copy of which is attached as Annex E to this proxy statement. If you are contemplating the possibility of objecting to the merger, you should carefully review the text of Annex E, particularly the procedural steps required to perfect Dissenters’ Rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Companies Law, you will lose your Dissenters’ Rights.

Requirements for Exercising Dissenters’ Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of his Shares upon dissenting to the merger, provided that such shareholder follows the procedures summarized below.

The exercise of your Dissenters’ Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to seek relief on the grounds that the merger is void or unlawful. To preserve your Dissenters’ Rights, the following procedures must be followed:

•	you must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to approve the merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the resolution at the extraordinary general meeting;

•	within 20 days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all Dissenting Shareholders who have served a Notice of Objection;

•	within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the Dissenting Shareholder must give a written notice of his or her decision to dissent (a “Notice of Dissent”) to the Company stating his or her name and address, the number and class of Shares with respect to which he or she dissents and demanding payment of the fair value of his or her Shares. The shareholder will cease to have any rights of a shareholder upon the giving of such Notice of Dissent except the right to be paid the fair value of its Shares (and the right to participate in court proceedings to determine the fair value of his or her Shares or the right to institute proceedings on the grounds that the merger is void or unlawful). A Dissenting Shareholder must dissent in respect of all the Shares which he or she holds;

•	within seven days immediately following (i) the date of expiry of the Dissent Period or (ii) the date on which the plan of merger is filed with the Registrar, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase his or her Shares at a price determined by the Company to be the fair value of such Shares;

•	if, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will purchase the Dissenting Shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all Dissenting Shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, and such petition by the Company must be accompanied by a verified list containing the names and addresses of all shareholders who have filed a Notice of Dissent and who have not agreed with the Company as to fair value of the Shares; and

•	if a petition is timely filed and served, the Grand Court will determine at a hearing which shareholders are entitled to Dissenters’ Rights and will determine the fair value of the Shares held by those shareholders, together with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be fair, and the costs of the proceedings and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of shareholders of the Company. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are owned by or for more than one person, such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to become the holder of record of such Shares, in order to follow the steps summarized above in a timely manner to perfect whatever Dissenters’ Rights attached to the Shares.

If you do not satisfy each of these requirements, you cannot exercise Dissenters’ Rights and will be bound by the terms of Merger Agreement. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the approval of the merger and the authorization and approval of the Merger Agreement and any and all transactions contemplated thereby, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to Montage Technology Group Limited, Room A1601, Technology Building, 900 Yi Shan Road, Xuhui District, Shanghai 200233, China.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than the $22.60 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of Shares covered by a Notice of Dissent, the Company and Parent intend to assert that the per Share merger consideration of $22.60 is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238 of the Cayman Companies Law, you will lose your Dissenters’ Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters’ Rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares, as of June 26, 2014, the Share record date, by:

•	each of our directors and executive officers;

•	all of our directors and executive officers as a group; and

•	each person known to us to own beneficially more than 5.0% of our outstanding Shares.

Beneficial ownership is determined in accordance with SEC rules. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or to dispose of the shares or has the right to acquire such powers within 60 days, such as through the exercise of options. Percentage of beneficial ownership for each person or group is calculated by dividing (i) the number of ordinary shares beneficially owned by such person or group by (ii) the total number of ordinary shares outstanding plus the number of ordinary shares such person or group has the right to acquire within 60 days. The total number of ordinary shares outstanding is 28,201,684.

Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address for each person named in the table below is c/o Montage Technology Group Limited, Room A1601, Technology Building, 900 Yi Shan Road, Xuhui District, Shanghai 200233, China.

	Shares Beneficially Owned
Name and Address of beneficial Owner	Shares	Percentage (%)
Executive Officers and Directors:
Howard C. Yang(1)	1,619,319	5.7
Stephen Tai(2)	1,111,319	3.9
Yung Kuei (YK) Yu(3)	10,000	*
Cathy Yen(4)	59,234	*
Jung-Kung (Jackie) Yang(5)	81,766	*
Edward Way(6)	18,000	*
Charles G. Sodini(7)	18,000	*
Mark Voll(8)	244,005	*
All directors and executive officers as a group(9)	3,161,643	11.2

*	Beneficially owns less than 1.0% of our outstanding Shares.
(1)	Includes 470,000 ordinary shares that may be acquired through exercise of share options, all of which are subject to our company’s right of repurchase, which right lapses as the options vest according to their vesting schedule; and excludes 404,000 ordinary shares held jointly by Mr. Yang’s parents, who do not live in the same household as Mr. Yang. Mr. Yang disclaims beneficial ownership of the ordinary shares held by his parents. Also includes an additional 36,000 restricted shares which may be voted by Mr. Yang, but which are subject to forfeiture in certain conditions prior to vesting.
(2)	Includes 470,000 ordinary shares that may be acquired through exercise of share options, all of which are subject to our company’s right of repurchase, which right lapses as the options vest according to their vesting schedule; and excludes 912,000 ordinary shares held jointly by Mr. Tai’s parents, who do not live in the same household as Mr. Tai. Mr. Tai disclaims beneficial ownership of the ordinary shares held by his parents. Also includes an additional 36,000 restricted shares which may be voted by Mr. Tai, but which are subject to forfeiture in certain conditions prior to vesting.

(3)	Includes 6,000 ordinary shares that may be acquired through exercise of share options, 6,000 of which are subject to our company’s right of repurchase, which right lapses as the options vest according to their vesting schedule. Also includes an additional 4,000 restricted shares which may be voted by Mr. Yu, but which are subject to forfeiture in certain conditions prior to vesting.
(4)	Includes 6,000 ordinary shares that may be acquired through exercise of share options, 6,000 of which are subject to our company’s right of repurchase, which right lapses as the options vest according to their vesting schedule. Also includes an additional 4,000 restricted shares which may be voted by Ms. Yen, but which are subject to forfeiture in certain conditions prior to vesting.
(5)	Includes 38,000 ordinary shares that may be acquired through exercise of share options, 14,000 of which are subject to our company’s right of repurchase, which right lapses as the options vest according to their vesting schedule. Also includes an additional 4,000 restricted shares which may be voted by Mr. Yang, but which are subject to forfeiture in certain conditions prior to vesting.
(6)	Includes 14,000 ordinary shares that may be acquired through exercise of share options, 10,667 of which are subject to our company’s right of repurchase, which right lapses as the options vest according to their vesting schedule. Also includes an additional 4,000 restricted shares which may be voted by Mr. Way, but which are subject to forfeiture in certain conditions prior to vesting
(7)	Includes 14,000 ordinary shares that may be acquired through exercise of share options, 9,000 of which are subject to our company’s right of repurchase, which right lapses as the options vest according to their vesting schedule. Also includes an additional 4,000 restricted shares which may be voted by Mr. Sodini, but which are subject to forfeiture in certain conditions prior to vesting.
(8)	Includes 189,000 ordinary shares that may be acquired through exercise of share options, 112,334 of which are subject to our company’s right of repurchase, which right lapses as the options vest according to their vesting schedule. Also includes an additional 14,500 restricted shares which may be voted by Mr. Voll, but which are subject to forfeiture in certain conditions prior to vesting.
(9)	Includes 1,207,000 ordinary shares that may be acquired through share options, 1,098,001 of which are subject to our company’s right of repurchase, which right lapses as the options vest according to their vesting schedule. Also includes an additional 106,500 restricted share awards, which right lapses as the Restricted Share Awards vest according to their vesting schedule. In addition, As we are currently a foreign private issuer as defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act, all Section 16(a) filing requirements are not applicable to our officers, directors and greater than ten percent beneficial owners at present.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of material U.S. federal income tax consequences to U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the Merger Agreement. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, referred to as the “Code,” final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service, referred to as the “IRS,” and the IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such a challenge.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the merger (including the Medicare tax on net investment income). This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including, without limitation, holders that are (i) banks, financial institutions, or insurance companies; (ii) regulated investment companies, mutual funds, or real estate investment trusts; (iii) brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; (iv) tax-exempt organizations; (v) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment; (vi) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services; (vii) U.S. Holders that have a “functional currency” other than the U.S. dollar; (viii) retirement plans, individual retirement accounts, or other tax-deferred accounts; (ix) U.S. expatriates; (x) persons subject to alternative minimum tax; or (xi) U.S. Holders that actually or constructively own 10% or more of our voting stock. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) a citizen or individual resident of the United States for U.S. federal income tax purposes; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenters’ Rights

The receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its Dissenters’ Rights (as described under “Dissenters’ Rights”), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment

Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the effective time of the merger.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of the Shares is subject to tax in the PRC, you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income, referred to as the “Treaty”). If we are not eligible for the benefits of the Treaty, if you fail to make the election to treat any gain as PRC source, or if the election is not otherwise available under the Treaty, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the Merger Agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of our Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

In general, we will be a PFIC for any taxable year in which (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value of our assets (based on a quarterly value of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”). For this purpose, passive income generally includes dividends, interest, royalties and rents. If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income. For purposes of the asset test: (a) any cash and cash invested in short-term, interest bearing, debt instruments, or bank deposits that are readily convertible into cash will count as producing passive income or held for the production of passive income, and (b) the total value of our assets is calculated based on the market capitalization.

We believe we were not a passive foreign investment company, or a “PFIC,” for U.S. federal income tax purposes for the taxable year ended December 31, 2013. Based on the composition of our income and assets for the first quarter of our current taxable year ending December 31, 2014 and valuation of our assets for the first two quarters for the current year, we do not expect that we will be a PFIC for our current taxable year, although there can be no assurance in this regard. Our PFIC status for the current taxable year 2014 will not be determinable until the close of the taxable year ending December 31, 2014.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election, any gain recognized by a U.S. Holder on the disposition of a Share generally would be allocated ratably over such U.S. Holder’s holding period for the Share. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income in the current taxable year. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year. We do not intend to provide the information U.S. Holders would need to make a qualified electing fund election for the current taxable year. As a result, if we are a PFIC in the current year, a U.S. Holder will not be able to make a valid qualified electing fund election, and any gain recognized by a U.S. Holder who exchanges its Shares for cash pursuant to the merger would be treated as ordinary income rather than capital gain, and would not be treated as long-term capital gain, even if the U.S. Holder held such Shares for more than one year at the effective time of the merger.

If a U.S. Holder has made a valid mark–to–market with respect to the Shares, any gain the U.S. Holder recognizes would be treated as ordinary income and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark–to–market election.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the merger to it if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

Notwithstanding our belief as discussed above, the information we provide here is solely for the convenience of our shareholders, and we are not providing any U.S. tax opinion or advice to any U.S. Holder concerning the PFIC status of the Company. Each U.S. Holder is urged to consult its tax advisor regarding the PFIC classification of the Company, the consequences to such U.S. Holder of such PFIC classification, and the consequences of having made certain elections to mitigate such consequences.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

CERTAIN MATERIAL PRC INCOME TAX CONSEQUENCES

Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Under the EIT Law and its implementation regulations, PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of cash by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident enterprise” does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the PRC Individual Income Tax Law, a non PRC individual resident is subject to PRC income tax at the rate of 20% on any capital gain recognized from the disposal of equity in a PRC resident enterprise.

Although there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for our Shares should otherwise be subject to PRC tax to holders of such Shares that are not PRC residents, although there can be no assurance in this regard.

In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698,” Guo Shui Han [2009] No. 698), issued by the State Administration of Taxation, which became effective as of January 1, 2008, and the Bulletin Concerning Certain Issues Related to the Administration of Enterprise Income Tax of Non-resident Enterprises (SAT Bulletin No. 24) issued by the State Administration of Taxation, which became effective as of April 1, 2011, if any non-resident enterprise transfers equity of a PRC resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer; provided, however, that any purchase or sale of equity through the open market will not be subject to such taxation. Where the non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, which was established in a jurisdiction with either (a) an actual rate of tax on capital gains of less than 12.5%; or (b) an exclusion from taxation for offshore capital gains, the non-resident enterprise will be required to file with the relevant taxation authorities certain information about the transfer. Where any such taxation authorities, upon review and examination of the documents submitted by the non-resident enterprise, deem such offshore holding company to be a vehicle incorporated for the purpose of tax evasion, they have the power to re-classify the offshore share transfer transaction, deny the existence of the offshore holding company and impose a 10% income tax on the gain from such offshore share transfer after an examination by the State Administration of Taxation. Although there has not been a definitive determination on whether a purchase or sale of a public company’s shares would be subject to Circular 698, the Company does not believe that the gain recognized on the receipt of cash for its Shares pursuant to the merger by its corporate shareholders who are not PRC residents should be subject to Circular 698, although there can be no assurance in this regard. If, however, the PRC tax authorities were to invoke Circular 698 and impose tax on the receipt of cash for its Shares, then any gain recognized on the receipt of cash for its Shares pursuant to the merger by its corporate shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

Under the PRC Individual Income Tax Law, a PRC resident is subject to PRC individual income tax at the rate of 20% on the recognition of capital gains from the disposal of capital assets (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

CERTAIN MATERIAL CAYMAN ISLANDS TAX CONSEQUENCES

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed in the Cayman Islands; and (ii) registration fees will be payable to the Registrar to register the plan of merger.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders meeting. However, if the merger is not completed, we plan to hold an annual general meeting later in the year.

WHERE YOU CAN FIND MORE INFORMATION

The Company is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act and the equity securities of the Company are accordingly exempt from the proxy rules set forth in Sections 14(a), 14(b), 14(c) and 14(f) of the Exchange Act. Moreover, as a foreign private issuer, neither U.S. federal securities laws nor the rules of the NASDAQ require us to file this proxy statement or any proxy solicitation materials accompanying this proxy statement on Schedule 14A or 14C in connection with the extraordinary general meeting. The Company is soliciting proxies in connection with the extraordinary general meeting in accordance with applicable rules and regulations of the Cayman Islands.

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file our annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://www.montage-tech.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto.

Requests for copies of our filings should be directed to the Company’s Investor Relations firm, Shelton Group, Leanne Sievers,1-949-224-3874, or Matt Kreps, 1-214-272-0073.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED JULY 1, 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

June 11, 2014

between

MONTAGE TECHNOLOGY GROUP LIMITED

and

SHANGHAI PUDONG SCIENCE AND TECHNOLOGY INVESTMENT CO., LTD.

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 11, 2014 between Montage Technology Group Limited, a Cayman Islands exempted company (the “Company”) and Shanghai Pudong Science and Technology Investment Co., Ltd., a PRC limited liability company (“Parent”).

W I T N E S S E T H :

WHEREAS, following the execution of this Agreement, (i) Parent shall form, or shall cause to be formed, a new entity as a Cayman Islands exempted company (“Parent Assignee”) and shall assign to Parent Assignee, and Parent Assignee shall assume, Parent’s rights under this Agreement by signing the assignment and assumption agreement in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”) and (ii) Parent shall form, or shall cause to be formed, a new entity as a Cayman Islands exempted company that will be a wholly-owned subsidiary of Parent Assignee (“Merger Subsidiary”) and shall cause Merger Subsidiary and Parent Assignee to join this Agreement by signing the joinder agreement attached hereto as Exhibit C (the “Joinder Agreement”), provided that Parent shall not be relieved of any of its obligations under and pursuant to this Agreement, and shall remain responsible for all representations, warranties, liabilities, covenants, agreements and any other obligations under and pursuant to the terms of this Agreement;

WHEREAS, the respective Boards of Directors of the Company and Merger Subsidiary have adopted and deemed it advisable that the respective shareholders of the Company and Merger Subsidiary approve this Agreement pursuant to which, among other things, Parent Assignee would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as an inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Voting Shareholders have each executed and delivered to Parent the Voting Agreement, providing that, among other things, such shareholders will vote their Shares in favor of the approval of this Agreement, the Plan of Merger and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01. DEFINITIONS. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal of any Third Party relating to, or any Third Party bona fide indication of interest in writing relating to (i) any acquisition or purchase, direct or indirect, of assets equal to 25% or more of the consolidated assets of the Company or to which 25% or more of the consolidated revenues or earnings of the Company are attributable or 25% or more of any class of equity or voting securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 25%

or more of any class of equity or voting securities of the Company, or (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company or to which 25% or more of the consolidated revenues or earnings of the Company are attributable.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that other state-owned enterprises or Governmental Authorities controlled by the PRC shall not be deemed as Affiliates of Parent, Parent Assignee or Merger Subsidiary unless they are controlled by Parent, Parent Assignee or Merger Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Applicable Law” means, with respect to any Person, any PRC local, provincial or national or United States federal, state or local or other non-United States national, state or provincial (as applicable) or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, or Cayman Islands Companies Law, in each case, that is legally binding upon and applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the PRC or in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of March 31, 2014 set forth in the Company’s Form 8-K filed with the SEC on May 6, 2014.

“Company Balance Sheet Date” means March 31, 2014.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and shall be deemed to have been provided by the Company to Parent Assignee and Merger Subsidiary upon their respective formations.

“Company Owned IP” means any and all Intellectual Property that is owned by the Company or any of its Subsidiaries (including any and all Company Registered IP).

“Company Registered IP” means all of the Registered IP owned by the Company or any of its Subsidiaries.

“Company Shares” means the ordinary shares, $0.0125 par value per share, of the Company.

“Company Share Plans” means collectively, the Company’s 2006 Share Incentive Plan effective as of June 13, 2006 and the Company’s Performance Incentive Plan effective as of October 1, 2013.

“Confidentiality Agreement” means the letter agreement between Parent and the Company dated March 25, 2014.

“Contract” means any written or oral contract, agreement, note, bond, indenture, mortgage, guaranty, option, lease (or sublease), license, sales or purchase order, warranty, commitment or other instrument, obligation, arrangement or understanding of any kind.

“Electronic Data Room” means that certain electronic data room for Project Mission run by RR Donnelley and maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement.

“Environmental Laws” means any Applicable Laws relating to the environment or, solely as it relates to exposure to hazardous or toxic substances, human health.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws for the operation of the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign, federal, provincial, regional, state, municipal or local governmental, regulatory or administrative authority, stock exchange, development zone authority sponsored by the PRC, free trade zone authority sponsored by the PRC, department, court, agency or official, including any political subdivision thereof.

“Governmental Official” means, individually and collectively, any political party or official of any political party or any candidate for political office.

“Hazardous Substance” means any toxic, radioactive or otherwise hazardous substance, waste or material that in relevant form and concentration is regulated under any Environmental Law.

“Intellectual Property” means any or all of the following in any jurisdiction throughout the world, and all rights in: (i) all United States, international and foreign patents, utility models, design patents, certificates of invention, and applications therefor, and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), trade secrets, know how, databases, business methods, technical data and customer lists, and other confidential or proprietary information; (iii) all works of authorship, copyrights, moral rights, copyright registrations and applications throughout the world, Software, mask works and mask work registrations and applications; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, trademarks and service marks, domain names, URLs, and other indicia of origin, and registrations and applications therefor throughout the world, together with all good will associated therewith; and (vi) all other intellectual property and proprietary rights.

“International Plan” means any Employee Plan that is maintained by the Company or any of its Affiliates primarily for the benefit of current or former employees of the Company or any of its Subsidiaries based outside of the United States.

“knowledge” of any Person that is not an individual means the actual knowledge of such Person’s executive officers; provided, however, that “knowledge” of the Company means the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, license, covenant not to sue or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, except as provided in Section 1.01(a) of the Company Disclosure Schedule, with respect to any Person, any fact, circumstance, change, event, condition, development, occurrence or effect (collectively, “effects”) that has had, or would reasonably expected to have, individually or in the aggregate, a material adverse effect on (i) the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect to the extent resulting from (A) changes in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions, (B) changes or conditions generally affecting the industry in which such Person and its Subsidiaries operate, including changes in interest and exchange rates, in the United States, the PRC or any other jurisdiction in which the Company or its Subsidiaries operate, (C) geopolitical conditions, acts of war, sabotage or terrorism or natural or man-made disasters or other force majeure events, or any escalation or worsening thereof after the date hereof, (D) changes in Applicable Law or GAAP or interpretations thereof, (E) the failure, in and of itself, of such Person to meet any published projections, forecasts, estimates or predictions or changes in the market price or trading volume of the securities of such Person or the credit rating of such Person (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition), (F) the negotiation, announcement, pendency or consummation of the transactions contemplated by this Agreement including any loss or change in relationship with any customer, supplier vendor, distributor, lender, employee, investor, venture partner or other business partner of such Person, (G) any shareholder litigation arising out of allegations of a breach of fiduciary duty relating to this Agreement, or any agreement or undertaking entered into by the Company in connection with this Agreement, and (H) if such Person is the Company, (i) any action taken by the Company or any of its Subsidiaries at the written request, or with the written consent, of Parent, Parent Assignee or Merger Subsidiary or (ii) compliance by the Company with the terms of, or the taking by the Company of any action required by, this Agreement, or the failure by the Company to take any action prohibited by this Agreement; except, in the case of clauses (A), (B), (C) or (D), to the extent having a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect) or (ii) such Person’s ability to consummate the transactions contemplated by this Agreement.

“Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of the Company, as amended to the date of this Agreement.

“MOFCOM” means the Ministry of Commerce of the PRC or its competent local counterparts.

“NASDAQ” means the Nasdaq Global Stock Market.

“NDRC” means the National Development and Reform Commission of the PRC or its competent local counterparts.

“Orders” means any order, writ, assessment, decision, injunction, decree, judgment, ruling, award, settlement or stipulation of a Governmental Authority of competent jurisdiction.

“Parent Ordinary Share” means an ordinary share of Parent Assignee, par value $0.0125 per share.

“Parent Required Approvals” means the approvals of NDRC, MOFCOM and SAFE to the extent required with respect to the overseas investment by Parent in connection with the consummation of the transactions contemplated hereby, and for the avoidance of doubt, not including the PRC Antitrust Clearance.

“Pending Class Action” means all class action lawsuits currently pending in the United States Courts, including but not limited to the United States District Court of the Southern District of New York and the United States District Court of the Northern District of California, against the Company and/or its directors and officers that were brought by investors who purchased or otherwise acquired the Company’s securities.

“Permitted Liens” means (i) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, or that are being contested in good faith by and through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business and for which adequate accruals or reserves have been established to the extent required by GAAP, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iv) zoning, building and other similar codes and regulations, (v) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents, (vi) any conditions that would be disclosed by a current, accurate survey or physical inspection, (vii) Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on real property over which the Company or any of its Subsidiaries has easement rights or on any real property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto, (viii) with respect to tangible property, Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted and (ix) with respect to Intellectual Property, nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries which are generally consistent with the Company’s past business goals, which, for avoidance of doubt, shall include nonexclusive licenses granted to new Third Parties.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong S.A.R., the Macau Special Administrative Region and the islands of Taiwan.

“PRC Anti-Monopoly Bureau” means the Anti-Monopoly Bureau of the Ministry of Commerce of the PRC, or any successor thereto.

“PRC Anti-Monopoly Law” means the PRC Anti-Monopoly Law adopted on August 1, 2008, as amended and the rules, regulations, orders, notices, guidance notes and other legally binding documents promulgated thereunder, as in effect from time to time.

“PRC Antitrust Clearance” means (i) Parent obtaining a Notice of Review Decision or other document issued by the PRC Anti-Monopoly Bureau approving the Merger pursuant to PRC Anti-Monopoly Law or (ii) the relevant statutory periods for a decision by the PRC Anti-Monopoly Bureau prescribed by the PRC Anti-Monopoly Law, including any extensions thereof, having expired and no Restraint having been raised or imposed by the PRC Anti-Monopoly Bureau with respect to the Merger that would have a Material Adverse Effect on the Company (except to the extent such Material Adverse Effect on the Company is deemed acceptable to Parent and Parent Assignee).

“Qualified Former Bidder” means (i) any Person or group (the number of which Qualified Former Bidders, other than Parent, being limited to two) that has submitted any Acquisition Proposal prior to the date hereof (it being agreed that the indications of interest dated April 22, 2014 and April 23, 2014 are each

Acquisition Proposals made by Qualified Former Bidders for purposes of this Agreement) and who is referenced in the minutes of the May 9, 2014 meeting of the Board of Directors of the Company (other than Parent), or (ii) member of a group or Affiliate of a Person or group referred to in clause (i) of this definition.

“Registered IP” means all issued or registered Intellectual Property and applications therefor.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge or dispersal into or through the environment.

“SAFE” means the State Administration of Foreign Exchange of the PRC or its competent local counterparts.

“SAFE Circular 75” means the Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles issued by SAFE on October 21, 2005 and which became effective as of November 1, 2005, and any implementation, successor rule or regulation related thereto under the PRC law.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Software” means software of any type (including programs, applications, firmware, middleware, libraries, interfaces, systems and tools), whether in source code or executable code form, data and databases, and related documentation, and all rights in the foregoing.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any and all taxes or other like assessments or charges of any kind whatsoever imposed by any Governmental Authority, including, without limitation, taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth, excise, withholding, alternative or add-on minimum, ad valorem, stamp, transfer, value-added or gains taxes, license, registration and documentation fees, customers’ duties, tariffs and other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax and additional amounts imposed with respect thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report, claim for refund, or amended return) filed or required to be filed with any Taxing Authority.

“Taxing Authority” means any governmental authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“US Plan” means any Employee Plan that is not an International Plan.

“Voting Agreement” means that certain voting agreement, dated as of the date hereof, among Parent and the Voting Shareholders.

“Voting Shareholders” means the shareholders party to the Voting Agreement (other than Parent).

(b)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Commitment Letters	7.06
Acceptable Commitment Letter Default	7.06
Acceptable Confidentiality Agreement	6.03
Acceptable Financing Evidence	7.06
Action	4.13
Adverse Recommendation Change	6.03
Alternate Acquisition Agreement	6.03
Agreement	Introduction
Antitrust Laws	8.01
Assignment and Assumption Agreement	Introduction
Assumed Share Option	2.05
Available Funding	7.06
Bank of China Commitment	5.06
Bank of China Commitment Letter	5.06
Benefit Period	7.05
Cayman Companies Law	2.01
Closing	2.01
Closing Date	2.01
Commitment Letter Default	7.06
Commitment Letters	7.06
Company	Introduction
Company Board Recommendation	4.02
Company Cash	7.06
Company Employees	7.04
Company Preferred Shares	4.05
Company Related Parties	11.04
Company Restricted Share	2.05
Company SEC Documents	4.07
Company Securities	4.05
Company Share Awards	4.05
Company Share Option	2.05
Company Shareholder Approval	4.02
Company Shareholder Meeting	6.02
Company Subsidiary Securities	4.06
debt	5.10
Dissenting Shares	2.04
Distributor Information	6.04
D&O Insurance	7.03
Effective Time	2.01
Employee Plan	4.17
End Date	10.01
Escrow Agent	6.05
Escrow Agreement	6.05
Excluded Shares	2.02
Financing	7.06
Financing Agreements	7.06
Funding Unavailability Event	7.06

Term	Section
Indemnified Person	7.03
Initially Deposited Termination Fee	6.05
Initially Deposited Reverse Termination Fee	7.05
Insurance Policies	4.19
Internal Controls	4.07
International Trade Laws	4.23
Intervening Event	6.03
Joinder Agreement	Introduction
Lease	4.14
Major Customer	4.22
Major Supplier	4.22
Material Contract	4.21
Maximum Tail Premium	7.03
Measurement Date	4.05
Merger	2.01
Merger Consideration	2.03
Merger Documents	2.01
Merger Subsidiary	Introduction
Multiemployer Plan	4.17
Necessary IP	4.15
Notice of Superior Proposal	6.03
OFAC	4.23
Option Exchange Ratio	2.05
Parent	Introduction
Parent Assignee	Introduction
Parent Related Parties	11.04
Parent Share Value	2.05
Paying Agent	2.03
Payment Fund	2.03
Per Share Merger Consideration	2.02
Plan of Merger	2.01
Proxy Statement	4.09
Qualified Bidder Solicitation Period	6.03
Remaining Termination Fee Deposit	6.05
Remaining Reverse Termination Fee Deposit	7.05
Representatives	6.03
Restraints	9.01
Reverse Termination Fee	11.04
PRC GAAP	5.13
Share Certificates	2.03
Solicitation Period	6.03
Solvent	5.10
Superior Proposal	6.03
Surviving Company	2.01
Termination Fee	11.04
Uncertificated Shares	2.03
Vesting Date	2.05

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in any Annex, Exhibit or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and shall not mean simply “if”. The word “or” shall not be exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that any agreement or contract listed on any schedules hereto must indicate whether such agreement or contract has been amended, modified or supplemented. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars and any references to “RMB” shall be to PRC Renminbi. For purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the time zone in which the city of Shanghai of the PRC is located. The terms “furnished,” “made available” and other similar terms shall mean the inclusion of any documents, agreements and other instruments made available to Parent and its representatives in the Electronic Data Room, or otherwise delivered or made available to Parent. This Agreement is in the English language, and while this Agreement may be translated into other languages, the English language version shall control.

ARTICLE 2

The Merger

Section 2.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Cayman Companies Law”), at the Effective Time, Merger Subsidiary will be merged with and into the Company and the separate existence of Merger Subsidiary shall thereupon cease (the “Merger”). The Company shall continue its existence under the Cayman Companies Law as the surviving company (within the meaning of the Cayman Companies Law) in the Merger (the “Surviving Company”) and shall succeed to and assume all the undertakings, property, assets, rights, privileges, immunities, powers, franchises, debts, liabilities, duties and obligations of Merger Subsidiary and the Company in accordance with the Cayman Companies Law. The Surviving Company shall be liable for and subject, in the same manner as Merger Subsidiary immediately prior to the Effective Time, to all credit agreements, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of Merger Subsidiary.

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers, Plaza 66, Tower 1, 37th Floor, 1266 Nanjing Road West, Shanghai 200040, People’s Republic of China at 10:00 a.m. Shanghai time, as soon as possible, but in any event no later than seven (7) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions; provided, however, that after the date that is two (2) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, neither Parent, Parent Assignee nor Merger Subsidiary shall have any right to terminate, and shall not terminate, this Agreement pursuant to the terms hereof (including Article 10) or otherwise, or have any right to claim, or claim, that any of the conditions set forth in Article 9 have not been satisfied (other than conditions that by their nature are to be satisfied at the Closing), or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

(c) Subject to the provisions of this Agreement, on the Closing Date, Parent, Merger Subsidiary and the Company will duly execute and file a plan of merger, in the form attached as Exhibit A (the “Plan of Merger”) and other documents required to effect the Merger by the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Companies Law (together, the “Merger Documents”). The Merger will become effective when the Merger Documents have been duly filed with the Registrar of Companies of the Cayman Islands or on such subsequent date as Merger Subsidiary and the Company shall agree and specify in the Merger Documents in accordance with the Cayman Companies Law (the date and time the Merger becomes effective, the “Effective Time”).

(d) The Merger shall have the effects specified in the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of Merger Subsidiary and the Company in accordance with the Cayman Companies Law.

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Parent Assignee, Merger Subsidiary, any holder of any shares in the share capital of the Company or any other Person:

(a) except as otherwise provided in Section 2.02(b) or Section 2.04, each Company Share issued and outstanding immediately prior to the Effective Time, other than Company Shares issued and outstanding immediately prior to the Effective Time that are owned by Parent, Parent Assignee, Merger Subsidiary, or any Subsidiary of the Company or Parent, or by the Company as treasury shares (if applicable) (collectively, “Excluded Shares”) and, subject to Section 2.04, Dissenting Shares, shall be cancelled and converted into the right to receive $22.60 in cash per Company Share, without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.03 subject to the terms and conditions set forth in this Agreement, and shall cease to exist and no longer be outstanding, and each holder thereof shall cease to have any rights with respect thereto other than the right to receive the Per Share Merger Consideration without interest, upon surrender of the Share Certificate (if any) representing such share in accordance with Section 2.03.

(b) each Company Share held by the Company as treasury stock or owned by Parent, Parent Assignee or Merger Subsidiary or any Subsidiary of the Company or Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c) each ordinary share of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one ordinary share, par value $0.0125 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding capital shares of the Surviving Company;

(d) each Excluded Share shall, by virtue of the Merger and without any action on the part of the holders thereof, be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor; and

(e) without limiting the other provisions of this Agreement, if, at any time during the period between the date hereof and the Effective Time, any change in the outstanding capital shares of the Company shall occur by reason of any reclassification, recapitalization, share split (including reverse share split) or combination, exchange or readjustment of shares, or any share dividend or distribution paid in share, the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such reclassification, recapitalization, share split (including reverse share split) or combination, exchange or readjustment of shares, or any share dividend or distribution paid in share and to provide to the holders of Company Shares and Company Share Options the same economic effect as contemplated by this Agreement prior to such action.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint Citibank, N.A. in New York, New York or such other bank or trust company that may be designated by Parent and is reasonably satisfactory to the Company (such consent not to be unreasonably withheld, conditioned or delayed) to act as agent (the “Paying Agent”) to receive the funds to which shareholders of the Company will become entitled pursuant to Section 2.02(a), Section 2.04 (in the case of Section 2.04, when ascertained) and Section 2.05 (collectively, the “Merger Consideration”) and Parent will enter into a paying agent agreement with the Paying Agent, in form and substance reasonably acceptable to the Company. At or prior to the Effective Time or in the case of payments pursuant to Section 2.04, when ascertained, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Company Shares, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall, pending its disbursement to the holders of Company Shares, be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Company in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks reasonably acceptable to the Company; provided that no such investment or losses shall affect the amounts payable to such holders of Company Shares and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration. Earnings from investments, subject to the immediately preceding proviso, shall be paid to and shall be the sole and exclusive property of Parent and the Surviving Company. Except as contemplated by Section 2.03(d) hereof, the Payment Fund shall not be used for any other purpose.

(b) As promptly as practicable after the Effective Time (and in any event within five (5) Business Days in the case of record holders and three (3) Business Days in the case of The Depository Trust Company on behalf of beneficial holders holding through brokers, nominees, custodians or through a third party), the Surviving Company shall cause the Paying Agent to mail, and The Depository Trust Company to deliver, to each Person who was, at the Effective Time, a registered holder of Company Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.02: (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Payment Fund to registered holders of Company Shares shall be effected and contain such other provisions as Parent and the Company may reasonably agree); and (ii) instructions for use in effecting the surrender of any issued share certificates representing Company Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.06) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.06) and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Company Shares represented by such Share Certificate and each registered holder of Company Shares which are not represented by a Share Certificate (the “Uncertificated Shares”) shall be entitled to receive in exchange therefor a check, in the amount equal to (y) the number of Company Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.06) or the number of Uncertificated Shares multiplied by (z) the Per Share Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled. No interest shall be paid or will accrue on any amount payable in respect of the Company Shares pursuant to the provisions of this Article 2. In the event of a transfer of ownership of Company Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the Share Certificate may be issued to such transferee if the Share Certificates, if any, which immediately prior to the Effective Time represented such Company Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Share Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Share Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Share Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

(d) At any time following the date that is nine months after the Closing Date, the Surviving Company will be entitled to require the Paying Agent to deliver to it any funds in the Payment Fund that had been made available to the Paying Agent and not disbursed to holders of Company Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders who have not complied with this Article 2 and received the Per Share Merger Consideration therefor shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Section 2.02(a), Section 2.04 and Section 2.05 and, subject to applicable abandoned property, escheat and other similar Laws, receive in consideration therefor the aggregate Per Share Merger Consideration that may be payable upon compliance by that holder of the procedures set forth in Section 2.03(b) relating to delivery by such holder of evidence of such Company Shares, without interest or dividends thereon.

(e) After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, Share Certificates, Uncertificated Shares are presented to the Surviving Company or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(f) The Per Share Merger Consideration paid upon the delivery of a Share Certificate (if any) in accordance with the terms of this Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Share Certificate.

(g) To the fullest extent permitted by Applicable Law, none of Parent, Merger Subsidiary, the Company, the Surviving Company, or the Paying Agent will be liable to any shareholders of the Company in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. Any portion of the Payment Fund remaining unclaimed by shareholders of the Company as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by Applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(h) Remittances for the Per Share Merger Consideration shall not be sent to Company shareholders who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details prior to the Effective Time. A holder of Company Shares will be deemed to be untraceable if (i) it had no registered address in the register of members (or branch register) maintained by the Company, or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such holder either (A) has been sent to such holder and has been returned undelivered or has not been cashed or (B) has not been sent to such holder because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (iii) notice of the Company Shareholder Meeting convened to vote on the Merger has been sent to such holder and has been returned undelivered. Monies due to Dissenting Shareholders and shareholders of the Company who are untraceable shall be returned to the Surviving Company on demand and held in a non-interest bearing bank account for the benefit of Dissenting Shareholders and shareholders of the Company who are untraceable. Monies unclaimed after a period of seven years from the date of the notice of the Company Shareholder Meeting shall be forfeited and shall revert to the Surviving Company. Dissenting Shareholders and shareholders of the Company who are untraceable and who subsequently request payment of any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Company.

(i) Parent, Merger Subsidiary and the Company agree that the Per Share Merger Consideration represents the fair value of the Company Shares for the purposes of Section 238(8) of the Cayman Companies Law.

Section 2.04. Dissenting Shares. No shareholder who has validly exercised its appraisal and dissention rights pursuant to Section 238 of the Cayman Companies Law shall be entitled to receive the Per Share Merger Consideration as provided for in Section 2.02 with respect to the Company Shares owned by such shareholder (the “Dissenting Shares”) unless and until such shareholder shall have effectively withdrawn or lost such shareholder’s appraisal and dissention rights under the Cayman Companies Law. Any such shareholder shall instead be entitled to receive only the payment of the fair value resulting from the procedure in Section 238 of the Cayman Companies Law with respect to such shareholder’s Dissenting Shares, and such Dissenting Shares shall be cancelled at the Effective Time. The Company shall give Parent (A) prompt notice of any demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to Applicable Law that are received by the Company relating to Company shareholders’ rights of dissention, and (B) the opportunity to participate in all negotiations and proceedings with respect to demand for determining the fair value of the Dissenting Shares under the Cayman Companies Law. Notwithstanding the foregoing, all Dissenting Shares held by any shareholder who shall have failed to validly exercise its appraisal and dissention rights, or withdrawn or lost such shareholder’s rights of dissention of such Dissenting Shares under Section 238 of the Cayman Companies Law, shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be deemed to have been cancelled and converted into, and to have become exchanged for, as of the Effective Time, the right to receive the Per Share Merger Consideration in the manner provided in Section 2.03.

Section 2.05. Company Equity Awards. (a) At or immediately prior to the Effective Time, each option to purchase Company Shares outstanding at such time under any Company Share Plan (a “Company Share Option”), whether vested or unvested, shall be assumed by Parent Assignee and converted into an option (each, an “Assumed Share Option”) to purchase a number of Parent Ordinary Shares (rounded down to the nearest whole share) equal to the product of the number of Company Shares subject to such Company Share Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio. The per-share exercise price for the Parent Ordinary Shares issuable upon exercise of such Assumed Share Option shall be equal (rounded up to the nearest whole cent) to the exercise price per Company Share applicable to such Company Share Option immediately prior to the Effective Time divided by the Option Exchange Ratio. Except as provided above, each Assumed Share Option shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding Company Share Option immediately prior to the Effective Time, subject to compliance with Applicable Laws, including compliance with SAFE requirements. As soon as practicable after the Effective Time, Parent Assignee shall deliver to the holder of each Assumed Share Option appropriate notices setting forth the number of Parent Ordinary Shares subject to such Assumed Share Option then held by such holder and the exercise price under each such Assumed Share Option, each as adjusted pursuant to this Section 2.05(a). For purposes of this Agreement, “Option Exchange Ratio” means the ratio of (x) the Per Share Merger Consideration to (y) the Parent Share Value, and the “Parent Share Value” means the fair market value of a Parent Ordinary Share at the Effective Time as reasonably determined by the Company and Parent prior to the Closing; provided that the Company and Parent hereby agree that such fair market value will be determined based upon the implied value of Parent Assignee (taking into account the implied value of the Surviving Company based on the Merger Consideration). At least ten (10) Business Days prior to the Closing, the Company shall deliver a notice to the holders of Company Share Options that will be vested as of immediately prior to the Effective Time permitting such holders of vested Company Share Options that have a per-share exercise price less than the Per Share Merger Consideration to elect to cancel such vested Company Share Options in exchange for the right to receive cash payment, subject to applicable tax withholding, equal to the product of (x) the total number of Company Shares subject to such vested Company Share Option (or such lesser number of shares as such holder may elect), multiplied by (y) the excess of the amount of the Per Share Merger Consideration over the exercise price per share of such vested Company Share Option (with the aggregate amount of such payment rounded to the nearest whole cent), with such cancellation to be effective upon and only upon the Closing, subject to the Company delivering such elections to Parent Assignee at least five (5) Business Days prior to the Closing.

(b) At or immediately prior to the Effective Time, each Company Share that is then outstanding and subject to vesting or other lapse restrictions under any Company Share Plan (each, a “Company Restricted Share”) shall be cancelled in exchange for the right to receive, upon the date on which such Company Restricted Share would have vested following the Effective Time in accordance with the provisions of the award agreement that evidences such Company Restricted Share (each such date, a “Vesting Date”), a cash payment (subject to all applicable withholding) equal to the Per Share Merger Consideration.

(c) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering any Company Share Plan) shall adopt such resolutions or take action by written consent in lieu of a meeting, providing for (i) the termination of the Company Share Plans, and any relevant award agreements applicable to the Company Share Plans, as of the Effective Time (except to the extent such Company Share Plans and award agreements provide terms and conditions applicable after the Effective Time to the Assumed Share Options and the rights to receive cash payments in respect of Company Restricted Shares), (ii) the assumption or cancellation, as applicable, of each Company Share Award that is outstanding and unexercised, whether or not vested or exercisable, as of the Effective Time in accordance with the provisions of this Section 2.05, and (iii) the effectuation of the transactions contemplated by this Section 2.05. From and after the Effective Time, neither Parent Assignee nor the Surviving Company shall be required to issue any Company Shares, other share capital of the Company or the Surviving Company or any other consideration (other than required by this Section 2.05) to any person pursuant to or in settlement of any Company Share Award. Promptly following the date hereof, the Company shall deliver written notice to each holder of a Company Share Award informing such holder of the effect of the Merger on its Company Share Awards.

Section 2.06. Lost Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Share Certificate, the Merger Consideration to be paid in respect of the shares of Company Share represented by such Share Certificate, as contemplated by this Article 2.

Section 2.07. Withholding Taxes. Notwithstanding anything to the contrary contained in this Agreement, the Parent and its Affiliates, and any other Person that has a payment obligation pursuant to this Agreement, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts that are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. The withheld amounts shall be paid over to the appropriate Taxing

Authority and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.08. Formation of Parent Assignee and Merger Subsidiary. As soon as reasonably practicable after the date of this Agreement, Parent shall cause Parent Assignee and Merger Subsidiary to be formed as exempted companies under the laws of the Cayman Islands and shall immediately thereafter (a) cause Merger Subsidiary and Parent Assignee to join this Agreement by signing the Joinder Agreement and (b) Parent shall, subject to the provisions of this Section 2.08, assign, and cause Parent Assignee to assume, all rights of Parent under this Agreement by signing the Assignment and Assumption Agreement, provided that Parent shall not be relieved of any of its obligations under and pursuant to this Agreement, and shall remain responsible for all representations, warranties, liabilities, covenants, agreements and any other obligations under and pursuant to the terms of this Agreement. As soon as reasonably practicable following the formation of Parent Assignee and Merger Subsidiary, Parent will make available to the Company the memorandum and articles of association of Parent Assignee and Merger Subsidiary as then currently in effect. Parent shall take such actions as are necessary, proper and advisable to cause the board of directors of Parent Assignee and Merger Subsidiary to approve this Agreement and to cause the shareholder(s) of Parent Assignee and Merger Subsidiary to approve the execution, delivery and performance of this Agreement, and the Joinder Agreement and the Assignment and Assumption Agreement, as applicable, the approval and authorization of the Plan of Merger and the consummation of the Transactions by Merger Subsidiary and Parent Assignee and, if required, proper or advisable, Parent shall cause the board of directors of Merger Subsidiary to approve, and the Company Board shall approve, the Plan of Merger in the form to be filed with the Registrar as contemplated by Section 2.01(b) with such changes as necessary, proper or appropriate in connection with the formation of Merger Subsidiary and in any case consistent with the terms of this Agreement. (i) The obligations of Parent Assignee and Merger Subsidiary to perform its covenants under this Agreement, and of Parent to cause Parent Assignee or Merger Subsidiary to take any actions, shall commence only at the time Merger Subsidiary so joins this Agreement or Parent Assignee so assumes the rights of Parent under this Agreement, as the case may be, and (ii) each representation and warranty made by or with respect to Parent Assignee and Merger Subsidiary shall be deemed not made until Parent Assignee assumes the rights and obligations under this Agreement or Merger Subsidiary joins this Agreement, respectively and any references to the date of this Agreement with respect thereto shall refer to the date of Parent Assignee’s assumption or Merger Sub’s joinder, respectively. Notwithstanding any other provision of this Agreement to the contrary, including this Section 2.08, Parent agrees and acknowledges that Parent shall remain a party hereto and that Parent, Parent Assignee and Merger Subsidiary shall be jointly and severally responsible and liable for all representations, warranties, liabilities, covenants, agreements and any other obligations under and pursuant to the terms of this Agreement, and for the avoidance of doubt Parent shall not be relieved of any of its obligations under and pursuant to this Agreement. Notwithstanding any other provision in this Agreement to the contrary, Parent, Parent Assignee, Merger Subsidiary and their respective assigns understand and agree that no assignment by Parent of its rights under this Agreement to Parent Assignee or otherwise, or the joinder of Parent Assignee or Merger Subsidiary to this Agreement in accordance with the terms hereof, shall be the basis for a claim that the Company has breached any of its representations, warranties, covenants, agreements or other obligations under this Agreement, or a claim that any of the conditions set forth in Article 9 have not been satisfied.

ARTICLE 3

The Surviving Company

Section 3.01. Memorandum and Articles of Association. At the Effective Time, the memorandum and articles of association of the Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Company until thereafter amended as provided by Applicable Law and such memorandum and articles of association; provided, however, that, at the Effective Time, Article I of the memorandum of association of the Surviving Company shall be amended to read as follows: “The name of the corporation is Montage Technology Group Limited”.

Section 3.02. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Company and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Company.

ARTICLE 4

Representations and Warranties of the Company

Subject to Section 11.05, except as disclosed in the Company SEC Documents filed before the date of this Agreement (excluding statements in any “Risk Factors” or “Forward-Looking Statements” or other statements that are cautionary, predictive or forward-looking in nature) or as set forth in the corresponding sections of the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. (a) The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Company has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, permits, consents and approvals the absence of which would not have a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have a Material Adverse Effect on the Company.

(b) Complete and correct copies of the Memorandum and Articles have been made available through filings with the SEC. The Memorandum and Articles are in full force and effect as of the date hereof. The Company is not in violation of any of the provisions of the Memorandum and Articles in any material respect.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. A special resolution of the members of the Company passed by a majority of at least two-thirds of the votes cast, of such members being entitled to do so, by vote in person or, where proxies are allowed, by proxy at the Company Shareholder Meeting in accordance with Section 233(6) of the Cayman Companies Law is the only vote of the holders of any of the Company’s capital shares necessary in connection with the consummation of the Merger (the “Company Shareholder Approval”). Assuming due authorization, execution and delivery by Parent, Parent Assignee and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the shareholders of the Company and the Company, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) resolved, subject to Section 6.03, to recommend authorization and approval of the Merger, the Plan of Merger and this Agreement by the shareholders of the Company (such recommendation, the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Merger Documents with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (c) compliance with any applicable rules of NASDAQ, (d) the Parent Required Approvals and PRC Antitrust Clearance, and (e) any actions or filings the absence of which would not have a Material Adverse Effect on the Company.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) subject to receipt of the Company Shareholder Approval, contravene, conflict with, or result in any violation or breach of any provision of the Memorandum and Articles, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent, notice or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not have a Material Adverse Effect on the Company.

Section 4.05. Capitalization. (a) The authorized share capital of the Company consists of 200,000,000 Company Shares and the Company is authorized to issue preferred shares, $0.0125 par value per share, of the Company (“Company Preferred Shares”). As of May 26, 2014 at 5:00 p.m. (Shanghai, PRC time) (the “Measurement Date”), there were (i) 28,200,884 shares of Company Shares outstanding (which number includes all outstanding Company Restricted Shares), (ii) an aggregate of 3,929,896 Company Shares subject to outstanding Company Share Options and (iii) no Company Preferred Shares outstanding. All outstanding shares of the Company have been, and all shares that may be issued pursuant to any Company Share Plans or other Employee Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid.

(b) All outstanding shares of the Company have been, and all shares that may be issued pursuant to any Company Share Plans or other Employee Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid.

(c) Except as set forth in this Section 4.05 and for changes since the Measurement Date resulting from the exercise of Company Share Options outstanding as of the Measurement Date, there are no issued, reserved for issuance or outstanding (i) capital shares or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for capital shares or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital shares, voting securities or securities convertible into or exchangeable for capital shares or voting securities of the Company or (iv) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital shares of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities. There are no Contracts of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities or other equity interests in the Company or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company or any of its Subsidiaries or any other Person.

(d) Except as set forth in this Section 4.05, no (i) capital shares of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

(e) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(f) Subject to limitations imposed by Applicable Law, the Company and each of its Subsidiaries has the unrestricted right to vote, and to receive dividends and distributions on, all equity securities of their respective Subsidiaries.

(g) Section 4.05(g) of the Company Disclosure Schedule sets forth the following information with respect to each Company Share Option and Company Restricted Share (collectively, the “Company Share Awards”) outstanding as of the Measurement Date: (i) the name and relationship to the Company of the recipient of such Company Share Award, (ii) the particular Company Share Plan pursuant to which such Company Share Award was granted, (iii) the number of Company Shares subject to such Company Share Award, (iv) the exercise or purchase price of such Company Share Award, (v) the date on which such Company Share Award was granted, (vi) the applicable conditions on vesting, including applicable performance criteria (if any) and vesting schedule, (vii) the date of which such Company Share Award expires, (viii) whether the exercisability of or right to repurchase such Company Share Award will be accelerated in any way by the transactions contemplated by this Agreement, and the extent of such acceleration, and (ix) any other material terms and conditions of such Company Share Award (to the extent such terms materially differ from the applicable form of award agreement made available to Parent). Each grant of the Company Share Options and the Company Restricted Shares was properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) and issued in compliance with all Applicable Laws, and all requirements set forth in the applicable Company Share Plan, and the per share exercise price of each Company Share Option was equal or greater than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Share Option intended to be qualified as an “incentive stock option”, and within the meaning of Section 409A of the Code, in each case of each Company Share Option awarded to a person subject to United States Tax Laws.

(h) The Company has made available to Parent accurate and correct copies of (i) the Company Share Plans pursuant to which the Company has granted the Company Share Options and Company Restricted Shares that are currently outstanding, (ii) the form of all award agreements evidencing such Company Share Options and Company Restricted Shares and (iii) any award agreements evidencing any Company Share Options or Company Restricted Shares with terms that are materially different from those set forth in the form of award agreement.

Section 4.06. Subsidiaries. (a) Section 4.06(a) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of each Subsidiary of the Company and its place and form of organization and any other Person in which any of the Company or its Subsidiaries own any material equity interest, together with (i) the jurisdiction of organization of each such Subsidiary or Person, (ii) the outstanding issued share capital or registered capital, as the case may be, of each such Subsidiary or Person, and (iii) a list of shareholders or other equity holders of, and their respective percentages ownership in, each such Subsidiary or Person. Except for the capital shares or other voting securities of, or ownership interests in, its Subsidiaries, there are no other Persons in which the Company or any of its Subsidiaries controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and neither the Company or any of its Subsidiaries is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership, strategic alliance, or contract the primary purpose of which is a profit, loss, risk or revenue sharing arrangement, that is material to the business of the Company and its Subsidiaries, taken as a whole.

(b) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, permits, consents and approvals the absence of which would not have a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have a Material Adverse Effect on the Company.

(c) The Company has heretofore furnished to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended or modified as of the date hereof, of each of its Subsidiaries. Such memorandum and articles of association or equivalent organizations documents are in full force and effect as of the date hereof. None of the Subsidiaries of the Company are in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.

(d) All of the outstanding capital shares of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital shares or other voting securities or ownership interests. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, capital shares or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital shares or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital shares or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” shares or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital shares or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since September 25, 2013 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, and together with any such documents that are voluntarily filed or furnished by the Company with the SEC, the “Company SEC Documents”).

(b) No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed (i) did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) complied as to the form in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and rules and regulations promulgated thereunder, each as in effect on the date so filed or effective.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with

Rule 13a-15 under the 1934 Act, designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(f) Since January 1, 2014, the Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2014.

(g) Since September 25, 2013, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(h) The Company is a Foreign Private Issuer as defined in Section 240.3b-4 of the 1934 Act.

(i) Since September 25, 2013, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary, has received or otherwise been made aware of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. To the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported any evidence of any material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any Subsidiary or any of their officers or directors, in each case, in such capacities, to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries. Since September 25, 2013, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors or any committee thereof of the Company or any of its Subsidiaries.

(j) None of the Company or any of its Subsidiaries has any off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated under the 1933 Act) that would be required to be disclosed under Item 303 of Regulation S-K.

(k) Since September 25, 2013, the Company has been and is in compliance in all material respects with the applicable rules and regulations of the 1933 Act, the 1934 Act and NASDAQ.

Section 4.08. Financial Statements. The financial statements (including all related notes and schedules thereto) of the Company and its Subsidiaries included or incorporated by reference into the Company SEC Documents present fairly in all material respects the consolidated financial position of the Company and its

Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments, the effect of which, individually and in the aggregate, is not material, and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements) and were prepared in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved.

Section 4.09. Disclosure Documents. The information supplied by the Company for inclusion in the proxy statement, or any amendment or supplement thereto, to be sent to the Company shareholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”) shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the shareholders of the Company or at the time of the Company Shareholder Approval contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Parent Assignee Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. (a) From the Company Balance Sheet Date until the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice and (ii) there has not been a Material Adverse Effect on the Company.

(b) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: liabilities or obligations disclosed, reflected or reserved against in the Company Balance Sheet; liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; liabilities or obligations incurred in connection with the transactions contemplated hereby; and liabilities or obligations that would not have a Material Adverse Effect on the Company.

Section 4.12. Compliance with Laws and Court Orders. (a) The Company and each of its Subsidiaries are in compliance with, and to the knowledge of the Company are not under investigation by any Governmental Authority with respect to, Applicable Law, except for failures or violations that would not have a Material Adverse Effect on the Company.

(b) There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that would have a Material Adverse Effect on the Company.

(c) Other than the Parent Required Approvals, all approvals of, and filings and registrations and other requisite formalities with, Governmental Authorities in the PRC that are material to the Company and its Subsidiaries taken as a whole and required to be made by the Company or its Subsidiaries in respect of the Company and the Subsidiaries and their capital structure and operations, including but not limited to registrations with the State Administration for Industry and Commerce, the State Administration of Foreign Exchange and the State Administration of Taxation, the Ministry of Industry and Information Technology, the State Bureau of Surveying, Mapping and Geoinformation and their respective local counterparts, have been duly completed in accordance with applicable PRC Laws, except for any approvals, filings, registrations or other requisite formalities of a Governmental Authority in the PRC as would not have a Material Adverse Effect on the Company. Each Subsidiary incorporated in the PRC has complied with all applicable PRC Laws regarding the contribution and payment of its registered capital, except where failures to comply or violations would not have a Material Adverse Effect on the Company.

(d) The directors and officers of the Company, and to the knowledge of the Company, any persons subject to the requirements of SAFE Circular 75, have complied with the requirements of such circular in all material respects.

(e) The Company and its Subsidiaries, and to the knowledge of the Company, the directors, officers and employees of the Company and each Subsidiary and authorized agents acting on behalf of the Company and its Subsidiaries, have not offered, paid, promised to pay or authorized the payment of any money or anything else of value, whether directly or, at such person’s express direction, through another person, to:

(i) any Governmental Official in order to improperly (A) influence any act or decision of any Government Official, (B) induce such Governmental Official to use his or its influence with a Governmental Authority or (C) otherwise secure any improper advantage; or

(ii) any other person in any manner that constitutes commercial bribery or an illegal kickback, or would otherwise violate applicable anti-bribery Law (including the U.S. Foreign Corrupt Practices Act of 1977).

Section 4.13. Litigation.

(a) There is no action, suit, litigation, or any judicial, criminal, administrative or regulatory, hearing, proceeding or formal regulatory document production request proceeding, or, to the Company’s knowledge, investigation, that is material to the Company and its Subsidiaries, taken as a whole, (an “Action”) pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any present or former officer, director or employee of the Company or any of its Subsidiaries or any of the respective material properties or assets of the Company or any of its Subsidiaries, acting in such capacity, for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority or arbitrator.

Section 4.14. Properties. (a) None of the Company or its Subsidiaries own any real property. Except as would not have a Material Adverse Effect on the Company, the Company or its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, free and clear of all Liens except Permitted Liens, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business.

(b) Except as would not have a Material Adverse Effect on the Company, (i) each lease or sublease (each, a “Lease”) under which the Company or any of its Subsidiaries leases or subleases any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received any notice in writing that it has breached, violated or defaulted under any Lease.

Section 4.15. Intellectual Property. (a) The Company and its Subsidiaries own or otherwise hold the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the businesses of the Company and its Subsidiaries as currently conducted (the “Necessary IP”), except for such Intellectual Property which the failure by the Company or any of its Subsidiaries to own or otherwise hold the right to use would not have a Material Adverse Effect on the Company and its Subsidiaries.

(b) The Company and/or its Subsidiaries have valid title and an exclusive ownership interest in the Company Owned IP (including the Intellectual Property set forth in Section 4.15(e) of the Company Disclosure Schedule), free and clear of any Liens (other than Permitted Liens).

(c) As of the date of this Agreement, there are no legal disputes or claims pending or, to the knowledge of the Company, threatened in writing alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Third Party by the Company or any of its Subsidiaries or, except as would not have a Material Adverse Effect on the Company or its Subsidiaries, contesting the ownership, use, scope, validity or enforceability of any Company Owned IP, and no such disputes or claims have been pending within the past three (3) years. None of the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, except for such infringements, misappropriations or violations that would not have a Material Adverse Effect on the Company and its Subsidiaries. No material Company Owned IP is subject to any Order regarding the ownership, use, scope, validity or enforceability thereof.

(d) To the knowledge of the Company, none of the Company Owned IP has been infringed, misappropriated or otherwise violated by any Third Party, except for such infringements, misappropriations or violations that would not have a Material Adverse Effect on the Company and its Subsidiaries.

(e) Section 4.15(e) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all Company Registered IP and material Software owned by the Company or its Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, (i) the Company and its Subsidiaries have paid all maintenance and other fees and filed all statements of use and other filings reasonably necessary to maintain and protect the Company Registered IP, and (ii) none of the issued Registered IP owned by the Company and its Subsidiaries has been adjudged invalid or unenforceable in whole or in part. To the knowledge of the Company, all such material Registered IP is valid and enforceable.

(f) The Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect their rights in the Necessary IP, to protect any confidential information provided to them by any other Person under obligation of confidentiality, and to protect the security, integrity and continuity of the information technology systems used by the Company and its Subsidiaries. To the knowledge of the Company, there have been no material unauthorized intrusions or material breaches of security of any such system, including violation of data privacy.

(g) The Company and its Subsidiaries have obtained from (i) all Persons (including employees and current or former consultants and subcontractors) who have created or developed any portion of, or otherwise who would have any rights in or to, any material Company Owned IP valid and enforceable written agreements including present assignments of ownership of any such work, invention or improvement or other rights to the Company and its Subsidiaries, and (ii) all Persons (including employees and current or former consultants and subcontractors) who have had access to any material confidential Company Owned IP valid and enforceable written agreements including appropriate confidentiality provisions providing for the protection of such confidential Company Owned IP. To the knowledge of the Company, no such agreement described in this Section 4.15(g) has been breached by any such Person.

(h) No material Software owned by the Company or its Subsidiaries has been or is subject to any open source, public source, freeware or “copyleft” license that would impose any obligation or condition on the Company or any of its Subsidiaries with respect to any such Software to disclose or license any source code to any Person. Neither the Company nor any of its Subsidiaries has disclosed or licensed (other than disclosure to its employees on a need-to-know basis), or is obligated to disclose or license, to any Person any source code for any material Software owned by the Company or its Subsidiaries, including pursuant to any source code escrow agreement.

Section 4.16. Taxes. (a) All income and other material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all Applicable Law, and all such material Tax Returns are true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) and has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, other than such Taxes that are being contested in good faith by appropriate proceedings and where payment is not yet due, the Company has made adequate provision for all material Taxes in its financial statements in accordance with GAAP.

(c) Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period with respect to, or any extension of a period for the assessment of, any material Tax, which period (after giving effect to such extension or waiver) has not yet expired.

(d) There is no material claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset. No material deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.

(e) There are no material Liens with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than Permitted Liens.

(f) There are no unresolved claims by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Taxes in such jurisdiction.

(g) Neither the Company nor any of its Subsidiaries that is established outside of the PRC takes the position for tax purposes that it is a “resident enterprise” of the PRC or tax resident in any jurisdiction other than its jurisdiction of formation.

(h) Neither the Company nor any of its Subsidiaries (A) is or has ever been a member of a combined, consolidated, unitary, affiliated or similar Tax group (other than a group of which the common parent is or was the Company or any of its Subsidiaries) or (B) has any liability for Taxes of any person as a result of being a member of such a Tax group or arising from the application of any provision of U.S. federal, state, local or non-U.S. law, or as a transferee or successor, by contract, or otherwise.

(i) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement, other than such agreement or arrangement (A) solely between any one of the Company or its Subsidiaries or (B) entered into in the ordinary course of business and for which the primary purpose does not relate to Taxes.

(j) Each of the Company and its Subsidiaries is in material compliance with terms and conditions of any Tax exemption, Tax holiday, Tax incentive, Tax deferral, or other Tax reduction agreement or order of a Governmental Authority. Any submissions made on behalf of the Company and its Subsidiaries to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax incentives, Tax deferrals or other Tax reduction agreement or order of a Governmental Authority are accurate and complete in all material respects.

(k) The Company’s Subsidiaries located in the PRC have, in accordance with applicable PRC Law, duly registered with the relevant PRC Governmental Authority, obtained and maintained the validity of all national and local Tax registration certificates and complied with all requirements in all material respects imposed by such Governmental Authorities.

(l) As of the date hereof, no suspension, revocation or cancellation of any Tax exemption, Tax holiday, Tax incentive, Tax deferral, or other Tax reduction agreement or order of a Governmental Authority is pending or, to the knowledge of the Company, threatened.

Section 4.17. Employee Benefit Plans. (a) Section 4.17(a) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each material Employee Plan. “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA and each other employment, severance or similar contract, plan, practice, arrangement or policy providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability, other than (i) any Multiemployer Plan and (ii) any plan, policy, program, or arrangement sponsored and administered by a Governmental Authority. Copies of the material Employee Plans (and, if applicable, related administrative service agreements and insurance policies) and all material amendments thereto have been made available to Parent together with, if any, the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan.

(b) Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, or otherwise has any actual or contingent liability or obligation with respect to any Employee Plan subject to Title IV of ERISA or Section 412 of the Code.

(c) Neither the Company nor any of its ERISA Affiliates contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) Each US Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and, to the knowledge of the Company, no circumstances exist that could reasonably be expected to adversely affect the qualified status of such US Plan. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letter with respect to each such US Plan.

(e) Each US Plan has been established, funded, maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations including ERISA and the Code, which are applicable to such US Plan.

(f) The consummation of the transactions contemplated by this Agreement will not (either alone or together with a termination of employment, to the extent such termination of employment alone would not trigger such benefit) (i) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or (ii) accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.

(g) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except (i) benefits in the nature of severance pay with respect to one or more of the Employee Plans identified on Section 4.17 of the Company Disclosure Schedule, (ii) coverage or benefits as required under Section 4980B of the Code or any similar Applicable Law, the cost of which is borne by the employee or former employee, or (iii) contributions to a plan, policy, program, or arrangement sponsored and administered by a Governmental Authority.

(h) Except as would not reasonably be expected to result, individually or in the aggregate, in material liability to the Company or any of its Subsidiaries, there is no action, suit, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving or investigation pending against or involving, any Employee Plan, other than routine claims for benefits.

(i) Each International Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified, registered or tax-favored plans where such plan was intended so to qualify or be registered or tax-favored) and in good standing with applicable regulatory authorities, (ii) each International Plan intended to be funded or book reserved is fully funded or book reserved, as appropriate, based on reasonable actuarial assumptions, and (iii) no International Plan has any unfunded liabilities that could have a Material Adverse Effect on the Company.

(j) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement including this Agreement, which could give rise to the payment of any amount on account of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 280G of the Code.

Section 4.18. Labor and Employment Matters. (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with a labor union or organization. There is no (i) material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three years there has not been any such action.

(b) Each of the Company its Subsidiaries is and has been in compliance with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act and the payment and withholding of taxes or benefit contributions and other sums as required by the appropriate Governmental Authority, except where such failures or violations would not have a Material Adverse Effect on the Company and its Subsidiaries.

(c) As of the date hereof, the Company has not received any notice (whether in writing or oral) from any key employees listed on Section 4.18(c) of the Company Disclosure Schedule hereof that he/she intends to, and to the Company’s knowledge, no such key employee intends to, resign from or reduce his/her business time and attention with respect to the Company or its Subsidiaries.

Section 4.19. Insurance Policies. Section 4.19 of the Company Disclosure Schedule lists, as of the date of this Agreement, all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”). There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Except as would not have a Material Adverse Effect on the Company, (i) all of the Insurance Policies or renewals thereof are in full force and effect, (ii) all premiums due and payable under all of the Insurance Policies have been paid when due and (iii) the Company and its Subsidiaries are otherwise in material compliance with the terms of all of the Insurance Policies (or other policies and bonds providing substantially similar insurance coverage).

Section 4.20. Environmental Matters. Except as would not have a Material Adverse Effect on the Company:

(i) no written notice, notification, demand, request for information, citation, summons or order has been received and remains unresolved, no complaint has been filed and is pending and no action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person, in each case that alleges that the Company or any of its Subsidiaries has violated or has any liability under any Environmental Law;

(ii) the Company and its Subsidiaries are and, since January 1, 2014, have been in compliance with all Environmental Laws and all Environmental Permits; and

(iii) there has been no Release of any Hazardous Substance by the Company or any of its Subsidiaries that has resulted in any obligation to conduct any remedial action of the Company or any of its Subsidiaries under or pursuant to any Environmental Law.

Section 4.21. Material Contracts. (a) Except for this Agreement, any Employee Plans listed on Section 4.17 of the Company Disclosure Schedule and the Contracts filed as exhibits to the Company SEC Documents that are available as of the date of this Agreement, Section 4.21(a) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind their respective properties or assets, and except as provided in this Section 4.21(a), to the extent that any such Contract is to be performed in whole or in part or is a Contract under which the Company or its Subsidiaries has any material obligations after the date hereof:

(i) each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other services commitments by the Company or any of its Subsidiaries, and that either (A) provided for payments to the Company of $500,000 or more in the Company’s fiscal year ended December 31, 2013 or (B) provides for aggregate payments to the Company after December 31, 2013 of $2,000,000 or more, other than Contracts terminable by the Company or one of its Subsidiaries on no more than 90 days’ notice or in connection with an annual renewal without liability or financial obligation to the Company or any of its Subsidiaries;

(ii) each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, and that either (A) provided for payments by the Company of $500,000 or more in the Company’s fiscal year ended December 31, 2013 or (B) provides for aggregate payments by the Company after December 31, 2013 of $2,000,000 or more, other than Contracts terminable by the Company or one of its Subsidiaries on no more than 90 days’ notice or in connection with an annual renewal without liability or financial obligation to the Company or any of its Subsidiaries;

(iii) each Contract that contains any provisions restricting the Company or any of its Affiliates or their successors from (A) competing or engaging in any activity or line of business or with any Person or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging or which, pursuant to its terms, could have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby or (B) hiring or soliciting for hire the employees or contractors of any Third Party (other than non-hire and non-solicitation provisions contained in confidentiality agreements), except in the case of each of clauses (A) and (B) for such restrictions that are not material to the Company and its Subsidiaries, taken as a whole;

(iv) each Contract that (A) grants any exclusive rights to any Third Party, including any exclusive license or supply or distribution agreement or other exclusive rights or which, pursuant to its terms, could have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby, (B) grants any rights of first refusal or rights of first negotiation with respect to any product, service or Company Owned IP, (C) contains any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ requirements from any Third Party or (D) grants “most favored nation” rights, except in the case of each of clauses (A), (B), (C) and (D) for such rights and provisions that are not material to the Company and its Subsidiaries, taken as a whole;

(v) each Contract pursuant to which the Company or any of its Subsidiaries has granted or has been granted any license to, or covenant not-to-sue or other rights under, any Intellectual Property (other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice) and each Contract that affects the ability of the Company or any of its Subsidiaries to own or use any Intellectual Property, in each case, that is material to the Company and any of its Subsidiaries, taken as a whole;

(vi) each Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $250,000 or (B) between or among any of the Company and its Subsidiaries;

(vii) each Contract pursuant to which the Company or any of its Subsidiaries is a party that creates or grants a material Lien on properties or other assets of the Company or any of its Subsidiaries, other than any Permitted Liens;

(viii) each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made or obligations to make any loan, capital contribution to, or other investment in, any Person (except for the Company or any of its Subsidiaries), other than (A) extensions of credit in the ordinary course of business consistent with past practice and (B) investments in marketable securities in the ordinary course of business;

(ix) each Contract under which the Company or any of its Subsidiaries has any obligations (including indemnification obligations) which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of shares, sale of assets or otherwise) for consideration in excess of $500,000, except for acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business;

(x) each partnership, joint venture, strategic cooperation or other similar Contract or arrangement or any other agreement involving a sharing of profits, losses, costs or liabilities that is material to the Company and its Subsidiaries, taken as a whole;

(xi) each Contract entered into since January 1, 2014 in connection with the settlement or other resolution of any action or proceeding under which the Company or any of its Subsidiaries have any continuing obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole, or that involved payment by the Company or any of its Subsidiaries of more than $500,000;

(xii) each Contract between any of the Company or its Subsidiaries, on the one hand, and any directors or officers of any of the Company or its Subsidiaries, on the other hand or their immediate family members; or each Contract between any of the Company or its Subsidiaries, on the one hand, and shareholders of any of the Company or any of its Subsidiaries holding more than 5% of the voting securities of any of the Company or its Subsidiaries, on the other hand;

(xiii) each Contract with a Major Customer or Major Supplier;

(xiv) each Contract providing for any earn-out or similar payment payable by the Company or any of its Subsidiaries (other than to another Subsidiary); and

(xv) each Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act.

(b) Except as would not have a Material Adverse Effect on the Company, each Contract disclosed in Section 4.21(a) of the Company Disclosure Schedule or required to be disclosed pursuant to Section 4.21(a) (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, any notice in writing to terminate or not renew, in whole or in part, any Material Contract. Except as would not have a Material Adverse Effect on the Company, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any Material Contract and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c) Complete, correct and unredacted copies of each Material Contract, as amended and supplemented, have been filed with the SEC or made available by the Company to Parent.

Section 4.22. Customers and Suppliers. Section 4.22(a) of the Company Disclosure Schedule lists the ten largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended December 31, 2013) (each, a “Major Customer”). Section 4.22(b) of the Company Disclosure Schedule lists the ten largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended December 31, 2013) (each, a “Major Supplier”). The Company has not received, as of the date of this Agreement, any notice in writing from any Major Customer or Major Supplier that it intends to terminate, not renew, or materially and adversely change the terms of (whether related to payment, price or otherwise) its relationship with the Company or its Subsidiaries.

Section 4.23. Compliance with Applicable Export Control, Sanctions, Import, and Anti-Corruption Laws.

(a) The Company and its Subsidiaries have, during the last five (5) years from the date hereof, complied and currently are in compliance with: (i) all applicable export control, sanctions, and import laws, including, but not limited to, the U.S. export controls and economic sanctions, the U.S. anti-boycott laws, and the U.S. import laws; and (ii) the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption laws (hereinafter, the laws referenced in (i) and (ii) are referred to as the “International Trade Laws”). Without limiting the foregoing, as of the date hereof, there are no unresolved questions or claims concerning any liability of the Company or any Subsidiary with respect to any International Trade Laws and, within the last two (2) years from the date hereof, neither the Company nor any Subsidiary has submitted any disclosures, received any notice, or otherwise become aware that it was or is subject to any civil or criminal investigation, audit or any other inquiry involving or otherwise relating to any alleged or actual violation of such laws.

(b) Within the last five (5) years from the date hereof, neither the Company, any of its Subsidiaries, nor, to the Company’s knowledge after due inquiry, any employees, officers, or directors of the Company and its Subsidiaries, nor, to the Company’s knowledge after due inquiry, any agents acting for or on behalf of the Company or any of its Subsidiaries: (i) has been or is designated on, or is owned or controlled by any party that has been or is designated on, any list of restricted parties maintained by any Governmental Authority, including, but not limited to, the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”); (ii) has participated in any transaction involving such designated person or entity, or any country subject to an embargo or substantial restrictions on trade under the U.S. sanctions administered by OFAC; (iii) has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable U.S. export control or economic sanctions laws; or (iv) has participated in any transaction connected with any purpose prohibited by U.S. export control and economic sanctions laws, including, without limitation, support for international terrorism and nuclear, chemical, or biological weapons proliferation. For purposes of Section 4.23(b), “due inquiry” is deemed to include screening employees, officers, and directors of the Company and its Subsidiaries and agents acting for or on behalf of the Company or any of its Subsidiaries against the list of Specially Designated Nationals and Blocked Persons and the Foreign Sanctions Evaders list maintained by the U.S. Department of the Treasury, Office of Foreign Assets Control, and Entity and Denied Persons lists maintained by the U.S. Department of Commerce, Bureau of Industry and Security.

Section 4.24. Indebtedness and Security. None of the Company or any of its Subsidiaries has any secured creditors holding fixed or floating security interests. None of the Company or any of its Subsidiaries has sought any protection pursuant to any bankruptcy or insolvency Law, nor does the Company have any knowledge that any creditors of the Company or any of its Subsidiaries intend to initiate involuntary bankruptcy or insolvency proceedings.

Section 4.25. Finders’ Fees. Except for Stifel, Nicolaus & Company, Incorporated, a copy of whose engagement agreement has been provided to Parent promptly following the execution hereof, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.26. Opinion of Financial Advisor. The Company has received the opinion of Stifel, Nicolaus & Company, Incorporated, financial advisor to the Company, to the effect that, as of June 6, 2014, the Merger Consideration is fair to the Company’s shareholders from a financial point of view. A signed copy of each such opinion will be made available to Parent for information purposes only promptly following the date of this Agreement.

Section 4.27. Antitakeover Statutes. The Company has taken all action necessary to exempt this Agreement, the Merger and the other transactions contemplated hereby from any anti-takeover provision set forth in the Cayman Companies Law.

Section 4.28. Affiliated Transactions. No director, officer or Affiliate (other than Subsidiaries of the Company) of the Company, or any of their respective Affiliates is, or since January 1, 2012 has been, a party to any Material Contract with the Company or its Subsidiaries or has any material interest in any material property used by the Company or its Subsidiaries.

Section 4.29. No Additional Representations. Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Subsidiary or any of their respective affiliates or Representatives, notwithstanding the delivery or disclosure to Parent or any of its affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and each of Parent and Merger Subsidiary acknowledge the foregoing. Neither the Company nor any other person will have or be subject to any liability to Parent or Merger Subsidiary, or any other person resulting from the distribution to the Parent or any of its affiliates or Representatives, or the Parent’s (or any of or any of its affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts, management presentations in expectation of the Merger or the other transactions contemplated hereunder or other material made available to them by the Company or its Representatives, unless any such information is expressly included in a representation or warranty contained in this Article 4.

ARTICLE 5

Representations and Warranties of Parent

Except as set forth in the corresponding sections of the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. (a) Each of Parent, Parent Assignee and Merger Subsidiary is a corporation and exempted company, respectively, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, permits, consents and approvals the absence of which would not have a Material Adverse Effect on Parent or Parent Assignee. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. As of the Closing, Parent Assignee will own beneficially and of record all of the outstanding capital shares of Merger Subsidiary.

(b) Parent has heretofore made available to the Company complete and correct copies of the governing documents of Parent and the memorandum and articles of association of Merger Subsidiary as currently in effect. When joining this Agreement, Parent Assignee and Merger Subsidiary will be Subsidiaries of Parent.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent, Parent Assignee and Merger Subsidiary of this Agreement and the consummation by Parent, Parent Assignee and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent have been, or with respect to Parent Assignee and Merger Subsidiary, will be following their respective formations, duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes, or will constitute, a valid and binding agreement of each of Parent, Parent Assignee (when the Assignment and Assumption Agreement and Joinder Agreement is executed) and Merger Subsidiary (when the Joinder Agreement is executed), enforceable against each of Parent, Parent Assignee and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). On March 25, 2014, Parent received from the NDRC the “Letter of Confirmation to the Information Report of Outbound Acquisition or Bidding Project” relating to the Merger, this Agreement and the other transactions contemplated hereby as required by the Interim Measures for the Administration of Examination and Approval of the Overseas Investment Projects (NDRC 2004 No. 21), the Circular on Several Issues About Improving the Administration of Overseas Investment Projects (NDRC Foreign Investment 2009 NO. 1479), and other Applicable Laws of the PRC, and such Letter of Confirmation to the Information Report of Outbound Acquisition or Bidding Project is valid and effective.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent, Parent Assignee and Merger Subsidiary of this Agreement and the consummation by Parent, Parent Assignee and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Merger Documents with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (c) compliance with any applicable rules of NASDAQ, (d) the Parent Required Approvals and PRC Antitrust Clearance and (e) any actions or filings the absence of which would not have a Material Adverse Effect on Parent or Parent Assignee.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent, Parent Assignee and Merger Subsidiary of this Agreement, as applicable, and the consummation by Parent, Parent Assignee and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the governing documents of Parent or Parent Assignee or the memorandum and articles of association of Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent, Parent Assignee or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent, Parent Assignee or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization by which any asset of Parent, Parent Assignee or any of its Subsidiaries is bound or (d) result in the creation or imposition of any Lien (other than Permitted Liens or Liens created or imposed in connection with the Financing) on any asset of Parent, Parent Assignee or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as would not have a Material Adverse Effect on Parent or Parent Assignee.

Section 5.05. Disclosure Documents. The information supplied by Parent, Parent Assignee or Merger Subsidiary for inclusion in the Proxy Statement shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the shareholders of the Company or at the time of the Company

Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 5.06. Financing. Parent shall have (and shall cause Parent Assignee and Merger Subsidiary to have) at the Effective Time available sufficient cash, or other sources of immediately available funds, to make payment of all of the amounts required to be provided by Parent, Parent Assignee and Merger Subsidiary for the consummation of the transactions contemplated hereby, and for the satisfaction of all of Parent’s, Parent Assignee’s and Merger Subsidiary’s obligations under this Agreement, including the payment of the Merger Consideration and the payment of all associated costs and expenses of the Merger (including any repayment or refinancing of indebtedness of Parent, Parent Assignee, Merger Subsidiary or the Company required in connection therewith). Parent has delivered to the Company a true, correct and complete copy of the executed Loan Commitment Letter, dated April 8, 2014, from Bank of China Shanghai Branch (the “Bank of China Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (the “Bank of China Commitment”). As of the date hereof, the Bank of China Commitment Letter is in full force and effect pursuant to its terms and, to the knowledge of Parent, has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. The Bank of China Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of the parties thereto, subject to the terms and conditions thereof. There are no side letters or other agreements, contracts or arrangements with Parent, Parent Assignee or Merger Subsidiary as a party that would result in changes to the terms of the Bank of China Commitment Letter. To the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, Parent Assignee or Merger Subsidiary under any term, or failure of any condition, of the Bank of China Commitment Letter or otherwise result in any portion of the Bank of China Commitment contemplated thereby to be unavailable, in each case subject to the terms thereof. Parent has no reason to believe that Parent is, or that Parent Assignee or Merger Subsidiary when formed will be, unable to satisfy on a timely basis any term or condition of the Bank of China Commitment Letter, to the extent such term or condition is within Parent’s, Parent Assignee’s or Merger Subsidiary’s control, as the case may be. The Bank of China Commitment Letter does not require Parent, Parent Assignee and/or Merger Subsidiary to pay any commitment fees or other fees to the Bank of China on or before the date of this Agreement. There are no conditions precedent or other contingencies related to the funding, as applicable, of the full amount of the Bank of China Commitment, other than as set forth in or contemplated by the Bank of China Commitment Letter.

Section 5.07. Certain Arrangements. Other than the Voting Agreement, there are no Contracts or commitments to enter into Contracts (a) between Parent, Parent Assignee, Merger Subsidiary or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries, on the other hand, or (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 5.08. Litigation. There are no actions pending or, to the knowledge of Parent, Parent Assignee and Merger Subsidiary, threatened against Parent, Parent Assignee, Merger Subsidiary or any of their respective affiliates, other than any such action that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger by Parent, Parent Assignee or Merger Subsidiary, and none of Parent, Parent Assignee or Merger Subsidiary or any of its affiliates is a party to or subject to the provisions of any order which would reasonably be expected to prevent or materially delay the consummation of the Merger by Parent, Parent Assignee or Merger Subsidiary.

Section 5.09. Ownership of Company Shares. Other than as a result of this Agreement, none of Parent, Parent Assignee or Merger Subsidiary beneficially owns (as such term is used in Rule 13d-3 promulgated under the 1934 Act) any Company Shares, Company Securities or other securities or any other economic interest (through derivative securities or otherwise) of the Company or any options, warrants or other rights to acquire Company Shares, Company Securities or other securities of, or any other economic interest (through derivatives securities or otherwise) in the Company. Subject to Section 5.09 of the Parent Disclosure Schedule, promptly after the execution of the Assignment and Assumption Agreement and the Joinder Agreement, as applicable, by Parent Assignee and Merger Subsidiary, Parent Assignee and Merger Subsidiary shall promptly inform the Company in writing of any exception to this Section as applied to Parent Assignee or Merger Subsidiary.

Section 5.10. Solvency. Parent is Solvent as of the date of this Agreement, and Parent Assignee and Merger Subsidiary will be Solvent as of the date of their respective formations, and each of Parent, Parent Assignee and the Surviving Company will, after giving effect to all of the transactions contemplated by this Agreement, including the Financing and any alternative financing, the payment of the Merger Consideration, the repayment of the Financing, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and immediately after the Effective Time. As used in this Section 5.10, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent, Parent Assignee and Merger Subsidiary (and, after the Merger, the Surviving Company) (on a consolidated basis) will exceed their debts (on a consolidated basis), (b) each of Parent, Parent Assignee and Merger Subsidiary (and, after the Merger, the Surviving Company) (on a consolidated basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts or liabilities beyond its ability to pay such debts or liabilities as such debts or liabilities mature, and (c) each of Parent, Parent Assignee and Merger Subsidiary (and, after the Merger, the Surviving Company) (on a consolidated basis) has reasonably sufficient capital with which to conduct its business as presently conducted. For purposes of this Section 5.10, “debt” means any liability on a claim, and “claim” means (a) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (b) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.11. Non-Reliance on Company Estimates. The Company has made available to Parent and Merger Subsidiary, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent, Parent Assignee and Merger Subsidiary acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes. Further, each of Parent, Parent Assignee and Merger Subsidiary acknowledges that that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them, and that neither Parent nor Merger Subsidiary is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives; provided that, except as set forth in Section 5.11 nothing contained in this Section 5.11 shall be deemed to limit in any way the representations and warranties of the Company set forth in this Agreement.

Section 5.12. Finders’ Fees. Except for Barclays and China International Capital Corporation Limited, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who is entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement. Promptly after the execution of the Assignment and Assumption Agreement and the Joinder Agreement, as applicable, by Parent Assignee and Merger Subsidiary, Parent Assignee and Merger Subsidiary shall promptly inform the Company in writing if any investment bank, broker, finder or other intermediary is entitled to any fee or commission from Parent Assignee, Merger Subsidiary or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.13. Parent Financial Statements. The audited consolidated balance sheets as of December 31, 2013 and the related audited consolidated statements of income and cash flows for the year ended December 31, 2013 and the unaudited interim consolidated balance sheet as of March 31, 2014 and the related unaudited interim consolidated statements of income and cash flows for the three months ended March 31, 2014 of Parent fairly present in all material respects, in conformity with generally accepted accounting principles in the PRC (“PRC GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The books and records of Parent and its Subsidiaries have been, and are being, maintained, in all material respects, in accordance with PRC GAAP and any other applicable legal and accounting requirements.

Section 5.14. No Additional Representations. Except for the representations and warranties made by Parent, Parent Assignee and Merger Subsidiary in this Article 5, none of Parent, Parent Assignee or Merger Subsidiary nor any other person makes any other express or implied representation or warranty with respect to Parent, Parent Assignee or Merger Subsidiary or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

ARTICLE 6

Covenants of the Company

The Company agrees that:

Section 6.01. Conduct of the Company. Except for matters set forth in Section 6.01 of the Company Disclosure Schedule, as contemplated by this Agreement, as required by Applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof and prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) keep available the services of its directors, officers and key employees and (iii) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except for matters set forth in Section 6.01 of the Company Disclosure Schedule, as contemplated by this Agreement, as required by Applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), between the date hereof and the Effective Time, as applicable, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

(b)(i) split, combine, subdivide or reclassify any of its capital shares, (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital shares of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than (A) the acquisition by the Company of Company Shares in connection with the surrender of Company Shares by holders of Company Share Options in order to pay the exercise price thereof, (B) the withholding of Company Shares to satisfy tax obligations with respect to awards granted pursuant to the Company Share Plans, (C) the acquisition by the Company of Company Share Options and Company Restricted Shares in connection with the forfeiture of such awards and (D) as required by any Employee Plan listed on Section 4.17(a) of the Company Disclosure Schedule as in effect on the date of this Agreement;

(c)(i) issue, deliver, sell, grant, pledge, transfer, lease, sublease, license, dispose of, subject to any Lien (other than Permitted Liens) or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities or authorize any of the foregoing, other than the issuance (A) of any Company Shares upon the exercise of Company Share Options that are outstanding on the date of this Agreement, or issued in compliance with Section 6.01, in each case in accordance with their terms on the date of this Agreement, (B) as required by any Employee Plan listed on Section 4.17(a) of the Company Disclosure Schedule as in effect on the date of this Agreement and (C) of any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget as set forth in Section 6.01(c) of the Company Disclosure Schedule and (ii) any unbudgeted capital expenditures not to exceed $150,000 individually or $500,000 in the aggregate;

(e) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, scheme of arrangement, restructuring, recapitalization or other reorganization, merger, consolidation, amalgamation, recapitalization, or similar transaction, each with respect to the Company or any of its Subsidiaries (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company) or create any new Subsidiaries;

(f) acquire (including by merger, consolidation, acquisition of shares or assets or any other business combination) or make any capital contribution or investment in, directly or indirectly, any corporations, partnerships, other business organizations, properties, interests or businesses, or any assets or securities in connection with the acquisition of any corporations, partnerships, other business organizations, properties, interests or businesses, if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries would exceed $1,000,000;

(g) sell, lease or otherwise transfer, or create, grant or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ material assets, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments or (ii) sales of Company products and services, inventory or used equipment in the ordinary course of business consistent with past practice;

(h) (i) repurchase, prepay, assume, alter, amend, modify or incur any indebtedness for borrowed money, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing (other than (A) in connection with the financing of ordinary course trade payables consistent with past practice or (B) accounts payable in the ordinary course of business consistent with past practice), or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) to the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or (B) accounts receivable and extensions of credit in the ordinary course of business and advances of expenses to employees in the ordinary course of business consistent with past practice);

(i) guarantee the performance or obligations of any Person (other than guarantees in connection with any indebtedness as permitted by the foregoing clause (h));

(j) (A) except as is in the ordinary course of business, (i) enter into any Contract that would have been a Material Contract if entered into prior to the date hereof or (ii) amend, renew, extend, modify or terminate, or otherwise waive, release or assign any rights, claims or benefits of the Company or any of its Subsidiaries under, any Material Contract (or Contract that would have been a Material Contract if entered into prior to the date hereof) if such amendment, renewal, extension, modification, termination, waiver, release or assignment would be reasonably expected to be adverse to the Company and its Subsidiaries, taken as a whole, in any material respect or (B) fail to comply with or breach in any material respect any Material Contract;

(k) enter into any Contract that would have been a Material Contract between any of the Company or any of its Subsidiaries, on the one hand, and any of their respective directors, officers or Affiliates (other than any of the Subsidiaries of the Company), or any of their respective Affiliates, on the other hand;

(l) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters;

(m) enter into any Contract that contains any provisions restricting the Company or any of its Affiliates from competing or engaging in any material respect in any activity or line of business or with any Person or in any area or pursuant to which any material benefit or right is required to be given or lost as a result of so competing or engaging, or which, pursuant to its terms, could have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby;

(n) except (x) as required by the terms of any Employee Plan as in effect on the date of this Agreement that is listed on Section 4.17(a) of the Company Disclosure Schedule or (y) disclosed on Section 6.01(n) of the Company Disclosure Schedule: (i) hire any new employee to whom a written offer of employment has not previously been made and accepted prior to the date of this Agreement (except for new hires of non-executive level employees in the ordinary course of business and new hires of executive level employees to replace executive level employees existing as of the date hereof who resign or whose employment is terminated, in each case, on substantially the same terms and conditions as a similarly situated existing employee), (ii) other than in the ordinary course of business, grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any increase in compensation, bonus or benefits in addition to those pursuant to Employee Plans listed on Section 4.17(a) of the Company Disclosure Schedule, (iii) other than payments of severance under the Employee Plans listed on Section 4.17(a) of the Company Disclosure Schedule in the event of an actual or planned termination of an employee, make any Person a participant in or party to any severance plan or grant any material increase in severance compensation, or (iv) establish, adopt, enter into or materially amend any Employee Plan (other than entering into offer letters that contemplate “at will” employment, where permitted by Applicable Law, that do not provide for notice or severance pay or benefits or employment agreements consistent with the Company’s ordinary course of business practices in the applicable jurisdiction) or collective bargaining agreement; provided, however, that the foregoing provisions of this clause (iv) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired non-executive level employees, or to non-executive employees in the context of promotions based on job performance or workplace requirements, Employee Plans and benefits and compensation practices and arrangements (excluding equity grants) that have a value that is consistent with those provided to similarly situated employees or newly hired employees;

(o) make any change in any financial accounting principles, methods or practices, including changes affecting the reported consolidated assets, liabilities or results of operations of the Company or any of its Subsidiaries, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act;

(p) (A) (i) institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) (1) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), including with respect to any pending actions, suits, investigations or proceedings, in excess of $500,000 in any individual case, other than as required by their terms as in effect on the date of this Agreement and other than such claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves); provided that the payment, discharge, settlement or satisfaction of such claim, liability or obligation does not include any material obligations (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing, or (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $500,000 in any individual case or (B) commence any material actions, suits, investigations or proceedings (other than in respect of collection of amounts owed in the ordinary course of business);

(q) engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(r) make or change any material Tax election, amend any material Tax Return (except as required by Applicable Law), enter into any material closing agreement with respect to Taxes or request any material ruling with respect to Taxes, assign or surrender any right to claim a material refund of Taxes, settle (or request to settle) or finally resolve any material controversy with respect to Taxes, change any material method of Tax accounting or Tax accounting period, extend or waive any statute of limitation with respect to any material Tax, or take any action outside the ordinary course of business that could reasonably be expected to result in the Company or any of its Subsidiaries being required to include a material item of income in, or exclude a material deduction from, a Tax Return for a period beginning after the Closing Date;

(s) sell, assign, transfer, license, abandon, permit to lapse, create or incur any Lien (other than Permitted Liens) on, or otherwise dispose of, any material Intellectual Property (other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice) or fail to maintain or protect Company Registered IP or fail to protect confidentiality of any material confidential Company Owned IP; or

(t) authorize, agree, resolve or commit to do any of the foregoing.

Section 6.02. Company Shareholder Meeting. Subject to Section 6.03, the Company shall convene and hold an extraordinary general meeting of its shareholders (the “Company Shareholder Meeting”) as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding the immediately preceding sentence, the Company may adjourn or postpone the Company Shareholder Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders within a reasonable amount of time in advance of the Company Shareholder Meeting, (ii) as otherwise required by Applicable Law or (iii) if as of the time for which the Company Shareholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Company Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting. Subject to Section 6.03, the Board of Directors of the Company shall (A) recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s shareholders, (B) use its reasonable best efforts to obtain the Company Shareholder Approval and (C) otherwise comply with all legal requirements applicable to such meeting. For the avoidance of doubt, no Adverse Recommendation Change shall obviate or otherwise affect the obligation of the Company to call and hold the Company Shareholder Meeting pursuant to and in accordance with this Section 6.02.

Section 6.03. Acquisition Proposals. (a) Notwithstanding anything to the contrary contained in this Agreement, (i) during the period beginning on the date that is ninety (90) days after the date the Company Shareholder Approval is obtained and ending at the Effective Time (the “Solicitation Period”), the Company and its Subsidiaries and their respective directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to, directly or indirectly, (A) solicit, initiate, facilitate and encourage any Acquisition Proposals, including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided, however, that any material non-public information concerning the Company or its Subsidiaries provided to any Third Party given such access shall be provided to Parent, Parent Assignee or Merger Subsidiary as promptly as reasonably practicable after it is provided to such Third Party (which requirement may be satisfied by posting such information to the Electronic Data Room); and (B) enter into, continue or otherwise participate in any discussions or negotiations with respect to any Acquisition Proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Acquisition Proposal and (ii) during the period beginning on the date hereof and ending on the date that Parent has provided to the Company Acceptable Financing Evidence (the “Qualified Bidder Solicitation Period”) (provided, that if an Acceptable Commitment Letter Default shall have occurred, then the Qualified Bidder Solicitation Period shall immediately recommence and shall end at such time as the Acceptable Commitment Letter Default shall have been cured by Parent or alternative Acceptable Financing Evidence has been provided by Parent to the Company), the Company and its Representatives shall have the right to, directly or indirectly, (A) solicit, initiate, facilitate and encourage any Acquisition Proposals from the Qualified Former Bidders, including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements with such Qualified Former Bidders or pursuant to one or more confidentiality agreements with such Qualified Former Bidders existing as of the date hereof; provided, however, that any material non-public information concerning the Company or its Subsidiaries provided to any Qualified Former Bidder shall be provided to Parent, Parent Assignee or Merger Subsidiary as promptly as reasonably practicable after it is provided to such Qualified Former Bidder (which requirement may be satisfied by posting such information to the Electronic Data Room); and (B) enter into, continue or otherwise participate in any discussions or negotiations with respect to any Acquisition Proposal from a Qualified Former Bidder or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Acquisition Proposal from a Qualified Former Bidder, whether or not such Acquisition Proposal are submitted or provided to the Company or its Representatives before or after the date hereof.

(b) Except as expressly permitted by this Section 6.03, with respect to all Third Parties other than Qualified Former Bidders, from and after the date hereof but prior to the commencement of the Solicitation Period, and with respect to Qualified Former Bidders, from the end of and after the Qualified Bidder Solicitation Period but prior to the commencement of the Solicitation Period, the Company shall, and shall use its reasonable best efforts to cause each of its Representatives to (x) cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Third Parties or Qualified Former Bidders, as the case may be, that may be ongoing with respect to an Acquisition Proposal, and (y) request any such Third Party or Qualified Former Bidder to promptly return or destroy all confidential information concerning the Company and its Subsidiaries. Except as expressly permitted by this Section 6.03, with respect to all Third Parties other than Qualified Former Bidders, from and after the date hereof but prior to the commencement of the Solicitation Period, and with respect to Qualified Former Bidders, from the end of and after the Qualified Bidder Solicitation Period but prior to the commencement of the Solicitation Period, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, or furnish any non-public information relating to the Company or any of its Subsidiaries to, any Third Party or Qualified Former Bidder, as the case may be, for the purpose of knowingly facilitating or encouraging an Acquisition Proposal or (iii) enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal (an “Alternate Acquisition Agreement”).

(c) Notwithstanding anything to the contrary contained in Section 6.03(b), but subject to and except as expressly permitted by Section 6.03(a), prior to obtaining the Company Shareholder Approval, the Company or its Board of Directors, directly, or indirectly through its Representatives, may (i) furnish nonpublic information to any Third Party making an unsolicited Acquisition Proposal (provided, however, that such Acquisition Proposal shall not have been obtained in material violation of Section 6.03(b) and prior to so furnishing such information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement); provided that the Company shall provide any material non-public information concerning the Company or its Subsidiaries provided to any Third Party to Parent, Parent Assignee or Merger Subsidiary as promptly as reasonably practicable after it is provided to such Third Party (which requirement may be satisfied by posting such information to the Electronic Data Room), and (ii) engage in discussions or negotiations with such Third Party with respect to the Acquisition Proposal if such Third Party has submitted an Acquisition Proposal which a majority of the members of the Board of Directors of the Company (after taking any abstentions into account but subject to quorum requirements) determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Proposal and that, in light of such Acquisition Proposal, failure to furnish such information or enter into discussions or negotiations with such Third Party would not be in the best interests of the shareholders of the Company.

(d) Except as expressly permitted by this Section 6.03, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Merger Subsidiary, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the transactions contemplated hereby or (ii) approve or recommend, publicly propose to approve or recommend, any Acquisition Proposal made or received after the date hereof (any of the actions described in clauses (i) and (ii) of this Section 6.03(d), an “Adverse Recommendation Change”).

(e) Notwithstanding anything to the contrary contained in Sections 6.03(b), 6.03(c) or 6.03(d), prior to obtaining the Company Shareholder Approval or during the Solicitation Period or during the Qualified Bidder Solicitation Period, if the Company has received an Acquisition Proposal and a majority of the members of the Board of Directors of the Company (after taking any abstentions into account but subject to quorum requirements) determines in good faith, after consultation with outside legal counsel and a financial advisor who shall be an internationally recognized investment banking firm (it being agreed that Stifel, Nicolaus & Company is such a financial advisor) that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and determines in good faith, after consultation with outside legal counsel, that failure to take any of the actions provided for in clauses (y) or (z) below in connection with such a Superior Proposal would, or would reasonably be expected to be, inconsistent with the fiduciary duties of the Board of Directors of the Company under Applicable Law, the Board of Directors may (y) terminate this Agreement and enter into an Alternate Acquisition Agreement with respect to such a Superior Proposal pursuant to Section 10.01(d)(i) and subject to compliance with Section 11.04(b)(i) and/or (z) make an Adverse Recommendation Change with respect to a such a Superior Proposal but only if, for purposes of both clauses (y) and (z), (i) at least five (5) Business Days before taking such action, the Company has provided a written notice (a “Notice of Superior Proposal”) to Parent, Parent Assignee or Merger Subsidiary that the Company intends to take such action, attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated or, if no agreement exists, then summarizing the material terms of such Superior Proposal (including the identity of the Third Party making such Superior Proposal), and (ii) (A) the Board of Directors of the Company shall have considered in good faith any revisions to this Agreement and the Financing irrevocably proposed in writing by Parent, Parent Assignee or Merger Subsidiary in a manner that would form a binding Contract if accepted by the Company and (B) a majority of the members of the Board of Directors of the Company (after taking any abstentions into account but subject to quorum requirements) shall have determined that such Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect (it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new written Notice of Superior Proposal and the Company shall comply again with the requirements of this Section 6.03(e)); provided, however, that references to the five (5) Business Day period above shall be deemed to be references to a three (3) Business Day period).

(f) Notwithstanding Section 6.03(d), at any time prior to obtaining the Company Shareholder Approval or during the Solicitation Period, if an Intervening Event has occurred and a majority (after taking any abstentions into account but subject to quorum requirements) of the members of the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would, or would reasonably be expected to, be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of the Company may make an Adverse Recommendation Change; provided that the Board of Directors of the Company shall not make such Adverse Recommendation Change unless the Company has (i) provided to

Parent, Parent Assignee or Merger Subsidiary at least five (5) Business Days’ prior written notice that it intends to take such action and specifying in reasonable detail the facts underlying the decision by the Board of Directors of the Company to take such action and (ii) during such five (5) Business Day period, if requested by Parent, Parent Assignee, or Merger Subsidiary, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for such Adverse Recommendation Change.

(g) The Company shall notify Parent promptly (but in no event later than two (2) Business Days) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, which notice shall identify the material terms and conditions of any such Acquisition Proposal (it being understood that such notice need not include the identity of the Third Party) and the Company shall keep Parent reasonably informed promptly (but in no event later than two (2) Business Days) after any material developments, discussions or negotiations regarding any Acquisition Proposal and shall provide to Parent promptly (but in no event later than two (2) Business Days) after receipt thereof copies of all the proposed transaction agreements or proposed letters sent or provided to the Company or any of its Subsidiaries that describe any material terms or conditions of any Acquisition Proposal (it being understood that such agreement or letters need not include the identity of the Third Party).

(h) In addition, nothing contained herein shall prevent the Board of Directors of the Company from (i) complying with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act with regard to an Acquisition Proposal; provided that any such action taken or statement made that relates to any Acquisition Proposal shall not be deemed to be an Adverse Recommendation Change if the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or in connection with such action or (ii) making any disclosure to the shareholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would, or would reasonably be expected to be, inconsistent with Applicable Law (including its fiduciary duties); provided that if such disclosure has the effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed to be an Adverse Recommendation Change; provided, further, that any such disclosure shall not be deemed to be an Adverse Recommendation Change if the Board of Directors of the Company reaffirms the Company Board Recommendation in such disclosure.

(i) As used in this Agreement:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable.

(ii) “Intervening Event” means a material event, development or change with respect to the Company and its Subsidiaries or the business of the Company and its Subsidiaries, in each case, taken as a whole, that (1) is unknown or not reasonably foreseeable by the Board of Directors of the Company as of or prior to the date of this Agreement or, if known or reasonably foreseeable to the Board of Directors of the Company as of or prior to the date of this Agreement, the material consequences of which were not known or reasonably foreseeable to the Board of Directors of the Company as of or prior to the date of this Agreement, and (2) occurs, arises or becomes known to the Board of Directors of the Company after the date of this Agreement and on or prior to the date of the Company Shareholder Approval; provided that the receipt by the Company of an Acquisition Proposal or Superior Proposal or any inquiry related thereto or the consequences of completing such Acquisition Proposal or Superior Proposal will not be deemed to constitute an Intervening Event.

(iii) “Superior Proposal” means an unsolicited bona fide, written Acquisition Proposal for at least a majority of the outstanding Company Shares or a majority of the consolidated assets of the Company and its Subsidiaries that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all relevant terms and conditions of such Acquisition Proposal, (1) would be more reasonably likely than the Merger to be consummated in accordance with its terms, taking into account such factors as the Board of Directors of the Company considers appropriate, which may include legal, financial, regulatory approvals, and other aspects of such Acquisition Proposal, including conditionality and the identity and credibility of the Person or group making the Acquisition Proposal, and (2) is more favorable to the Company’s shareholders than the Merger (taking into account any irrevocable written proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(e)); provided however, that any such Acquisition Proposal shall not be deemed to be a “Superior Proposal” (A) if the definitive agreement for such proposal contains a “due diligence” condition in favor of the Third Party or (B) unless in the good faith judgment of the Board of Directors of the Company, any financing required to consummate the transaction contemplated by such Acquisition Proposal is determined to be reasonably obtainable by the Third Party.

Section 6.04. Access to Information. (a) Subject to Section 6.04(a) of the Company Disclosure Schedule, from the date hereof until the Effective Time, and subject to Applicable Law and the Confidentiality Agreement, the Company shall (a) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries (including Tax records, Tax and accounting work papers, Tax and general ledgers, subsidiary ledgers, accounting documents and other financial related information), to the extent available as of the date hereof, or to the extent created by or received by, or in the possession of, the Company after the date hereof, and (b) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent in such access. Any access pursuant to this Section shall be conducted under supervision of appropriate personnel of the Company and in such manner as not to unreasonably interfere with the conduct of the business of the Company. Without limiting the generality of the foregoing, as soon as reasonably practicable after the date of the request, the Company shall deliver or make available to Parent information, books and records relating to the distribution arrangements (including with respect to revenue recognition) of the Company or any of its Subsidiaries or its controlled Affiliates (the “Distributor Information”) as Parent has reasonably requested or may reasonably request.

(b) Notwithstanding anything to the contrary in Section 6.04(a), nothing in this Agreement shall require the Company or any of its Subsidiaries or Representatives to provide Parent or any of its Representatives with access to any books, records, documents or other information (i) to the extent that such books, records, documents or other information is subject to the terms of a confidentiality agreement with a Third Party, (ii) to the extent that the disclosure of such books, records, documents or other information would result in the loss of attorney-client privilege or (iii) to the extent the disclosure of such books, records, documents or other information is prohibited by Applicable Law; provided that the Company shall take all commercially reasonable steps to permit inspection of or to disclose such information on a basis that does not waive the Company’s or its Subsidiary’s, as the case may be, privilege with respect thereto

Section 6.05. Escrow for Termination Fee. (a) As of the date hereof or on the first Business Day that the escrow account referenced herein is available to receive deposits if such account is not available to receive deposits on the date hereof, the Company has deposited or will deposit, or has caused to be deposited or will cause to be deposited, an amount of cash equal to 50% of the Termination Fee (the “Initially Deposited Termination Fee”) with Citibank, N.A. in New York, New York (the “Escrow Agent”), as escrow agent, and (b) within five (5) Business Days following the obtainment of the Company Shareholder Approval (if obtained), the Company shall deposit, or cause to be deposited, an additional amount of cash equal to the remaining amount of the Termination Fee which has not been deposited with the Escrow Agreement at or prior to such time (the “Remaining Termination Fee Deposit”) with the Escrow Agent, and which amounts shall be held and released by Escrow Agent subject to the terms of this Agreement and that certain escrow agreement, dated as of the date hereof, entered into between the Escrow Agent, Parent and the Company (the “Escrow Agreement”).

ARTICLE 7

Covenants of Parent

Parent agrees that:

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Parent Assignee and Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02. Voting of Shares. Parent shall vote or cause to be voted all Company Shares beneficially owned by it or any of its Subsidiaries in favor of adoption and approval of this Agreement at the Company Shareholder Meeting.

Section 7.03. Indemnification and Insurance. Parent shall cause the Surviving Company, and the Surviving Company hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Company shall indemnify and hold harmless the present and former officers and directors of the Company or any of its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time (including acts or omissions with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby) pursuant to any agreements between such Indemnified Person and the Company or its Subsidiaries and pursuant to the Memorandum and Articles to the fullest extent permitted by Cayman Companies Law or any other Applicable Law.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the memorandum and articles of association of the Surviving Company and each of its Subsidiaries (or in such documents of any successor to the business of the Surviving Company or any of its Subsidiaries) regarding elimination of liability, indemnification and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the memorandum and articles of association of the Company and each of its Subsidiaries in existence on the date of this Agreement. From and after the Effective Time, any agreement of any Indemnified Person with the Company or any of its Subsidiaries regarding elimination of liability, indemnification or advancement of expenses shall be assumed by the Surviving Company, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

(c) Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (including claims with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided that the Company shall give Parent a reasonable opportunity to participate in the negotiation of such “tail” insurance policy or extension and the Company shall give good faith consideration to any comments made by Parent with respect thereto; and provided that the premium per annum payable for such “tail” insurance policy or extension shall not exceed 300% of the amount per annum the Company paid in its last full fiscal year (which amount is set forth in Section 7.03(b) of the Company Disclosure Schedule) (such maximum amount, the “Maximum Tail Premium”) and if the cost for such “tail” insurance policy or extension exceeds the Maximum Tail Premium, then the Company shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Tail Premium.

(d) If Parent or the Surviving Company (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys of its property and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 7.03 (including this Section 7.03(d)).

(e) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the memorandum and articles of association of the Company or any of its Subsidiaries, under Cayman Companies Law or any other Applicable Law, under any agreement of any Indemnified Person with the Company or any of its Subsidiaries or otherwise. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent and the Surviving Company under this Section 7.03 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

Section 7.04. Employee Matters. (a) With respect to employees of the Company or its Subsidiaries immediately before the Effective Time who remain employees of the Company or its Subsidiaries immediately after the Effective Time (“Company Employees”), for a period of twelve (12) months following the Closing (or, if earlier, the termination of the applicable Company Employee’s employment with Parent, the Surviving Company and their Affiliates) (the “Benefit Period”), Parent shall, or shall cause the Surviving Company to, for so long as a particular Company Employee is engaged by Parent, the Surviving Company or any of their Subsidiaries, provide compensation and employee benefits to such Company Employee that, taken as a whole, are substantially similar in the aggregate to the compensation and benefits provided to the Company Employee immediately prior to the Effective Time under the Employee Plans listed on Section 4.17(a) of the Company Disclosure Schedule (or, in Parent’s sole discretion, if more favorable to the Company Employee, the compensation and benefits provided to similarly situated employees of Parent and its Affiliates).

(b) Without limiting the generality of Section 7.04(a), from the Effective Time, Parent shall, or shall cause the Surviving Company to, assume, honor and continue during the Benefit Period or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, change in control, retention and termination plans and agreements, in each case, as in effect at the Effective Time and listed on Section 4.17(a) of the Company Disclosure Schedule, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event) that are described in Section 4.17(f) of the Company Disclosure Schedule, in accordance with the terms of such plans and agreements (including the terms regarding the right to amend or terminate such plans or agreements); provided, however, that to the extent an event triggering benefits under any such agreement occurs during the Benefit Period, the obligations of Parent or the Surviving Company, as applicable, hereunder shall continue until such obligations to provide such benefits have been fully satisfied.

(c) With respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by the Surviving Company or any of its Affiliates (including any vacation, paid time-off and severance plans), for purposes of determining eligibility to participate, level of vacation, paid-time off and severance benefits, and vesting, each Company Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary under the comparable Employee Plans) shall be treated as service with the Surviving Company or its Affiliates; provided, however, that such service was recognized for such Company Employee for the same purpose under the comparable Employee Plan as of the Effective Time and that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) Parent shall use commercially reasonable efforts to waive, or shall cause the Surviving Company or any of its Affiliates to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any US health benefit plan maintained by the Parent, the Surviving Company or any of their Affiliates in which any Company Employee (or the dependents of any eligible employee) will be eligible to participate during the Benefit Period, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Employee Plan immediately prior to the Effective Time. Parent shall use commercially reasonable efforts to recognize, or shall cause the Surviving Company or any of its Affiliates to recognize, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee will be eligible to participate from and after the Effective Time.

(e) Without limiting the generality of Section 11.06, nothing in this Section 7.04 shall create any right in any Person, including any employees, former employees, any participant in any Employee Plan or any beneficiary thereof, nor create any right to continued employment with Parent, Company, the Surviving Company or any of their Affiliates, nor be construed in any way as modifying or amending the provisions of an Employee Plan.

Section 7.05. Escrow for Reverse Termination Fee. (a) As of the date hereof or on the first Business Day that the escrow account referenced herein is available to receive deposits if such account is not available to receive deposits on the date hereof, Parent has deposited or will deposit, or has caused to be deposited or will cause to be deposited, an amount of cash equal to 50% of the Reverse Termination Fee (the “Initially Deposited Reverse Termination Fee”) with the Escrow Agent and (b) within five (5) Business Days following the obtainment of the Company Shareholder Approval (if obtained), Parent shall deposit, or cause to be deposited, an additional amount of cash equal to the remaining amount of the Reverse Termination Fee which has not been deposited with the Escrow Agreement at or prior to such time (the “Remaining Reverse Termination Fee Deposit”) with the Escrow Agent, in each case, as collateral and security for the payment of the Reverse Termination Fee pursuant to Section 11.04 and which amounts shall be held and released by Escrow Agent subject to the terms of this Agreement and the Escrow Agreement.

Section 7.06. Financing.

(a) Parent, Parent Assignee and Merger Subsidiary acknowledge and agree that the Company and its Affiliates and its and their respective Representatives shall not have any responsibility for, or incur any liability prior to the Effective Time to any person under, any financing that Parent, Parent Assignee or Merger Subsidiary may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to Section 8.08, including in connection with the Bank of China Commitment Letter, or any other debt commitment letter including those included in the Acceptable Financing Evidence (“Commitment Letters”) (other than to Parent, Parent Assignee and Merger Subsidiary for breach of such covenants pursuant to the terms herein) and that Parent, Parent Assignee and Merger Subsidiary shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith.

(b) Each of Parent, Parent Assignee and Merger Subsidiary shall use, and shall cause their Affiliates to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of any debt financing on the terms and conditions described in the Acceptable Commitment Letters and the Available Funding (collectively, the “Financing”), including using (and causing their affiliates to use) their respective reasonable best efforts to: (i) enter into Acceptable Commitment Letters (other than the Bank of China Commitment Letter), which such Acceptable Commitment Letters shall be in effect as promptly as practicable after the date hereof and (A) shall be legal, valid and binding obligations of Parent, Parent Assignee and Merger Subsidiary and the other parties thereto, and (B) subject to the terms and conditions thereof, the lender parties thereto shall have committed to lend the amounts set forth therein to Parent, Parent Assignee and/or Merger Subsidiary for the purpose of funding the transactions contemplated by this Agreement, (ii) enter into definitive agreements with respect thereto on the terms and conditions contained in any Commitment Letter, which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing, (iii) satisfy, or cause their Representatives to satisfy, on a timely basis all conditions applicable to Parent, Parent Assignee, Merger Subsidiary or their respective Representatives in such definitive agreements, and (iv) cause the lenders and any other persons providing Financing to fund the Financing at the Closing. The term “Acceptable Commitment Letters” means one or more fully executed debt commitment letters from one or more banks to Parent, Parent Assignee, Merger Subsidiary or any of their respective controlled Affiliates that in form and substance does not contain conditions to funding beyond the satisfaction or waiver of each of the conditions in Sections 9.01 and 9.02 (other than any conditions in Section 9.01 and 9.02 that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions) and is otherwise presently customary for a United States “going private” transaction as to its conditionality and deal certainty provisions, and that would provide for an aggregate amount of financing that shall at least equal the aggregate amount sufficient to fund all of the amounts required to be provided by Parent, Parent Assignee and Merger Subsidiary for the consummation of the transactions contemplated by this Agreement and for the satisfaction of all of Parent’s Parent Assignee’s and Merger Subsidiary’s obligations under this Agreement, including the payment of the Merger Consideration, other than amounts that Parent, Parent Assignee and/or Merger Subsidiary have available in the form of immediately available funds or readily marketable securities and the Company Cash, in each case, as evidenced by the Acceptable Financing Evidence. The term “Acceptable Financing Evidence” means, collectively, the Acceptable Commitment Letters, the Initially Deposited Termination Fee and, if deposited pursuant to Section 6.05 of this Agreement, the Remaining Termination Fee Deposit (the “Company Cash”), and true, correct and authenticated bank statements, brokerage statements, or such other similar statements of accounts that are exclusively controlled by Parent, Parent Assignee or Merger Subsidiary that are evidence of immediately available cash or readily marketable securities available exclusively to Parent, Parent Assignee and/or Merger Subsidiary, that together with the amounts under the Acceptable Commitment Letters and the Company Cash, represent sufficient funds to make payment of all amounts required to be provided by Parent, Parent Assignee and Merger Subsidiary for the consummation of the transactions contemplated hereby (the “Available Funding”).

(c) With respect to any Commitment Letter entered into by Parent, Parent Assignee or Merger Subsidiary or any of their respective controlled Affiliates, Parent, Parent Assignee and Merger Subsidiary shall not (and shall not permit any of their respective controlled Affiliates to) agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under such Commitment Letter without the prior written consent of the Company if such amendments, modifications or waivers would reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Financing) (except to the extent that Parent, Parent Assignee, Merger Subsidiary or any of their respective controlled Affiliates concurrently with such amendment, modification or waiver enters into a new Acceptable Commitment Letter for the amount of such reduction in the Financing), impose new or additional conditions or otherwise be reasonably likely to (i) prevent or materially delay or impair the ability of Parent, Parent Assignee and Merger Subsidiary to consummate the Merger and the other transactions contemplated by this Agreement or (ii) adversely impact the ability of Parent, Parent Assignee, Merger Subsidiary and any of their respective controlled Affiliates to enforce its rights against the other parties to the Commitment Letters. Parent, Parent Assignee and Merger Subsidiary shall not (and shall not permit any of their respective Affiliates to) release or consent to the termination of the obligations of the lenders under any Commitment Letters without the prior written consent of the Company, except to the extent any such released or terminated obligations are concurrently replaced by a new Acceptable Commitment Letter. With respect to the Available Funding, Parent, Parent Assignee and Merger Subsidiary shall use their reasonable best efforts to not take any actions that would reduce the Available Funding to an amount that would prevent or materially delay or impair the ability of Parent, Parent Assignee and Merger Subsidiary to consummate the Merger and the other transactions contemplated by this Agreement.

(d) In the event any Commitment Letter shall be withdrawn or terminated, or Parent, Parent Assignee, Merger Subsidiary or any other party thereto shall take any action with respect to any Commitment Letter that requires the prior written consent of the Company pursuant to Section 7.06(c) and such action is taken without the Company’s prior written consent, or in the event Parent, Parent Assignee, Merger Subsidiary or any other party thereto shall default on or breach in any material respect any term of any Commitment Letter, or there shall be any failure or waiver of any condition of any Commitment Letter, Parent, Parent Assignee and Merger Subsidiary shall as soon as practical (but in any event within one (1) Business Day thereof) provide written notice to the Company of such event or circumstance (any such event or circumstance, an “Commitment Letter Default”). The occurrence of a Commitment Letter Default or Funding Unavailability Event with respect to an Acceptable Commitment Letter or the Available Funding is an “Acceptable Commitment Letter Default”.

(e) In the event that any portion of the Financing becomes or could reasonably be expected to become unavailable in the manner or from the sources contemplated by the Commitment Letters, or any portion of the Available Funding becomes or could reasonably be expected to become unavailable in any manner (each, a “Funding Unavailability Event”), (i) Parent shall immediately so notify the Company and (ii) Parent, Parent Assignee and Merger Subsidiary shall use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement upon conditions not materially less favorable, taken as a whole, to Parent, Parent Assignee, Merger Subsidiary and the Company than those in the Commitment Letters, as promptly as practicable following the occurrence of such event (and in any event no later than the Closing Date). The definitive agreements entered into pursuant to the first sentence of this Section 7.06(e) or Section 7.06(b)(ii) are referred to in this Agreement, collectively, as the “Financing Agreements.”

(f) Each of Parent, Parent Assignee and Merger Subsidiary acknowledges and agrees that neither the obtaining of the Financing or any alternative financing, is a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, or the completion of any such issuance, subject to the applicable conditions in Section 9.01 and Section 9.02.

(g) Any material breach of the Financing Agreements or any alternative financing agreement by Parent, Parent Assignee or Merger Subsidiary or their respective controlled Affiliates shall be deemed a breach by Parent of this Section 7.06. Parent shall (i) furnish to the Company complete, correct and executed copies of the Financing Agreements or any alternative financing agreement promptly upon their execution, (ii) give the Company prompt notice of any breach or threatened breach by any party of the Commitment Letters, the Financing Agreements, or any alternative financing agreement of which Parent, Parent Assignee or Merger Subsidiary or their respective controlled Affiliates becomes aware or any termination or threatened termination thereof, and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any alternative financing).

ARTICLE 8

Covenants of Parent and the Company

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. Subject to the terms of this Agreement, including Section 6.04:

(a) The Company and Parent shall cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including (i) preparing and filing as promptly as practicable after the date hereof with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, financial statements, records, applications and other documents, in each case, to the extent available, including under the PRC Anti-Monopoly Law and to obtain the Parent Required Approvals, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, licenses, waivers and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement, including the Parent Required Approvals and under the PRC Anti-Monopoly Law, (iii) defending or contesting any action, suit or proceeding challenging this Agreement or the transactions contemplated hereby and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby.

(b) In furtherance and not in limitation of the provisions of Section 8.01(a), Parent, and, to the extent required by PRC Anti-Monopoly Law, the Company, agree (1) to the extent required by the PRC Anti-Monopoly Law, to (x) prepare and file as promptly as practicable, an initial filing with the PRC Anti-Monopoly Bureau pursuant to the PRC Anti-Monopoly Law, and (y) to request and seek to have this Agreement and the transactions contemplated hereby accorded the “simple cases” treatment described in Interim Regulation on the Application of Simple Case Criteria to Concentrations of Undertakings (the Simple Cases Regulation) issued by MOFCOM on February 13, 2014 and (2) prepare and file as promptly as practicable all filings required to obtain the Parent Required Approvals.

(c) If a party receives a request (written or verbal) for information or documentary material from any Governmental Authority with respect to this Agreement or any of the transactions contemplated hereby, including the Merger, or any Parent Required Approval or PRC Antitrust Clearance (or activities related thereto), then such party shall, to the extent not prohibited by Applicable Law or a Governmental Authority, in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party (to the extent legally possible), a response that is, at a minimum, in substantial compliance with such request.

(d) The parties hereto shall keep each other apprised of the status of matters relating to the completion of the Merger and the other transactions contemplated hereby, including the obtaining of the Parent Required Approvals or PRC Antitrust Clearance, and work cooperatively in connection with obtaining the Parent Required Approvals or PRC Antitrust Clearance and all other approvals of, or clearances from, each applicable Governmental Authority with respect to the Merger and the other transactions contemplated hereby, including:

(i) cooperating with each other in connection with filings required to be made by any party hereto (including under the PRC Anti-Monopoly Law or in connection with any Parent Required Approval) with respect to the Merger and the other transactions contemplated hereby and liaising with each other in relation to each step of the procedure before, and as to the contents of (to the extent such content relates to information about Parent, Parent Assignee, Merger Subsidiary, the Company or the Merger), all communications with such Governmental Authorities with respect to the Merger and the other transactions contemplated hereby. In particular, to the extent permitted by Applicable Law or Governmental Authority, no party will make any notification in relation to any of the Merger and the other transactions contemplated hereby or any Parent Required Approval or the PRC Antitrust Clearance without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Authorities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii) furnishing to each other all information (to the extent such information is relating to Parent, Parent Assignee, Merger Subsidiary, the Company or the Merger) within its possession that is required for any application or other filing to be made by the other party pursuant to Applicable Law in connection with the Merger and the other transactions contemplated hereby or any Parent Required Approval or the PRC Antitrust Clearance;

(iii) promptly notifying each other of any communications from or with any Governmental Authority with respect to the Merger and the other transactions contemplated hereby or any Required Approval and ensuring to the extent permitted by law or Governmental Authority that each of the parties hereto is entitled to attend any meetings with or other appearances before any Governmental Authority with respect to the Merger and the other transactions contemplated hereby or any Required Approval;

(iv) consulting and cooperating with each other in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the PRC Anti-Monopoly Law or any Parent Required Approval;

(v) keeping each other reasonably apprised of any developments in connection with the Parent Required Approvals and the PRC Antitrust Clearance; and

(vi) without prejudice to any rights of the parties hereto hereunder, consulting and cooperating in all respects with each other in defending all lawsuits and other proceedings by or before any Governmental Authority challenging this Agreement or the consummation of any of the Merger and the other transactions contemplated hereby.

(e) Subject to the terms and provisions herein, Parent, Parent Assignee, Merger Subsidiary and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions necessary to obtain the Parent Required Approvals and the PRC Antitrust Clearance, to obtain any consents, approvals, permits or authorizations and to remove any impediments to the Merger relating to the Parent Required Approvals, the PRC Anti-Monopoly Law and other antitrust, competition or premerger notification, or trade regulation law, regulation or order (“Antitrust Laws”), and Parent, Parent Assignee, Merger Subsidiary and the Company shall use their reasonable best efforts to take any and all actions to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to the Parent Required Approvals and the Antitrust Laws, including effecting an internal corporate restructuring to the extent reasonable and practicable.

Section 8.02. Proxy Statement. As promptly as practicable following the date hereof, the Company shall prepare and mail the Proxy Statement to the Company’s shareholders; provided that the Company shall provide Parent and its counsel at least five (5) Business Days to review the Company’s proposed Proxy Statement in advance of mailing and consider in good faith any comments reasonably proposed by Parent and its counsel. Subject to Section 6.03, the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger. Parent and Merger Subsidiary shall furnish to the Company all information concerning Parent and Merger Subsidiary as may be reasonably required by the Company in connection with the Proxy Statement. Each of the Company, Parent and Merger Subsidiary shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement, as so amended or supplemented, to be mailed to its shareholders, to the extent required by Applicable Law.

Section 8.03. Public Announcements. Subject to Section 6.03, and unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events.

(a) Each of the Company and Parent shall promptly notify the other of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii) any Actions commenced or, to its knowledge, threatened against the Company, its directors in such capacities or any of its Subsidiaries, or Parent, its directors in such capacities or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement (and, to the extent such Action is commenced against the Company, its directors in such capacities or any of its Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement, the Company shall give Parent the opportunity to participate in and direct the defense or settlement of any such Action and no such Action shall be settled or compromised, and the Company shall not take any action to adversely and materially affect or prejudice any such Action, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and

(iv) any event, change, circumstance, effect, development or condition that causes, or would be reasonably be expected to cause, or constitutes a breach of such party’s representations and warranties which would reasonably be expected to result in a failure of the condition in Section 9.02(a) or 9.03(a), as the case may be, as of the Effective Time.

(b) The Company shall promptly (but in any event within 4 Business Days of the relevant event) notify Parent in writing and provide true and correct copies (where applicable) of any material correspondence, rulings, briefs and other updates with respect to any pending Actions against the Company, its directors in such capacities or any of its Subsidiaries, not related to the consummation of the transactions contemplated by this Agreement (including the Pending Class Action), but in no event shall Parent, Parent Assignee or Merger Subsidiary, or any of their Affiliates, have any right to participate in or direct the defense or settlement of any such Action, and, subject to Section 6.01, any such Action may be settled or compromised by the Company, its directors or any of its Subsidiaries in their respective sole discretions.

Section 8.06. Section 16 Matters. Prior to the Effective Time, if required by Applicable Law, the Company shall take all reasonable steps intended to cause any dispositions of Company Shares (including derivative securities with respect to Company Shares) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.07. Stock Exchange De-listing; 1934 Act Deregistration. As promptly as possible following the Effective Time, the Surviving Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under Applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Company of the Company Shares from NASDAQ and the deregistration of the Company Shares under the 1934 Act as promptly as practicable after the Effective Time.

Section 8.08. Financing Cooperation. Subject to the terms of this Agreement, including Section 6.04 and Section 7.06(a), the Company shall and shall cause its Subsidiaries to, at Parent’s and Parent Assignee’s sole expense, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Subject to the terms of this Agreement, including Section 6.04, such cooperation by the Company shall include, at the reasonable request of Parent, (a) agreeing to enter into such agreements, and to use its reasonable best efforts to deliver such officer’s certificates, as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer’s certificates, accurate, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company’s assets pursuant to such agreements as may be reasonably requested, provided that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Effective Time, and (b) subject to Section 6.04, providing to the potential Financing sources (or alternative financing sources) financial and other information with respect to the Company and the Merger, making the Company’s senior officers available to assist the potential Financing sources (or alternative financing sources) and otherwise reasonably cooperating in connection with the consummation of the Financing and any alternative financing. Parent shall promptly reimburse the Company for any expenses and costs incurred in connection with the Company’s or its Affiliates’ obligations under this Section 8.08. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with the Financing (or any alternative financing) prior to the Effective Time.

Section 8.09. No Impeding Actions. Subject to the terms of this Agreement, including Section 6.04, each of Company, Parent, Parent Assignee and Merger Subsidiary agrees that, from the date hereof to the Effective Time, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied or (b) take any action or fail to take any action that is intended, or which would reasonably be likely, to prevent, materially delay or materially impede the ability of Company, Parent, Parent Assignee or Merger Subsidiary to consummate the Merger or the other transactions contemplated under this Agreement, in each case, other than pursuant to the terms of this Agreement.

ARTICLE 9

Conditions to the Merger

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Shareholder Approval shall have been obtained in accordance with Cayman Companies Law;

(b) no temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Merger;

(c) Parent shall have received all the Parent Required Approvals; and

(d) the PRC Antitrust Clearance shall have been obtained, if required by PRC law.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Sections 4.01(a)(first sentence), 4.02, 4.04(a) and 4.25 shall be true and correct in all but de minimis respects which have no adverse effect on the Company’s ability to consummate the Merger at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), (B) the representations and warranties of the Company contained in Sections 4.05(a) (first two sentences) and 4.06(a) (first sentence) shall be true and correct in all but de minimis respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (C) the other representations and warranties of the Company contained in Article 4 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (C) only, only such exceptions as have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect; and

(b) since the date hereof, except as disclosed on Section 9.02(b) of the Company Disclosure Schedule, there has not been any Material Adverse Effect on the Company.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) each of Parent, Parent Assignee and Merger Subsidiary shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent, Parent Assignee and Merger Subsidiary contained in Section 5.01, 5.02, and 5.07 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (B) the other representations and warranties of Parent, Parent Assignee and Merger Subsidiary contained in Article 5 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (B) only, only such exceptions as have not had and would not reasonably be expected to have a Material Adverse Effect on Parent, and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

Section 9.04. Frustration of Closing Conditions. None of the Company, Parent, Parent Assignee or Merger Subsidiary may rely on the failure of any condition set forth in Article 9 to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement or to act in good faith or, subject to Section 6.04, to use its reasonable best efforts to consummate the Merger.

ARTICLE 10

Termination

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before the date that is one hundred eighty (180) days after the date of the Company Shareholder Meeting (including any adjournment or postponement thereof) (the “End Date”); provided, however, that if on such 180th day the conditions in Section 9.01(b),

Section 9.01(c) and/or Section 9.01(d) shall not have been satisfied or waived, then the End Date shall be extended one time by an additional ninety (90) days (and such 90th day after the 180th day shall be the “End Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;

(ii) any Restraint shall be in effect that permanently makes illegal or otherwise prohibits consummation of the Merger or permanently enjoins the Company, Parent, Parent Assignee or Merger Subsidiary from consummating the Merger, and such Restraint shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in such Restraint; or

(iii) at the Company Shareholder Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred or the Company fails to include the Company Board Recommendation in the Proxy Statement; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.01(c)(i) unless the notice of termination pursuant to this Section 10.01(c)(i) is delivered by Parent to the Company within five (5) Business Days following the occurrence of the Adverse Recommendation Change or the Company’s failure to include the Company Board Recommendation in the Proxy Statement;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date (provided that any material breach of Section 6.03 which is not cured shall be deemed to cause the condition set forth in Section 9.02(a) to not be satisfied and incapable of being satisfied by the End Date); provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available to Parent if Parent’s, Parent Assignee’s or Merger Subsidiary’s breach of any provision of this Agreement would cause any of the conditions set forth in Section 9.03(a) not to be satisfied;

(iii) the Company shall not have deposited, or shall not have caused to be deposited, with the Escrow Agent (A) the Initially Deposited Termination Fee in accordance with Section 6.05, or (B) the Remaining Termination Fee Deposit within five (5) Business Days following the obtainment of the Company Shareholder Approval (if obtained) in accordance with Section 6.05, provided that that right to terminate this Agreement pursuant to this Section 10.01(c)(iii) shall not be available to Parent if Parent shall not have deposited, or shall not have caused to be deposited, with the Escrow Agent the Initially Deposited Reverse Termination Fee in accordance with Section 7.05 or the Remaining Reverse Termination Fee Deposit within five (5) Business Days following the obtainment of the Company Shareholder Approval (if obtained) in accordance with Section 7.05;

(d) by the Company, if:

(i) prior to the receipt of the Company Shareholder Approval or during the Solicitation Period or during the Qualified Bidder Solicitation Period, a majority of the members of the Board of Directors of the Company determines to terminate this Agreement when permitted to do so in accordance with Section 6.03 in order to permit the Company, in compliance with Section 6.03, to enter into an Alternate Acquisition Agreement with respect to a Superior Proposal, which agreement shall be entered into as soon as practicable after the effectiveness of the written notice of such termination by the Company given in accordance with this Section 10.01; provided, that as an additional condition to the effectiveness of such termination, the Company will be required to pay the Termination Fee payable pursuant to Section 11.04(b)(i) within three (3) Business Days after such termination of this Agreement;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; provided that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available to the Company if the Company’s breach of any provision of this Agreement would cause any of the conditions set forth in Section 9.02(a) not to be satisfied;

(iii) all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), the Company has confirmed in writing that it is ready and able to consummate the Closing, and Parent and Merger Subsidiary fail to consummate the Merger by the date the Closing should have occurred pursuant to Section 2.01(b); or

(iv) Parent shall not have deposited, or shall not have caused to be deposited, with the Escrow Agent (A) the Initially Deposited Reverse Termination Fee in accordance with Section 7.05, or (B) the Remaining Reverse Termination Fee Deposit within five (5) Business Days following the obtainment of the Company Shareholder Approval (if obtained) in accordance with Section 7.05; provided that that right to terminate this Agreement pursuant to this Section 10.01(d)(iv) shall not be available to the Company if the Company shall not have deposited, or shall not have caused to be deposited, with the Escrow Agent the Initially Deposited Termination Fee in accordance with Section 6.05 or the Remaining Termination Fee Deposit within five (5) Business Days following the obtainment of the Company Shareholder Approval (if obtained) in accordance with Section 6.05.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that (a) the provisions of this Section 10.02 and Sections 11.01, 11.04, 11.07, 11.08, 11.09 and 11.13 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01 and (b) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

ARTICLE 11

Miscellaneous

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or email (provided, that such email states that it is a notice delivered pursuant to this Section 11.01)) and shall be given, if to Parent, Parent Assignee or Merger Subsidiary, to:

Shanghai Pudong Science and Technology Investment Co., Ltd.

13 Building No. 439 Chunxiao Rd.

Zhangjiang High-Tech Park, Pudong, Shanghai, PRC

Attention: Bogu Liang

Mengzhao Chen

Facsimile No.: +86-21-5027-6385

Email:         liangbg@pdsti.com

                    chenmz@pdsti.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis

26th Floor, Gloucester Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Attention: David Zhang

Stephanie Tang

Facsimile No.: +852-03761-3301

Email: david.zhang@kirkland.com

            stephanie.tang@kirkland.com

if to the Company, to:

Montage Technology Group Limited

Room A1601, Technology Building, 900 Yi Shan Road

Xuhui District, Shanghai, 200233

Attention: People’s Republic of China

Facsimile No.: +86-21-5426-3132

+1-408-982-2789

Email: howard.yang@montage-tech.com

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, California 94111

Attention: Paul Scrivano, Esq.

Facsimile No.: 415-984-8701

Email: pscrivano@omm.com

or to such other address or facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Non-Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that this Section 11.02 shall not limit any covenant or agreement by the parties that by its terms contemplates performance after the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Shareholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under Cayman Islands law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) General. Except as otherwise provided in this Section 11.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fees.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay an amount equal to $40,770,000 (subject to the proviso below, the “Termination Fee”) to Parent, in the case of a termination by Parent, within three (3) Business Days after such termination and, in the case of a termination by the Company, within three (3) Business Days after such termination; provided, however, that in the event that this Agreement is terminated by the Company pursuant to Section 10.01(d)(i) and such termination occurs during the Solicitation Period or the Qualified Bidder Solicitation Period (only with respect to Qualified Former Bidders), then the Company shall pay, or cause to be paid, to Parent an amount equal to $20,385,000 (and only when paid under such circumstances such amount shall be the “Termination Fee”) within three (3) Business Days after such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii), (B) after the date of this Agreement and prior to the date of the Company Shareholder Meeting, any Acquisition Proposal shall have been publicly announced or publicly communicated to the Company’s shareholders and not withdrawn, or otherwise made or become known to the Board of Directors of the Company, including an Acquisition Proposal made by a Qualified Former Bidder after the date hereof and (C) within twelve (12) months following the date of such termination, any such Acquisition Proposal shall have been consummated, then the Company shall pay to Parent in immediately available funds, concurrently with such consummation, the Termination Fee; provided that for purposes of this Section 11.04(b)(ii), all references to “25%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(iii) If this Agreement is terminated (x) by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(ii) (due to a Restraint that arises as a result of or is issued in respect of a failure described in clause (A) or (B) below) and, at the time of such termination, all of the conditions set forth in Sections 9.01(a), 9.01(b) (other than a Restraint that arises as a result of or is issued in respect of a failure described in clause (A) or (B) below) and 9.02 (as if the date of such termination were the Effective Time, where applicable) shall have been satisfied or waived by the applicable parties hereto, other than those conditions that are not satisfied as a result of, or in connection with, (A) any failure to obtain any of the Parent Required Approvals (other than any such failure primarily caused by the Company’s breach of any provisions of this Agreement which would cause Section 9.02(a)(i) not be satisfied or other than as set forth on Section 11.04(b)(iii) of the Company Disclosure Schedule), then, Parent shall pay, or cause to be paid, to the Company an amount equal to $67,940,000 (the “Reverse Termination Fee”) or (B) any failure to obtain the PRC Antitrust Clearance (other than as set forth on Section 11.04(b)(iii) of the Company Disclosure Schedule) then, Parent shall pay, or cause to be paid, to the Company an amount equal to the Reverse Termination Fee or (y) by the Company pursuant to Section 10.01(d)(iii), then, Parent shall pay, or cause to be paid, to the Company an amount equal to the Reverse Termination Fee, in each case, not later than the third (3rd) Business Day following such termination.

(iv) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(iii), then the Company shall pay to Parent an amount equal to the Termination Fee within three (3) Business Days after such termination.

(v) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(iv), then Parent shall pay to the Company an amount equal to the Reverse Termination Fee within three (3) Business Days after such termination.

(vi) In no event shall the Company be required to pay the Termination Fee or Parent be required to pay the Reverse Termination Fee on more than one occasion. If a Person is designated by Parent to receive the

Termination Fee or by the Company to receive the Reverse Termination Fee, when payable pursuant to the terms of this Agreement, then, if paid to such designee, the Termination Fee or the Reverse Termination Fee, as applicable, shall be deemed paid pursuant to the terms of this Agreement.

(c) Each of the Company, Parent and Merger Subsidiary acknowledges that (i) the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, the Company, Parent and Merger Subsidiary would not enter into this Agreement and (iii) each of the Termination Fee and the Reverse Termination Fee is not a penalty, but, except as set forth in Section 11.04(f), is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 11.04 and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 11.04, such paying party shall pay the other party its reasonable and documented out-of-pocket costs and expenses in connection with such suit, together with interest on such amount at the annual rate of the prime rate plus five percent (5%) as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by Applicable Law.

(d) Parent and Merger Subsidiary agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section 11.04 and such Termination Fee is paid in full, except as provided in Section 11.04(f) and Section 11.13, Parent, Parent Assignee, Merger Subsidiary, the financing sources under the Financing or any of their respective former, current or future directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives (collectively, the “Parent Related Parties”) shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent, Parent Assignee nor Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of its Subsidiaries or any of their respective former, current or future directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives (collectively, the “Company Related Parties”) in connection with this Agreement or the transactions contemplated hereby, and that Parent’s right to receive payment of the Termination Fee pursuant to Section 11.04 shall constitute the sole and exclusive remedy of the Parent Related Parties for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to Section 11.04(c)).

(e) The Company agrees that, upon any termination of this Agreement under circumstances where the Reverse Termination Fee is payable by Parent pursuant to this Section 11.04 and such Reverse Termination Fee is paid in full, except as provided in Section 11.04(f) and Section 11.13, the Company Related Parties shall be precluded from any other remedy against the Parent, at law or in equity or otherwise, and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Parent Related Parties in connection with this Agreement or the transactions contemplated hereby, and that the Company’s right to receive payment of the Reverse Termination Fee pursuant to Section 11.04 shall constitute the sole and exclusive remedy of the Company Related Parties for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall also be obligated with respect to Section 11.04(c) and for any of its expense reimbursement and indemnification obligations contained in Section 8.08).

(f) Notwithstanding Section 11.04(d), payment of the Termination Fee pursuant to Section 11.04(b)(i) or 11.04(b)(ii) (i) shall not constitute liquidated damages with respect to any claim for damages or any other claim which Parent, Parent Assignee, or Merger Subsidiary would be entitled to assert against the Company, any Company Related Parties or any of their respective assets with respect to any such termination of this Agreement based upon the knowing or intentional breach or intentional misrepresentation of any representations, warranties or covenants of the Company in this Agreement, and (ii) shall not constitute the sole and exclusive remedy with respect to any such termination of this Agreement based upon the knowing or intentional breach or misrepresentation of any of the representations, warranties or covenants of the Company in this Agreement. Notwithstanding Section 11.04(e), payment of the Reverse Termination Fee pursuant to Section 11.04(b)(iii): (i) shall not constitute liquidated damages with respect to any claim for damages or any other claim which the Company would be entitled to assert against Parent, any Parent Related Parties (other than any financing source in respect of the Financing) or any of their respective assets with respect to any such termination of this Agreement based upon the knowing or intentional breach or intentional misrepresentation of any representations, warranties or covenants of Parent, Parent Assignee or Merger Subsidiary in this Agreement, and (ii) shall not constitute the sole and exclusive remedy with respect to any such termination of this Agreement based upon the knowing or intentional breach or misrepresentation of any of the representations, warranties or covenants of Parent in this Agreement, it being understood that the failure to obtain the Financing shall not, in and of itself, constitute a knowing or intentional breach.

Section 11.05. Disclosure Schedule References. Notwithstanding anything to the contrary herein, the parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations, warranties, covenants, agreements or other provisions hereof of the relevant party that are contained in the corresponding Section of this Agreement, and any other representations, warranties, covenants, agreements or other provisions hereof of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties, covenants, agreements and other provisions hereof, would be readily apparent to a reasonable person who has read that reference and such representation, warranty, covenant, agreement, or other provision hereof, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation, warranty, covenant, agreement or other provision hereof shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns (including Parent Assignee). Except as provided in Article 2 (only with respect to shareholders and only after the Effective Time) and Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

(b) Except as provided in Section 2.08 (provided, that Parent shall remain a party hereto and is not relieved of any of its obligations under and pursuant to this Agreement and remains responsible and liable for all representations, warranties, liabilities, covenants, agreements and any other obligations under and pursuant to the terms of this Agreement pursuant to, and otherwise complies with, the last sentence of Section 2.08), no party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time and after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any purported assignment not permitted under this Section 11.06(b) shall be null and void.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules (other than New York General Obligations Law Sections 5-1401 and 5-1402) of such State (provided that the fiduciary duties of the Board of Directors of the Company, the internal corporate affairs of the Company, and the Merger and any exercise of appraisal and dissention rights with respect to the Merger, shall in each case be governed by the laws of the Cayman Islands).

Section 11.08. Consent to Jurisdiction. Each of Parent, Parent Assignee, Merger Subsidiary and the Company irrevocably submits to the exclusive jurisdiction of any New York federal court (or if jurisdiction is not available therein, a New York state court) sitting in the Borough of Manhattan of the City of New York, and any appellate court from any thereof, for the purposes of any suit, action or other proceeding arising out of this Agreement, the other agreements contemplated hereby or any transaction contemplated hereby. Each of Parent, Merger Subsidiary and the Company agrees to commence any action, suit or proceeding relating hereto in a New York federal court (or if jurisdiction is not available therein, a New York state court) sitting in the Borough of Manhattan of the City of New York, and any appellate court from any thereof. Each of Parent, Parent Assignee, Merger Subsidiary and the Company further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 11.08. Each of Parent, Parent Assignee, Merger Subsidiary and the Company irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any New York federal court sitting in the Borough of Manhattan of the City of New York, and any appellate court from any thereof, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Parent, Parent Assignee, Merger Subsidiary and the Company irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. Each of Parent, Parent Assignee, Merger Subsidiary and the Company hereby irrevocably and unconditionally designates, appoints and empowers is Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, NY 10017, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf service of any and all legal process, summons, notices and documents that may be served in any action, suit or proceeding brought against such party in any such United States federal or state court with respect to its obligations, liabilities or any other matter arising out of or in connection with this Agreement and that may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, each of Parent, Parent Assignee, Merger Subsidiary and the Company agrees to promptly designate a new designee, appointee and agent in the State of New York on the terms and for the purposes of this Section 11.08 reasonably satisfactory to the other parties hereto. Parent, Parent Assignee, Merger Subsidiary and the Company hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against Parent, Parent Assignee, Merger Subsidiary and the Company, respectively, by serving a copy thereof upon the relevant agent for service of process referred to in this Section 11.08 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by sending copies thereof by a recognized next day courier service to Parent, Parent Assignee, Merger Subsidiary and the Company, respectively, at its address specified in or designated pursuant to this Agreement. Each party agrees that the failure of any such designee, appointee and agent to give any notice of such service to them shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. The parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other party at the addresses set forth herein in Section 11.01, and service so made shall be completed when received.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

Section 11.11. Entire Agreement; No Other Representations and Warranties. (a) This Agreement, including the Company Disclosure Schedule, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

(b) Except for the representations and warranties contained in Article 4, each of Parent and Merger Subsidiary acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information made available to Parent or Merger Subsidiary in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Subsidiary or any other Person resulting from the distribution to Parent or Merger Subsidiary, or Parent’s or Merger Subsidiary’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Subsidiary in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless, and then only to the extent that, any such information is expressly included in a representation or warranty contained in Article 4.

(c) Except for the representations and warranties contained in Article 5, the Company acknowledges that none of Parent, Merger Subsidiary or any other Person on behalf of Parent or Merger Subsidiary makes any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or with respect to any other information made available to the Company in connection with the transactions contemplated by this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.08 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under at law or in equity, and the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the End Date, any party brings any suit, action or proceeding, in each case in accordance with Section 11.08, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, the End Date shall automatically be extended by (A) the amount of time during which such suit, action or proceeding is pending, plus twenty (20) Business Days or (B) such other time period established by the court presiding over such suit, action or proceeding, as the case may be. Notwithstanding the foregoing, it is explicitly agreed that the Company shall only be entitled to obtain an injunction, or other appropriate form of equitable relief, to cause Parent, Parent Assignee and Merger Subsidiary to consummate the Closing pursuant to the terms herein if, and only if, each of the following conditions has been satisfied: (i) the Financing (or, if alternative financing is being used in accordance with Section 7.06(e), the alternative financing) has been funded or will be funded at the Closing and (ii) the Company has irrevocably confirmed that if specific performance is granted and the Financing (or alternative financing, as the case may be) is funded, then the Closing will occur. For the avoidance of doubt, while the Company may pursue both a grant of specific performance of the type provided in the preceding sentence and the payment of the Reverse Termination Fee under Section 11.04, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by the preceding sentence and monetary damages, including all or any portion of the Reverse Termination Fee.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

Montage Technology Group Limited

By:	/s/ Howard C. Yang
Name: Howard C. Yang
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

Shanghai Pudong Science and

Technology Investment Co., Ltd.

By:	/s/ Xudong Zhu
Name: Xudong Zhu
Title: Chairman

ANNEX B

EXECUTION COPY

VOTING AGREEMENT

VOTING AGREEMENT, dated as of June 11, 2014 (this “Voting Agreement”), among Shanghai Pudong Science and Technology Investment Co., Ltd., a PRC limited liability company (“Parent”), and the shareholders of Montage Technology Group Limited, a Cayman Islands exempted company (the “Company”) listed on the signature pages hereto (each, a “Shareholder” and, collectively, the “Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

W I T N E S S E T H :

WHEREAS, Parent and the Company propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”) providing for the merger of a newly-formed Cayman Islands entity (“Merger Subsidiary”) with and into the Company;

WHEREAS, each Shareholder is the beneficial owner of the number of shares of Company Shares and Company Restricted Shares set forth opposite such Shareholder’s name on Schedule A hereto (together with any other Company Shares, Company Restricted Shares or other voting share capital of the Company acquired (whether beneficially or of record) by the Shareholder after the date hereof and prior to the earlier of (i) the Effective Time and (ii) the termination of all of the Shareholder’s obligations under this Agreement, including any such share capital acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Share Option or warrants or the conversion of any convertible securities or otherwise, collectively referred to herein as the “Subject Shares”);

WHEREAS receipt of the Company Shareholder Approval is a condition to the consummation of the Merger; and

WHEREAS, as a condition and inducement to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Shareholders enter into this Voting Agreement in connection with the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants (severally and not jointly) to Parent as follows:

(a) Authority; Enforceability. Each Shareholder has the legal capacity and all requisite power and authority to execute this Voting Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each Shareholder of this Voting Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder.

(b) Execution; Delivery. Each Shareholder has duly executed and delivered this Voting Agreement, and this Voting Agreement constitutes the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity. No consent of, or registration or filing with, any Governmental Authority or any third party is required to be obtained or made by or with respect to such Shareholder in connection with the execution, delivery and performance of this Voting Agreement or the consummation of the transactions contemplated hereby, other than (i) such reports, schedules or statements under

Sections 13(d) and 16 of the 1934 Act as may be required in connection with this Voting Agreement and the transactions contemplated hereby and (ii) such consents, registrations or filings the failure of which to be obtained or made would not have a material adverse effect on such Shareholder’s ability to perform its obligations hereunder.

(c) The Subject Shares. Each Shareholder is the sole record holder and beneficial owner of the Subject Shares listed on Schedule A across from its name, free and clear of any Lien (other than any Liens pursuant to this Agreement or the Merger Agreement). Each Shareholder has the sole voting power, the sole power of disposition and the sole power to agree to all of the matters set forth in this Agreement with respect to the Subject Shares listed on Schedule A across from its name. As of the date of this Agreement, the Subject Shares listed on Schedule A across from its name constitute all of the Company Shares, Company Restricted Shares and any other voting share capital of the Company beneficially owned or owned of record by the Shareholder. None of the Subject Shares owned by it are subject to any voting agreement, voting trust, other voting agreement, proxy, power of attorney or any other agreement that would have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement, except as contemplated by this Voting Agreement.

Section 2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Shareholder as follows:

(a) Authority; Enforceability. Parent has all requisite corporate power and authority to execute this Voting Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Voting Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent.

(b) Execution; Delivery. Parent has duly executed and delivered this Voting Agreement, and this Voting Agreement constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity. No consent of, or registration or filing with, any Governmental Authority or third party is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Voting Agreement or the consummation of the transactions contemplated hereby, other than (i) reports, schedules or statements by Parent under Sections 13(d) and 16 of the 1934 Act as may be required in connection with this Voting Agreement and the transactions contemplated hereby and (ii) such consents, registrations or filings the failure of which to be obtained or made would not have, or be reasonably expected to have, an adverse effect on Parent’s ability to perform its obligations hereunder.

(c) Available Funds. Parent will have available to it at the Closing all funds necessary to satisfy all of its, Parent Assignee’s and Merger Subsidiary’s obligations under the Merger Agreement and otherwise in connection with the Merger and the other transactions contemplated by this Voting Agreement and the Merger Agreement, including payment of all charges and expenses required to be paid by Parent, Merger Subsidiary or the Surviving Company pursuant to Section 2.03(a) and (b) of the Merger Agreement.

Section 3. Covenants of the Shareholders. (a) Voting. During the Support Period (as defined below), each Shareholder covenants and agrees as follows:

(i) at any meeting (whether annual or extraordinary, including any adjournment, recess or postponement thereof) of shareholders of the Company, however called, or in connection with any written resolution of the Company’s shareholders or in any other circumstances upon which a vote with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, each Shareholder shall (solely in its capacity as a Shareholder of the Company) (i) appear at each such meeting or otherwise cause the Subject Shares to be counted as present for purposes of calculating a quorum and to ensure that any vote at such meeting be a poll vote and respond to each request by the Company for written consent, if any; and (ii) vote (or cause to be voted) the Subject Shares to the extent the Subject Shares may vote on the matter in question, in favor of obtaining the Company Shareholder Approval and the other transactions contemplated by the Merger Agreement, including the approval, adoption and authorization of the Merger, the Merger Agreement, any other transactions contemplated by the Merger Agreement or any related action reasonably required in furtherance thereof. Notwithstanding anything in this Voting Agreement to the contrary, only the Subject Shares shall be subject to this Voting Agreement and any adjournment, recess or postponement of any meeting of shareholders of the Company;

(ii) at any meeting (whether annual or extraordinary, including any adjournment, recess or postponement thereof) of shareholders of the Company, however called, or in connection with any written resolution of the Company’s shareholders or in any other circumstances upon which the Shareholder’s vote, consent or other approval is sought, such Shareholder shall (solely in its capacity as a Shareholder of the Company) vote (or cause to be voted) the Subject Shares (to the extent the Subject Shares may vote on the matter in question) against (A) any Acquisition Proposal (other than the Merger), (B) any other transaction, proposal, agreement or action made in opposition to approval of the Merger Agreement or the transactions contemplated by the Merger Agreement (including the Merger) or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement, (C) any other action, agreement or transaction that is intended, that would be reasonably expected to, or the effect of which would be reasonably expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by such Shareholder of its obligations under this Agreement, including, without limitation: (1) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other other business combination involving the Company or any of its Subsidiaries (other than the Merger); (2) a sale, lease or transfer of 25% or more of the assets of the Company or any Subsidiary or a reorganization, recapitalization or liquidation of the Company or any Subsidiary; (3) an election of new members to the board of directors of the Company, other than (i) individuals who on the date hereof constituted the board of directors of the Company, (ii) any new directors whose election to the board of directors of the Company or whose nomination for election by the shareholders of the Company was approved by at least a majority of the directors then still in office (or a duly constituted committee thereof) either who were directors on the date hereof or whose election or nomination for election was previously so approved, and/or (iii) as otherwise provided in the Merger Agreement; (4) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (5) any other material change in the Company’s corporate structure, except if approved in writing by Parent;

(iii) other than pursuant to this Voting Agreement, each Shareholder shall not, directly or indirectly, (A) sell, transfer, assign, tender, pledge, grant, encumber, hypothecate or otherwise dispose of, by merger, operation of law or otherwise (collectively, “Transfer”), other than by will or the laws of intestacy, any Subject Shares to any person other than pursuant to the Merger or (B) enter into any voting arrangement, whether by proxy, voting trust, voting agreement, power of attorney with respect to any Subject Shares or any other arrangement that grants a third party the right to vote or direct the voting of the Subject Shares; and

(iv) each such Shareholder (A) hereby grants to Parent (and any designee of Parent) a proxy (and appoints Parent or any such designee of Parent as its attorney-in-fact with full power of substitution) to vote the Subject Shares owned beneficially and of record by such Shareholder for the matters set forth in Sections 3(a)(i) and 3(a)(ii) and such proxy and appointment shall (1) be irrevocable, (2) be coupled with an interest, and (3) survive the dissolution, bankruptcy or other incapacity of such Shareholder as well as the death, bankruptcy or other incapacity of such Shareholder, (B) shall take such further action or execute such other instruments as may be necessary to effectuate the intent of the foregoing proxy and power-of-attorney, and (C) hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instruction or other requests with respect to such Shareholder’s Subject Shares.

The “Support Period” shall commence on the date hereof and continue until the first to occur of (1) the Effective Time, (2) termination of the Merger Agreement in accordance with its terms and (3) the time (if any) at which the Board of Directors of the Company shall have made an Adverse Recommendation Change.

(b) Capacity. Notwithstanding anything to the contrary in this Voting Agreement, (i) each Shareholder is entering into this Voting Agreement, and agreeing to become bound hereby, solely in its capacity as a shareholder of the Company and not in any other capacity (including without limitation any capacity as a director of the Company) and (ii) nothing in this Voting Agreement shall obligate such Shareholder to take, or forbear from taking, any action as a director (including without limitation through the individuals that it has elected to the Board of Directors of the Company) or any other action, other than in the capacity as a Shareholder of the Company with respect to the voting of the Subject Shares as specified in Sections 3(a)(i) and 3(a)(ii).

(c) Dissenters Rights. Each Shareholder hereby waives, and agrees not to exercise or assert, if applicable, any appraisal and dissention rights under Section 238 of the Cayman Companies Law in connection with the Merger.

(d) Acquisition Proposals. Each Shareholder agrees that it will not, directly or indirectly, and shall use reasonable best efforts to cause its Representatives not to, take any action that the Company is prohibited from taking pursuant to Section 6.03 of the Merger Agreement.

(e) Additional Shares. Each Shareholder agrees to notify Parent in writing of any additional Subject Shares acquired by such Shareholder after the date hereof as soon as practicable, but in no event later than five (5) Business Days, after such acquisition. Any such additional Subject Shares shall automatically become subject to the terms of this Agreement and shall constitute Subject Shares for all purposes of this Agreement.

(f) Documentation and Information. Each Shareholder (i) consents to and authorizes the publication and disclosure by Parent or Parent Assignee of such Shareholder’s identity and holding and beneficial ownership of the Subject Shares and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Authority, including, without limitation, the Proxy Statement, and any amendment thereto, relating to the Merger, and (ii) agrees promptly to give to Parent and Merger Subsidiary any information Parent, Parent Assignee or Merger Subsidiary may reasonably request for the preparation of any such disclosure documents so long as such information is required by Applicable Law to be disclosed therein. No Shareholder shall issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement without the prior written consent of Parent except as such release or statement may be required by Applicable Law or the rules and regulations of any national securities exchange or Governmental Authority of competent jurisdiction.

Section 4. Termination. This Voting Agreement shall terminate upon the earliest to occur of (a) the Effective Time and (b) the termination of the Merger Agreement. Nothing in this Section 4 shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to termination. This Section 4 and Section 5 shall survive any termination of this Agreement.

Section 5. General Provisions.

(a) Amendments. This Voting Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or sent by email (provided, that such email states that it is a notice defined pursuant to this Section 5(b)) to the Company and Parent in accordance with Section 11.01 of the Merger Agreement and to a Shareholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. The Section headings herein are for convenience of reference only, do not constitute part of this Voting Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Voting Agreement is made to a Section, such reference shall be to a Section of this Voting Agreement unless otherwise indicated. Unless otherwise indicated, whenever the words “include,” “includes” or “including” are used in this Voting Agreement, they shall be deemed to be followed by the words “without limitation.” In the event an ambiguity or question of intent or interpretation arises, this Voting Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement. This Agreement is in the English language, and while this Agreement may be translated into other languages, the English language version shall control.

(d) Severability. The provisions of this Voting Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Voting Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Voting Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(e) Counterparts. This Voting Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

(f) Entire Agreement; No Third-Party Beneficiaries. This Voting Agreement constitutes the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. This Voting Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g) Governing Law. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules (other than New York General Obligations Law Sections 5-1401 and 5-1402) of such State (provided that the fiduciary duties of the Board of Directors of the Company, the internal corporate affairs of the Company, and the Merger and any exercise of appraisal and dissention rights with respect to the Merger, shall in each case be governed by the laws of the Cayman Islands).

(h)Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS VOTING AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS VOTING AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS VOTING AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS VOTING AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(h).

(i) Merger Agreement. Parent acknowledges that the Shareholders have been induced to enter into this Voting Agreement based on the terms and conditions of the Merger Agreement.

(j) Assignment. Unless otherwise agreed in writing by the parties hereto, no rights or obligations under this Voting Agreement may be assigned or delegated by operation of Applicable Law or otherwise, and any purported assignment or delegation in violation of this Voting Agreement is void, except that Parent may assign its rights herein to Parent Assignee; provided that Parent shall remain jointly and severally responsible and liable with Parent Assignee for all representations, warranties, liabilities, covenants, agreements and any other obligations under and pursuant to the terms of this Voting Agreement assumed by Parent Assignee.

(k) Consent to Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Voting Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in any New York federal court (or if jurisdiction is not available therein, a New York state court) sitting in the borough of Manhattan of the City of New York, and any appellate court from any thereof, and each of the parties hereto hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5(b) shall be deemed effective service of process on such party. The parties hereto agree that a final trial court judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(l) Specific Performance. Each Shareholder acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Voting Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, Parent will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction permitted by Section 5(k) enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Shareholder agrees not to oppose the granting of such relief in the event such a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Voting Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent shall not preclude the simultaneous or later exercise of any other such right, power or remedy by it.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has duly executed this Voting Agreement, all as of the date first written above.

Shanghai Pudong Science and

Technology Investment Co., Ltd.

By	/s/ Xudong Zhu
Name: Xudong Zhu Title: Chairman

IN WITNESS WHEREOF, each party has duly executed this Voting Agreement, all as of the date first written above.

SHAREHOLDERS:

Howard C. Yang

/s/ Howard C. Yang

IN WITNESS WHEREOF, each party has duly executed this Voting Agreement, all as of the date first written above.

SHAREHOLDERS:

Xueren Yang

/s/ Xueren Yang

Shuzhang Liang

/s/ Shuzhang Liang

IN WITNESS WHEREOF, each party has duly executed this Voting Agreement, all as of the date first written above.

SHAREHOLDERS:

Stephen Tai

/s/ Stephen Tai

IN WITNESS WHEREOF, each party has duly executed this Voting Agreement, all as of the date first written above.

SHAREHOLDERS:

Tai Kuai Lap

/s/ Tai Kuai Lap

Chao Iong Wa

/s/ Chao Iong Wa

IN WITNESS WHEREOF, each party has duly executed this Voting Agreement, all as of the date first written above.

SHAREHOLDERS:

Absolute Pioneer Co., Ltd.

By	/s/ Cathy Yen
Name: Wei-Tsuei Yen Title:

IN WITNESS WHEREOF, each party has duly executed this Voting Agreement, all as of the date first written above.

SHAREHOLDERS:

Wei-Tsuei Yen

/s/ Cathy Yen

IN WITNESS WHEREOF, each party has duly executed this Voting Agreement, all as of the date first written above.

SHAREHOLDERS:

Yung-Kuei Yu

/s/ Yung Kuei Yu

IN WITNESS WHEREOF, each party has duly executed this Voting Agreement, all as of the date first written above.

SHAREHOLDERS:

Yung Do Way

/s/ Yung Do Way

IN WITNESS WHEREOF, each party has duly executed this Voting Agreement, all as of the date first written above.

SHAREHOLDERS:

Charles G. Sodini

/s/ Charles G. Sodini

IN WITNESS WHEREOF, each party has duly executed this Voting Agreement, all as of the date first written above.

SHAREHOLDERS:

Jung Kung Yang

/s/ Jung Kung Yang

IN WITNESS WHEREOF, each party has duly executed this Voting Agreement, all as of the date first written above.

SHAREHOLDERS:

Mark Thomas Voll

/s/ Mark Thomas Voll

SCHEDULE A

	Number of Subject Shares
Shareholder	Ordinary Shares	Restricted Shares	Total
Howard Yang	1,013,319	36,000	1,049,319
Xueren Yang and Shuzhuang Liang jointly	404,000	—	404,000
Stephen Tai	505,319	36,000	541,319
Tai Kuai Lap and Chao Iong Wa jointly	912,000	—	912,000
Wei-Tsuei Yen (Cathy)[1]	49,234	4,000	53,234
Yung-Kuei Yu (YK)	—	4,000	4,000
Yung Do Way (Edward)	—	4,000	4,000
Charles G Sodini	—	4,000	4,000
Jung Kung Yang (Jackie)	39,766	4,000	43,766
Mark Thomas Voll	40,050	14,500	54,550

Total	2,963,688	106,500	3,070,188

1. Ms. Yen beneficially owns 49,234 of the Subject Shares through Absolute Pioneer Co., Ltd.

Notice

Shareholder	Mailing Address
Howard Yang	Unit E-F F10 No.9 Lane 1720, Hong Qiao Rd, Shanghai 200336, China
Stephen Tai	Room 304, No.2, Lane 680, Shuicheng Rd, Shanghai 200336, China
Wei-Tsuei Yen/ Absolute Pioneer Co., Ltd.	N66 Tomson Golf Villa, No. 1 Longdong Ave., Pudong Shanghai 200120, China
Yung-Kuei Yu (YK)	18F, No.333, Section 2, Tunhwa S. Rd., Taipei 106, Taiwan, ROC
Yung Do Way (Edward)	12F., No. 9, Lane 157, Jihu Rd., Zhongshan Dis., Taipei City 462, Taiwan, ROC
Charles G Sodini	37 Larch Circle, Belmont, MA 02478, USA
Jung Kung Yang (Jackie)	18893 Bellgrove Circle, Saratoga,CA 95070, USA
Mark Thomas Voll	710 Morningside Circle, Los Altos, CA 94022, USA
Tai Kuai Lap and Chao Iong Wa	c/o Stephen Tai, Room 304, No.2, Lane 680, Shuicheng Rd, Shanghai 200336, China
Xueren Yang and Shuzhuang Liang	c/o Howard Yang, Unit E-F F10 No.9 Lane 1720, Hong Qiao Rd, Shanghai 200336, China

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, CA 94111

Attention: Paul Scrivano, Esq.

Facsimile: 415-984-8701

Email: pscrivano@omm.com

ANNEX C

EXECUTION COPY

Private Bank

Citibank Preferred Custody Services

Agreement

Between

Citibank, N. A. as

“Escrow Agent”

and

Montage Technology Group Limited

(the “Company”)

and

Shanghai Pudong Science and Technology Investment Co., Ltd.

(“Parent”)

and

New Star Venture Capital Investment Co., Ltd.

(“HK Co”)

Termination Fee Escrow Account—

Reverse Termination Fee Escrow Account—

(Account Numbers)

Citibank Escrow Agent Custody Account

THIS ESCROW AGREEMENT (this “Escrow Agreement” herein) is made this 11th day of June, 2014 among Montage Technology Group Limited, a Cayman Islands exempted company (the “Company”), Shanghai Pudong Science and Technology Investment Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Parent”), New Star Venture Capital Investment Co., Ltd., a limited company organized under the laws of Hong Kong (the “HK Co”), and CITIBANK, N.A. (the “Escrow Agent” herein).

The above-named parties appoint said Escrow Agent with the duties and responsibilities and upon the terms and conditions provided in Schedule A annexed hereto and made apart hereof, and references herein to this Escrow Agreement shall include Schedule A annexed hereto.

ARTICLE FIRST: The above-named parties agree that the following provisions shall control with respect to the rights, duties, liabilities, privileges and immunities of the Escrow Agent:

a)	The Escrow Agent shall neither be responsible for or under, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document executed between/among the parties hereto, except as may be specifically provided in Schedule A annexed hereto (including verification of the capitalized terms used in Schedule A and defined in the Merger Agreement (as defined in Schedule A)). This Escrow Agreement sets forth all of the obligations of the Escrow Agent, and no additional obligations shall be implied from the terms of this Escrow Agreement or any other agreement, instrument or document. As only between the Company, Parent and HK Co, in the event of a conflict between the Merger Agreement and this Escrow Agreement, the terms of the Merger Agreement (as defined in Schedule A) shall prevail over the terms of this Escrow Agreement.

b)	The Escrow Agent may act in reliance upon any instructions, notice, certification, demand, consent, authorization, receipt, power of attorney or other writing delivered to it by any other party without being required to determine the authenticity or validity thereof or the correctness of any fact stated therein, the propriety or validity of the service thereof, or the jurisdiction of the court issuing any judgment or order. The Escrow Agent may act in reliance upon any signature believed by it to be genuine, and may assume that such person has been properly authorized to do so, so long as it first completes the telephone call back procedure described in Article Sixth.

c)	Each of the parties, jointly and severally, agrees to reimburse the Escrow Agent on demand for, and to indemnify and hold the Escrow Agent harmless against and with respect to, any and all loss, liability, damage or expense (including, but without limitation, attorneys’ fees, costs and disbursements) that the Escrow Agent may suffer or incur in connection with this Escrow Agreement and its performance hereunder or in connection herewith, except to the extent such loss, liability, damage or expense arises from a breach of this Escrow Agreement as adjudicated by a court of competent jurisdiction to constitute willful misconduct or gross negligence. The Escrow Agent shall have the further right at any time and from time to time to charge, and reimburse itself from, the property held in escrow hereunder.

d)	The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel. Each of the parties, jointly and severally, agrees to reimburse the Escrow Agent on demand for such legal fees, disbursements and expenses and in addition, in the event that the Escrow Agent shall not have been paid or reimbursed for any such legal fees, disbursements or expenses within 30 calendar days of a request to the other parties hereto, the Escrow Agent shall have the right to reimburse itself for such fees, disbursements and expenses from the property held in escrow hereunder.

e)	The Escrow Agent shall be under no duty to give the property held in escrow by it hereunder any greater degree of care than it gives its own similar property.

f)	The Escrow Agent shall invest the property held in escrow in such a manner as directed in Schedule A annexed hereto, which may include deposits in Citibank and mutual funds advised, serviced or made available by Citibank or its affiliates even though Citibank or its affiliates may receive a benefit or profit therefrom. The Escrow Agent and any of its affiliates are authorized to act as counterparty, principal, agent, broker or dealer while purchasing or selling investments as specified herein. The Escrow Agent and its affiliates are authorized to receive, directly or indirectly, fees or other profits or benefits for each service, task or function performed, in addition to any fees as specified in Schedule B hereof, without any requirement for special accounting related thereto.

The parties to this Escrow Agreement acknowledge that non-deposit investment products are not obligations of, or guaranteed, by Citibank/Citigroup nor any of its affiliates; are not FDIC insured; and are subject to investment risks, including the possible loss of principal amount invested. Only deposits in the United States are subject to FDIC insurance.

g)	The Escrow Agent shall have no obligation to invest or reinvest the property held in escrow if all or a portion of such property is deposited with the Escrow Agent after 11:00 AM Eastern Time on the day of deposit. Instructions to invest or reinvest that are received after 11:00 AM Eastern Time will be treated as if received on the following business day in New York. The Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to distribute amounts from the escrow property pursuant to the terms of this Escrow Agreement. Requests or instructions received after 11:00 AM Eastern Time by the Escrow Agent to liquidate all or any portion of the escrowed property will be treated as if received on the following business day in New York. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the escrowed property, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the escrowed property in accordance with the terms, and subject to the conditions of this Escrow Agreement.

h)	In the event of any disagreement between/among any of the parties to this Escrow Agreement, or between/among them or either or any of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of the Escrow, or in the event that the Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to so refrain from acting until (i) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. The Escrow Agent shall have the option, after 60 calendar days’ notice to the other parties of its intention to do so, to file an interpleader requiring the parties to answer and litigate any claims and rights among themselves. The rights of the Escrow Agent under this paragraph are cumulative of all other rights which it may have by law or otherwise.

i)	The Escrow Agent is authorized, for any securities at any time held hereunder, to register such securities in the name of its nominee(s) or the nominees of any securities depository, and such nominee(s) may sign the name of any of the parties hereto to whom or to which such securities belong and guarantee such signature in order to transfer securities or certify ownership thereof to tax or other governmental authorities.

j)	Notice to the parties shall be given as provided in Schedule A annexed hereto.

ARTICLE SECOND: The Escrow Agent shall make payments of income earned on the escrowed property as provided in Schedule A annexed hereto. Each such payee shall provide to the Escrow Agent an appropriate W-9 form for tax identification number certification or a W -8 form for non-resident alien certification. The Escrow Agent shall be responsible only for income reporting to the Internal Revenue Service with respect to income earned on the escrowed property.

ARTICLE THIRD: The Escrow Agent may, in its sole discretion, resign and terminate its position hereunder at any time with no less than 30 calendar days’ written notice to the parties to this Escrow Agreement herein. Any such resignation shall terminate all obligations and duties of the Escrow Agent hereunder; provided that a successor escrow agent shall have first been appointed in accordance with this Article Third. On the effective date of such resignation, the Escrow Agent shall deliver this Escrow Agreement together with any and all related instruments or documents to any successor escrow agent agreeable to the parties, subject to this Escrow Agreement herein. If a successor escrow agent has not been appointed prior to the expiration of 30 calendar days following the date of the notice of such resignation, the then acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent, which shall be a United States bank that is internationally recognized. Any such resulting appointment shall be binding upon all of the parties to this Escrow Agreement.

ARTICLE FOURTH: The Escrow Agent shall receive the fees provided in Schedule B annexed hereto. In the event that such fees are not paid to the Escrow Agent within 30 calendar days of presentment to the party responsible for such fees as set forth in said Schedule B, then the Escrow Agent may pay itself such fees from the property held in escrow hereunder. Once fees have been paid, no recapture or rebate will be made by the Escrow Agent.

ARTICLE FIFTH: Any modification of this Escrow Agreement or any additional obligations assumed by any party hereto shall be binding only if evidenced by a writing signed by each of the parties hereto.

ARTICLE SIXTH: In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent shall seek confirmation of such instructions by telephone call back to the person or persons designated in Schedule A annexed hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties agree to notify the Escrow Agent of any errors, delays or other problems within 30 calendar days after receiving notification that a transaction has been executed. If it is determined that the Escrow Agent has released funds from escrow other than in accordance with this Escrow Agreement, the Escrow Agent’s sole obligation is to pay or refund such amount as was erroneously released by the Escrow Agent. In no event shall the Escrow Agent be responsible for any incidental or consequential damages or expenses in connection with the instruction. Any claim for interest payable will be at the Escrow Agent’s published savings account rate in effect in New York, New York.

ARTICLE SEVENTH: This Escrow Agreement shall be governed by the law of the State of New York in all respects. The parties hereto irrevocably and unconditionally submit to the jurisdiction of a federal or state court located in the Borough of Manhattan, City, County and State of New York, in connection with any proceedings commenced regarding this Escrow Agreement, including but not limited to, any interpleader proceeding or proceeding for the appointment of a successor escrow agent the Escrow Agent may commence pursuant to this Escrow Agreement, and all parties irrevocably submit to the jurisdiction of such courts for the determination of all issues in such proceedings, without regard to any principles of conflicts of laws, and irrevocably waive any objection to venue of inconvenient forum.

ARTICLE EIGHTH: This Escrow Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Escrow Agreement. Facsimile signatures on counterparts of this Escrow Agreement shall be deemed original signatures with all rights accruing thereto.

ARTICLE NINTH: The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility). Parent and HK Co shall be jointly and severally liable for all representations, warranties, covenants, agreements and obligations of each of Parent and HK Co under and pursuant to the terms of this Escrow Agreement and Schedule A attached hereto.

ARTICLE TENTH: No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Escrow Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent, in each case, except for references in the Merger Agreement or the Proxy Statement that Citibank, N.A. is acting as Escrow Agent for the transactions contemplated therein.

In witness whereof the parties have executed this Escrow Agreement as of the date first above written.

CITIBANK, N.A.

as Escrow Agent

By:	/s/ Kerry M. McDonough
(Signature)
Title:	Director
Date:	June 11, 2014

MONTAGE TECHNOLOGY GROUP LIMITED

By:	/s/ Howard C. Yang
(Signature)
Title:	Chief Executive Officer
Date:	June 11, 2014

NEW STAR VENTURE CAPITAL INVESTMENT CO., LTD.

By:	/s/ Qinghua Wang
(Signature)
Title:	Authorized Signatory
Date:	June 11, 2014

SHANGHAI PUDONG SCIENCE AND TECHNOLOGY INVESTMENT CO., LTD.

By:	/s/ Xudong Zhu
(Signature)
Title:	Chairman
Date:	June 11, 2014

For additional signers, attach signature pages as needed.

SEC Shareholder Disclosure Rule 14b-2: SEC Rule 14b-2 directs us to contact you to request authorization to provide your name, address and share position with respect to the referenced account to requesting companies whose stock you have voting authority over. Under the Rule, we must make the disclosures for accounts opened after December 28, 1986, if requested, unless you specifically object to disclosure. Hence, failure to respond will be deemed consent to disclosure. Thank you for assisting us in complying with this SEC rule.

❑	Yes, we are authorized to release your name, address and share positions

X	No, we are not authorized to release your name, address and share positions.

/s/ Xudong Zhu	June 11, 2014

(Signature)	(Date)

Reference Account No.:

Citi Private Bank is a business of Citigroup Inc. (“Citigroup”), which provides its clients access to a broad array of products and services available through bank and non-bank affiliates of Citigroup. Not all products and services are provided by all affiliates or are available at all locations.

Investment Products: •No Bank Guarantee •Not FDIC Insured •May Lose Value

Citigroup Inc., its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup Inc. and its affiliates. These materials are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Custody Services are provided by Citibank N.A.

Citi and Citi with Arc Design are registered service marks of Citigroup Inc. or its affiliates.

© 2014 Citigroup Inc. All rights reserved.

Citibank, N.A. Member FDIC

Private Bank

SEC Shareholder Disclosure Rule 14b-2: SEC Rule 14b-2 directs us to contact you to request authorization to provide your name, address and share position with respect to the referenced account to requesting companies whose stock you have voting authority over. Under the Rule, we must make the disclosures for accounts opened after December 28, 1986, if requested, unless you specifically object to disclosure. Hence, failure to respond will be deemed consent to disclosure. Thank you for assisting us in complying with this SEC rule.

❑	Yes, we are authorized to release your name, address and share positions

X	No, we are not authorized to release your name, address and share positions.

/s/ Qinghua Wang	June 11, 2014

(Signature)	(Date)

Reference Account No.:

Citi Private Bank is a business of Citigroup Inc. (“Citigroup”), which provides its clients access to a broad array of products and services available through bank and non-bank affiliates of Citigroup. Not all products and services are provided by all affiliates or are available at all locations.

Investment Products: •No Bank Guarantee •Not FDIC Insured •May Lose Value

Citigroup Inc., its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup Inc. and its affiliates. These materials are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Custody Services are provided by Citibank N.A.

Citi and Citi with Arc Design are registered service marks of Citigroup Inc. or its affiliates.

© 2014 Citigroup Inc. All rights reserved.

Citibank, N.A. Member FDIC

Schedule A

This “Schedule A” is the Schedule A referred to in that certain Escrow Agreement dated June 11, 2014 (the Escrow Agreement, including this schedule and any other schedules and/or exhibits attached thereto, all of the terms and conditions of which are incorporated herein by reference, in each case as amended and/or supplemented from time to time in accordance with the terms hereof and thereof, the “Escrow Agreement”) by and among Montage Technology Group Limited, a Cayman Islands exempted company (the “Company”), Shanghai Pudong Science and Technology Investment Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (Parent”), New Star Venture Capital Investment Co., Limited, a Hong Kong limited company (the “HK Co”), and Citibank, N.A. (the “Escrow Agent”). Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Merger Agreement (as defined below).

WHEREAS, the Company and Parent, the sole shareholder of the HK Co, entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), whereby Merger Subsidiary will be merged with and into the Company with the Company surviving;

WHEREAS, in the event the Merger Agreement is terminated under certain circumstances as set forth therein, Parent shall be required to pay, or cause to be paid, to the Company the Reverse Termination Fee;

WHEREAS, in the event the Merger Agreement is terminated under certain circumstances as set forth therein, the Company shall be required to pay to Parent or its designee the Termination Fee;

WHEREAS, Parent desires that its subsidiary, the HK Co, (i) make the payment of the Reverse Termination Fee if required to be paid to the Company pursuant to the Merger Agreement, and (ii) receive the Termination Fee from the Company in the event required to be paid to Parent pursuant to the Merger Agreement;

WHEREAS, Parent through HK Co desires to escrow, as collateral and security for the payment (on behalf of Parent) of the Reverse Termination Fee to the Company in the event such fee becomes payable pursuant to the Merger Agreement, an amount in cash equal to the Reverse Termination Fee;

WHEREAS, the Company desires to escrow, as collateral and security for the payment of the Termination Fee to HK Co (as the designee of Parent) in the event such fee becomes payable pursuant to the Merger Agreement, an amount in cash equal to the Termination Fee; and

WHEREAS, in connection with the foregoing the Company, Parent and the HK Co have entered into the Escrow Agreement with the Escrow Agent.

I. Description of Transaction

The parties hereto hereby appoint Citibank, N.A. as the escrow agent for the Escrowed Funds (as hereinafter defined) and direct Citibank, N.A., as the escrow agent, to open and maintain a separate escrow account for each of the Termination Fee (the “Termination Fee Escrow Account”) and the Reverse Termination Fee (the “Reverse Termination Fee Escrow Account” and together with the Termination Fee Escrow Account, the “Escrow Accounts”), in each case upon the terms and conditions set forth in this Escrow Agreement. Citibank, N.A. hereby accepts such appointment as the escrow agent for the Escrowed Funds and agrees to open and maintain the Escrow Accounts and to act as the escrow agent for the Escrowed Funds, in each case upon the terms and conditions set forth in this Escrow Agreement.

In accordance with Section 6.05 of the Merger Agreement, the Company shall deposit US$20,385,000 (the “Initial Termination Fee Escrow Amount”) via wire transfer of immediately available funds to the Termination Fee Escrow Account. Within five Business Days following the obtainment of the Company Shareholder Approval (if obtained), the Company shall deposit an additional US$20,385,000 (the “Second Termination Fee Escrow Amount” and together with the Initial Termination Fee Escrow Amount, the

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“Termination Fee Escrow Amount”) via wire transfer of immediately available funds to the Termination Fee Escrow Account. The amount of all deposits in the Termination Fee Escrow Account, and the interest, net realized gains and other earnings accrued on such deposits, minus any distributions therefrom hereunder are collectively referred to as the “Termination Fee Escrowed Funds”. The Escrow Agent shall have no duty to solicit the delivery of any property into the Termination Fee Escrow Account.

In accordance with Section 7.05 of the Merger Agreement, Parent, through the HK Co, shall deposit US$33,970,000 (the “Initial Reverse Termination Fee Escrow Amount”) via wire transfer of immediately available funds to the Reverse Termination Fee Escrow Account. Within five Business Days following the obtainment of the Company Shareholder Approval (if obtained), Parent, through the HK Co, shall deposit an additional US$33,970,000 (the “Second Reverse Termination Fee Escrow Amount” and together with the Initial Reverse termination Fee Escrow Amount, the “Reverse Termination Fee Escrow Amount”) via wire transfer of immediately available funds to the Reverse Termination Fee Escrow Account. The amount of all deposits in the Reverse Termination Fee Escrow Account, and the interest, net realized gains and other earnings accrued on such deposits, minus any distributions therefrom hereunder are collectively referred to as the “Reverse Termination Fee Escrowed Funds” and together with the Termination Fee Escrowed Funds, the “Escrowed Funds”. The Escrow Agent shall have no duty to solicit the delivery of any property into the Reverse Termination Fee Escrow Account.

For purposes of this Schedule A, (a) “Escrow Amounts” shall mean, together, the Termination Fee Escrow Amount and the Reverse Termination Fee Escrow Amount, and (b) “Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in the People’s Republic of China (PRC) or in New York, New York are authorized or required by Applicable Law to close.

The Escrow Agent is not a party to any other provisions, covenants or agreements as may exist between the Company, on the one hand, and Parent or the HK Co, on the other hand, and shall not distribute or release the Escrowed Funds except in accordance with the express terms and conditions of Article III below; provided that the Escrow Agent shall be required to refer to the Merger Agreement to the extent it references capitalized terms used in the Escrow Agreement and this Schedule A (and solely to verify the meanings of such capitalized terms).

II. Investment Instructions

Unless otherwise instructed in writing by the Company and Parent, the Escrow Agent shall invest and reinvest the Escrowed Funds in a “noninterest-bearing transaction account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits. The Escrowed Funds shall at all times remain available for distribution in accordance with Section III below.

The Escrow Agent is authorized to establish a noninterest-bearing transaction account for each of the Termination Fee Escrowed Funds and the Reverse Termination Fee Escrowed Funds and to transfer cash balances between the Escrow Accounts and its respective noninterest-bearing transaction account as necessary to facilitate transactions as contemplated by the Escrow Agreement and this Schedule A. The parties hereto acknowledge that a monthly account statement will be issued for the noninterest-bearing transaction account in addition to the monthly account statement for the Escrow Accounts.

III. Disbursement Instructions

The Escrow Agent shall retain the Termination Fee Escrowed Funds in the Termination Fee Escrow Account and the Reverse Termination Fee Escrowed Funds in the Reverse Termination Fee Escrow Account unless and until such funds are to be released pursuant to this Section III.

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A. In the event that the HK Co delivers to the Escrow Agent a notice executed by the HK Co certifying:

(X) (1)	that the Merger Agreement has been validly terminated by Parent pursuant to Section 10.01(c)(i) of the Merger Agreement or by the Company pursuant to Section 10.01(d)(i) of the Merger Agreement,

(2)	that pursuant to Section 11.04(b)(i) of the Merger Agreement Parent or its designee is entitled to payment by the Company of the Termination Fee and that Parent is entitled to the return of all of the Reverse Termination Fee Escrow Funds, and

(3)	the dollar amount (USD) to which Parent or its designee is entitled under Section 11.04(b)(i) of the Merger Agreement in respect of the Termination Fee, or

(Y) (1)	that the Merger Agreement has been validly terminated by Parent pursuant to Section 10.01(c)(iii) of the Merger Agreement,

(2)	that pursuant to Section 11.04(b)(iv) of the Merger Agreement Parent or its designee is entitled to the payment by the Company of the Initially Deposited Termination Fee and that the HK Co is entitled to the return of all of the Reverse Termination Fee Escrow Funds, and

(3)	the dollar amount (USD) to which Parent or its designee is entitled under Section 11.04(b)(iv) of the Merger Agreement in respect of the Initially Deposited Termination Fee,

then, subject to Section III(D) below, no less than two but no more than three Business Days from delivery of a copy of such notice by the HK Co to the Escrow Agent and the Company (provided, that such notice shall not be deemed valid unless such notice is delivered by electronic mail (email) substantially concurrently to the Company), the Escrow Agent shall disburse (x) by wire transfer of immediately available funds to the HK Co as set forth in Annex A or as otherwise directed in such notice, (i) out of the Termination Fee Escrow Account, the amount of the Termination Fee Escrow Funds specified in such notice and (ii) the full amount of the Reverse Termination Fee Escrowed Funds held in the Reverse Termination Fee Escrow Account and (y) to the Company as set forth in Annex A or as may otherwise be directed in a notice to the Escrow Agent executed by the Company, the amount of the remaining Termination Fee Escrowed Funds held in the Termination Fee Escrow Account, after disbursement of the amounts provided for in clause (x)(i) immediately above.

Each of Parent and HK Co agree that it shall deliver to the Company by electronic mail (email) and its counsel a copy of each notice it delivers to the Escrow Agent pursuant to this Section III(A) substantially concurrent with the delivery of such notice to the Escrow Agent.

B. In the event that the Company delivers to the Escrow Agent a notice executed by the Company certifying:

(X) (1)	that the Merger Agreement has been validly terminated by the Company or Parent pursuant to Section 10.01(b)(i) or Section 10.01(b)(ii) of the Merger Agreement or by the Company pursuant to Section 10.01(d)(iii) of the Merger Agreement,

(2)	that pursuant to Section 11.04(b)(iii) of the Merger Agreement the Company is entitled to payment by Parent or Parent Assignee of the Reverse Termination Fee and the Company is entitled to the return of all of the Termination Fee Escrowed Funds, and

(3)	the dollar amount (USD) to which the Company is entitled under Section 11.04(b)(iii) of the Merger Agreement in respect of the Reverse Termination Fee, or

(Y) (1)	that the Merger Agreement has been validly terminated by the Company pursuant to Section 10.01(d)(iv) of the Merger Agreement,

(2)	that pursuant to Section 11.04(b)(v) of the Merger Agreement the Company is entitled to payment by Parent, through the HK Co, of the Initially Deposited Reverse Termination Fee and the Company is entitled to the return of all of the Termination Fee Escrowed Funds; and

(3)	the dollar amount (USD) to which the Company is entitled under Section 11.04(b)(v) of the Merger Agreement in respect of the Initially Deposited Reverse Termination Fee,

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then, subject to Section III(D) below, no less than two but no more than three Business Days from delivery of a copy of such notice by the Company to the Escrow Agent and HK Co (provided, that such notice shall not be deemed valid unless such notice is delivered by electronic mail (email) substantially concurrently to the HK Co), the Escrow Agent shall disburse (x) by wire transfer of immediately available funds to the Company as set forth in Annex A or as otherwise directed in such notice, (i) out of the Reverse Termination Fee Escrow Account, the amount of the Reverse Termination Fee Escrowed Funds specified in such notice and (ii) the full amount of the Termination Fee Escrowed Funds held in the Termination Fee Escrow Account, and (y) to the HK Co as set forth in Annex A or as may otherwise be directed in a notice to the Escrow Agent executed by the HK Co, the amount of the remaining Reverse Termination Fee Escrowed Funds held in the Reverse Termination Fee Escrow Account, after disbursement of the amounts provided for in clause (x) immediately above.

The Company agrees that it shall deliver by electronic mail (email) to the HK Co and its counsel a copy of each notice it delivers to the Escrow Agent pursuant to this Section III(B) substantially concurrent with the delivery of such notice to the Escrow Agent.

C. In the event that either the HK Co or the Company delivers to the Escrow Agent a notice executed by the HK Co or the Company, as applicable, and certifying that

(1) the Merger Agreement has been validly terminated by the Company and/or Parent pursuant to the terms thereof and

(2) pursuant to the terms of the Merger Agreement, neither the Termination Fee nor the Initially Deposited Termination Fee is payable to Parent and neither the Reverse Termination Fee nor the Initially Deposited Reverse Termination Fee is payable to the Company, then, subject to Section III(D) below, no less than two but no more than three Business Days from delivery of a copy of such notice by either the Company or the HK Co, as applicable, to the Escrow Agent and the other party hereto (provided, that such notice shall not be deemed valid unless such notice is delivered by electronic mail (email) substantially concurrently to such other party hereto), the Escrow Agent shall disburse (x) the full amount of the Termination Fee Escrowed Funds held in the Termination Fee Escrow Account by wire transfer of immediately available funds to the Company as set forth in Annex A or as otherwise directed in a notice to the Escrow Agent executed by the Company and (y) the full amount of the Reverse Termination Fee Escrowed Funds held in the Reverse Termination Fee Escrow Account by wire transfer of immediately available funds to the HK Co as set forth in Annex A or as directed in a notice to the Escrow Agent executed by the HK Co.

Each of the Company and the HK Co agrees that it shall deliver to the HK Co or the Company, as applicable, and its counsel a copy of each notice it delivers to the Escrow Agent pursuant to this Section III(C) substantially concurrent with the delivery of such notice to the Escrow Agent.

D. In the event that the Escrow Agent receives a notice in accordance with any of the foregoing clauses of this Section III and that, prior to disbursing the Escrowed Funds, the Escrow Agent receives a notice from the Company or the HK Co objecting to such disbursement, then the Escrow Agent shall not disburse the Termination Fee Escrowed Funds or the Reverse Termination Fee Escrowed Funds until (x) delivery to the Escrow Agent of joint instructions executed by both the HK Co and the Company and then only in accordance with such joint instructions or (y) receipt of an order of a court specified in the Escrow Agreement ordering disbursement of the Termination Fee Escrowed Funds or the Reverse Termination Fee Escrowed Funds and then only in accord with such court order.

E. In the event that the Escrow Agent receives joint instructions executed by both the HK Co and the Company requesting the release of the Escrowed Funds, then the Escrow Agent shall release the Escrowed Funds in accordance with such joint instructions. The Company, Parent and the HK Co agree that in connection with the Closing under the Merger Agreement, (i) the Company and HK Co shall execute and deliver joint instructions to the Escrow Agent to request that the Escrow Agent disburse (x) the full amount of the Termination Fee Escrowed

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Funds held in the Termination Fee Escrow Account by wire transfer of immediately available funds to the Company as set forth in Annex A or as otherwise directed by the Company and (y) the full amount of the Reverse Termination Fee Escrowed Funds held in the Reverse Termination Fee Escrow Account by wire transfer of immediately available funds to the Paying Agent and applied toward payment of a portion of the Merger Consideration payable under the Merger Agreement (or as otherwise directed by HK Co).

F. Parent and HK Co shall be jointly and severally liable for all representations, warranties, covenants, agreements and obligations of each of Parent and HK Co under and pursuant to the terms of the Escrow Agreement and this Schedule A.

IV. Tax Information

The Company shall be responsible for and the taxpayer on all taxes due on the interest or income earned on such portion or all, if any, as applicable, of the Termination Fee Escrowed Funds that it receives pursuant to Section III hereof for the calendar year in which such interest or income is earned, and the HK Co shall be responsible for and the taxpayer on all taxes due on the interest or income earned on such portion, if any, of the Termination Fee Escrowed Funds that it receives pursuant to Section III hereof for the calendar year in which such interest or income is earned. To the extent the Reverse Termination Fee Escrowed funds are disbursed to the Company pursuant to Section III hereof, the Company shall be responsible for and the taxpayer on all taxes due on the interest or income earned, if any, on the Reverse Termination Fee Escrowed Funds for the calendar year in which such interest or income is earned, otherwise the HK Co shall be responsible for and the taxpayer on all taxes due on the interest or income earned, if any, on the Reverse Termination Fee Escrowed Funds for the calendar year in which such interest or income is earned. A W-8BEN for each of the Company and the HK Co shall be provided to the Escrow Agent upon execution of this Escrow Agreement. For proxy and corporate action purposes, the Company shall be the primary owner of the Termination Fee Escrow Account and HK Co shall be the primary owner of the Reverse Termination Fee Escrow Account.

V. Termination of the Escrow Account

This Escrow Agreement, the duties of the Escrow Agent and the Escrow Accounts shall automatically terminate upon the payment in full by the Escrow Agent of all of the Escrowed Funds as directed herein.

VI. Notices

Any notice or other communication required or permitted to be delivered to any party under this Escrow Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile or email) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties):

If to the Company:

Name:	Montage Technology Group Limited
Address:	Room A1601, Technology Building, 900 Yi Shan Road
Xuhui District, Shanghai, 200233
People’s Republic of China
Attn:	Howard Yang
Telephone:	+86-21-6128-5678
Facsimile:	+86-21-5426-3132 +1-408-982-2789
Email:	howard.yang@montage-tech.com
mark.voll@montage-tech.com

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With a copy to the Company’s counsel:
Name:	O’Melveny & Myers LLP
Address:	Two Embarcadero Center, 28th Floor
San Francisco, California 94111
Attn:	Paul Scrivano, Esq.
Telephone:	415-984-8734
Facsimile:	415-984-8701
Email:	pscrivano@omm.com

If to the HK Co or Parent:
Name:	Shanghai Pudong Science and Technology Investment Co., Ltd.
Address:	13 Building, No. 439 Chunxiao Rd.
Zhangjiang High-Tech Park, Pudong, Shanghai, PRC
Attn:	Qinghua Wang / Xuexia Duan
Telephone:	+86-21-5027-6353 / +86-21-5027-6322
+86-13501778483 / +86-13482274160
Facsimile:	+86-21-5027-6385
Email:	wangqh@pdsti.com / duanxx@pdsti.com / xuexiaduan@126.com

With a copy to the HK Co’s and Parent’s counsel:
Name:	Kirkland & Ellis
Address:	26th Floor, Gloucester Tower
The Landmark
15 Queen’s Road Central
Hong Kong
Attn:	David Zhang / Stephanie Tang
Telephone:
Facsimile: Email:	852-03761-3301 david.zhang@kirkland.com and stephanie.tang@kirkland.com

If to the Escrow Agent
Name:	Citibank, N.A.
Address:	Citi Private Bank
153 East 53rd Street, 21st Floor
New York, NY 10022
Attn:	Ms. Kerry McDonough, Director
Telephone:	212-783-7110
Facsimile: Email:	212-783-7131 kerry.mcdonough@citi.com

VII. Account Statements and Advices

The Escrow Agent shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions made in respect of the Escrowed Funds. Unless instructed otherwise in writing by the party

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in question, the Escrow Agent shall prepare monthly account statements for the Escrow Accounts and deliver such statements to all parties listed in the “Notices” section herein within ten days from the close of each month, statements shall set forth all investments, receipts, disbursements and other transactions effected by the Escrow Agent, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Escrow Accounts at the end of such month. All such parties shall also receive advices for all transactions in the Escrow Account as any such transactions occur. Any party hereto may at any time during the Escrow Agent’s business hours (with reasonable notice) inspect any records or reports relating to the Escrow Fund.

VIII. AUTHORIZED PERSONS OF THE COMPANY AND THE HK CO

The Escrow Agent shall be authorized to take instructions singly from each of Howard Yang (Telephone: +86-21-6128-5678) or Mark Voll (Telephone: 1-408-982-2780; Alternate Phone: +86-21-6128-5678 x8618) on behalf of the Company and Xuexia Duan (Telephone: +86-21-5027-6322; Alternative/Cell Phone: +86-134-8227-4160) or Qinghua Wang (Telephone: +86-21-5027-6353; Alternative/Cell Phone: +86-135-0177-8483) on behalf of the HK Co and Parent with respect to the Escrowed Funds in accordance with the terms herein. The above persons shall also be the designated callback authorized individuals of the Company and the HK Co, respectively, and at least one of the above persons on behalf of each of the Company, on the one hand, and HK Co and Parent, on the other hand, shall be notified by the Escrow Agent, prior to the release of all or a portion of the Escrowed Funds from the Escrow Accounts; provided, that if the designated person of the party not receiving any of the Escrowed Funds from the Escrow Account does not answer the telephone call by the Escrow Agent or respond to the Escrow Agent after two (2) telephone calls (separated by at least 18 hours) by the Escrow Agent to such person, the callback procedure of the Escrow Agent under this paragraph shall be deemed satisfied with respect to such party.

IX. Certificate of Incumbency

A Certificate of Incumbency for each of the Company, HK Co and Parent shall be provided to the Escrow Agent upon execution of this Escrow Agreement.

X. Fee Information; Miscellaneous

The HK Co shall be responsible for and agrees to promptly pay the Escrow Agent, upon request from the Escrow Agent, Escrow Agent’s compensation with respect to the Reverse Termination Fee Escrow Account as set forth on Schedule B for its services as escrow agent hereunder, and to reimburse the Escrow Agent for all costs and expenses in connection with the performance of its duties and obligations hereunder in connection with the Reverse Termination Fee Escrow Account, including reasonable attorneys’ fees incurred by the Escrow Agent. The Company shall be responsible for and agrees to promptly pay the Escrow Agent, upon request from the Escrow Agent, Escrow Agent’s compensation with respect to the Termination Fee Escrow Account as set forth on Schedule B for its services as escrow agent hereunder, and to reimburse the Escrow Agent for all costs and expenses in connection with the performance of its duties and obligations hereunder in connection with the Termination Fee Escrow Account, including reasonable attorneys’ fees incurred by the Escrow Agent. All references in the Escrow Agreement and this Schedule A to “$”, “USD” or “dollars” refer to United States dollars. The Escrow Agreement and this Schedule A is in the English language, and while the Escrow Agreement and/or this Schedule A may be translated into other languages, the English version of the Escrow Agreement and of this Schedule A shall control.

XI. Assignment

Unless otherwise agreed in writing by the parties hereto, no rights or obligations under the Escrow Agreement or this Schedule A may be assigned or delegated by operation of law or otherwise, and any purported assignment or delegation in violation of this Section XI is void.

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XII. Confidentiality

The Escrow Agent agrees to treat information relating to all aspects of the transactions contemplated in the Escrow Agreement and this Schedule A as confidential information and agrees not to disclose such information to any other person without the prior written consent of each of the Company and the HK Co. The Escrow Agent shall not make any public disclosures or statements to the press or any other person with respect to the transactions contemplated hereunder without the prior written consent of each of the Company and the HK Co.

XII. Limited Rights in Escrow Property; Security Interest.

(a) It is the intention of the parties hereto that this Escrow Agreement create a true escrow and none of the parties shall have any ownership of, or rights in, the Escrow Accounts or the Escrowed Funds, other than the limited contractual right to receive the Escrow Funds under the circumstances specified in Section III of this Schedule A.

(b) As security for the due and punctual payment when due of the Termination Fee, the Company hereby pledges, assigns and grants to HK Co, a continuing security interest in, and a lien on, all of its rights, title and interest to, and arising under, this Escrow Agreement, whether now owned or hereafter acquired. As security for the due and punctual payment when due of the Reverse Termination Fee, HK Co hereby pledges, assigns and grants to the Company, a continuing security interest in, and a lien on, all of its rights, title and interest to, and arising under, this Escrow Agreement, whether now owned or hereafter acquired. The Company and HK Co, in their capacities as issuers of their respective escrow under this Escrow Agreement, are collectively referred to herein as the “Escrow Issuers.”

(c) If, notwithstanding the intention of the parties set forth in XII(a) hereof, the Company is determined to have any right, title or interest in the Termination Fee Escrowed Funds whether now owned or hereafter acquired, then as security for the due and punctual payment when due of the Termination Fee, the Company hereby pledges, assigns and grants to HK Co, a continuing security interest in, and a lien on, the Termination Fee Escrowed Funds. If, notwithstanding the intention of the parties set forth in XII(a) hereof, HK Co is determined to have any right, title or interest in the Reverse Termination Fee Escrowed Funds whether now owned or hereafter acquired, then as security for the due and punctual payment when due of the Reverse Termination Fee, HK Co hereby pledges, assigns and grants to the Company, a continuing security interest in, and a lien on, the Reverse Termination Fee Escrowed Funds.

(d) The parties hereto acknowledge and agree that: (i) each Escrow Account will be treated as a “Securities Account,” (ii) the Escrowed Amounts will be treated as “Financial Assets,” (iii) this Agreement governs the Escrow Accounts and provides rules governing the priority among possible “Entitlement Orders” received by the Escrow Agent as “Securities Intermediary” from the Escrow Issuers and any other persons entitled to give “Entitlement Orders” with respect to such Financial Assets and (iv) the “Securities Intermediary’s Jurisdiction” is the State of New York. The Escrow Agent is a “Securities Intermediary” with respect to the Escrow Accounts and the “Financial Assets” credited to the Escrow Account. Except as specifically provided herein, the terms of the New York Uniform Commercial Code, as amended, or any successor provision (the “UCC”), will apply to this Agreement, and all terms quoted in this Section XII will have the meanings assigned to them by Article 8 of the UCC.

(e) The Escrow Agent hereby agrees that all property delivered to the Escrow Agent for crediting to each Escrow Account will be promptly credited to such Escrow Account by the Escrow Agent. The Escrow Agent has not and shall not enter into any control agreement or any other agreement relating to the Escrow Account or the Escrowed Funds with any other third party without the prior written consent of the Escrow Issuers, except for this Escrow Agreement.

(f) The Company acknowledges and agrees that the Termination Fee Escrow Account will be under the control (within the meanings of Sections 8-106, 9-106 and 9-104 of the UCC) of HK Co and, notwithstanding any other

C-A-8

provision of this Escrow Agreement, the Escrow Agent will comply with all “Entitlement Orders” and instructions given by HK Co with respect to the Termination Fee Escrow Account or Termination Fee Escrowed Funds without further consent of the Company. HK Co acknowledges and agrees that the Reverse Termination Fee Escrow Account will be under the control (within the meanings of Sections 8-106, 9-106 and 9-104 of the UCC) of the Company and, notwithstanding any other provision of this Escrow Agreement, the Escrow Agent will comply with all “Entitlement Orders” and instructions given by the Company with respect to the Reverse Termination Fee Escrow Account or Reverse Termination Fee Escrowed Funds without further consent of HK Co.

(g) Except as expressly set forth in Sections II and III hereof, none of the Escrow Issuers shall have any right to give any “Entitlement Orders” or instructions. Each Escrow Issuer agree to take all steps necessary or as may be reasonably requested by the other party in connection with the perfection of the such party’s security interest in this Agreement and the applicable Escrowed Amounts and, without limiting the generality of the foregoing, each of the Escrow Issuers hereby authorizes the other party to file one or more UCC financing statements, in such jurisdictions and filing offices and containing such description of collateral as is necessary or advisable in order to perfect the security interest granted herein (although such right shall not be implied in any way to impose any obligation on the Escrow Agent to do so).

(h) Upon the release of any Escrowed Amounts pursuant to Section III hereof, the applicable security interest hereunder automatically terminate with respect to any such Escrowed Amounts without any further action and such released Escrowed Amounts will be delivered free and clear of any and all liens, claims or encumbrances of any person. At the written request of the applicable Escrow Issuers, the other party will give all necessary authorizations to allow such Escrow Issuer or its designee to terminate any financing statements and will execute such other documents without recourse, representation or warranty of any kind as such Escrow Issuer may reasonably request in writing to evidence or confirm the termination of the security interest in such released Escrow Amounts.

XIII. Consent to Jurisdiction by the Company, Parent and HK Co.

Each of Parent, HK Co and the Company hereby irrevocably and unconditionally designates, appoints and empowers Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, NY 10017, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf service of any and all legal process, summons, notices and documents that may be served in any action, suit or proceeding brought against such party in any such United States federal or state court with respect to its obligations, liabilities or any other matter arising out of or in connection with the Escrow Agreement or this Schedule A and that may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, each of Parent, HK Co and the Company agrees to promptly designate a new designee, appointee and agent in the State of New York on the terms and for the purposes of this Article XIII reasonably satisfactory to the other parties hereto. Parent, HK Co and the Company hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against Parent, HK Co and the Company, respectively, by serving a copy thereof upon the relevant agent for service of process referred to in this Article XIII (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by sending copies thereof by a recognized next day courier service to Parent, HK Co. and the Company, respectively, at its address specified in or designated pursuant to the Escrow Agreement and this Schedule A. Each party agrees that the failure of any such designee, appointee and agent to give any notice of such service to them shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. The parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other party at the addresses set forth herein, and service so made shall be completed when received.

C-A-9

Annex A

Company Default Wire Instructions

HK Co Default Wire Instructions

Paying Agent Wire Transfer Instructions

To be provided at or prior to the Closing of the Merger.

C-A-A-1

ANNEX D

Opinion of Stifel, Nicholaus & Company, Inc. as Financial Advisor

June 6, 2014

Board of Directors

Montage Technology Group Limited

Technology Building

Room A1601

900 Yishan Road

Shanghai, 200233

China

Members of the Board:

Stifel, Nicolaus & Company, Incorporated (“Stifel” or “we”) has been advised that Montage Technology Group Limited (the “Company”) is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Shanghai Pudong Science and Technology Investment Co., Ltd. (“Parent”), pursuant to which Parent will assign the Merger Agreement to a newly formed Cayman Islands company, which will be a subsidiary of Parent (the “Assignee”; and together with Parent, collectively, the “Buyer”) and the Assignee will form a merger subsidiary (the “Merger Sub”), which Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation and an indirect subsidiary of Parent, and each issued and outstanding ordinary share of the Company, $0.0125 par value, will be converted into the right to receive $22.60 per Company Share in cash (the “Merger Consideration”), subject to adjustment and on terms and conditions more fully set forth in the Merger Agreement (the “Merger”).

The Board of Directors of the Company (the “Board”) has requested Stifel’s opinion, as investment bankers, as of the date hereof, as to the fairness, from a financial point of view, to the holders of ordinary shares of the Company, excluding any shares (i) that are owned by the Buyer, the Assignee, Merger Sub or any subsidiary of the Company or the Buyer and (ii) which are held by the Company as treasury shares (such shares, excluding the shares in the foregoing clauses (i) and (ii) being, the “Company Shares”) of the Merger Consideration to be received by such holders of Company Shares from the Buyer in the Merger pursuant to the Merger Agreement (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)	discussed the Merger and related matters with the Company’s management and counsel and reviewed a draft copy of the Merger Agreement dated June 5, 2014;

(ii)	reviewed the audited consolidated financial statements of the Company contained in its Proxy Statement on Form 424B4 for the three years ended December 31, 2012 and unaudited consolidated financial statements of the Company for the year ended December 31, 2013 and for the quarter ended March 31, 2014 contained in the Company’s Form 8-K filings;

(iii)	reviewed and discussed with the Company’s management certain other publicly available information concerning the Company and the Buyer;

(iv)	reviewed certain non-publicly available information concerning the Company, including internal financial analyses and forecasts prepared by its management and held discussions with the Company’s senior management regarding recent developments;

(v)	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

Board of Directors—Montage Technology Group Limited

June 6, 2014

(vi)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

(vii)	participated in certain discussions and negotiations between representatives of the Company and the Buyer;

(viii)	reviewed the reported prices and trading activity of the equity securities of the Company;

(ix)	considered the results of our efforts, at the direction of the Company, to solicit indications of interest from selected third parties with respect to a merger or other transaction with the Company;

(x)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and

(xi)	took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the Company’s industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of the Company, or that was otherwise reviewed by Stifel, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by the Company, we have assumed, at the direction of the Company, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the last financial statements made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of the Company’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectability of any such assets nor did we review loan or credit files of the Company, nor have we been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy. With respect to the Company’s financial statements described in clause (ii) of the information reviewed in connection with rendering this Opinion, we note that the Company (i) disclosed in its Form 12b-25 Notification of Late Filing, filed on March 31, 2014, that its Form 10-K for the year ended December 31, 2013 cannot be finalized until the completion of the Company’s audit committee’s review of allegations contained in reports issued by Gravity Research and the completion of the audit of the Company’s financial statements for the year ended December 31, 2013 and (ii) disclosed in its Form 8-K, filed on April 22, 2014, that the audit committee of the Company, with the assistance of the law firm of Jones Day, as well as forensic accountants from FTI Consulting, has reported on the results of the review conducted to date (the “Preliminary Report to the Audit Committee”) and that, based upon the Preliminary Report to the Audit Committee, the Company continues to believe that the allegations by Gravity Research lack merit, and the Company therefore does not anticipate any changes to its previously reported financial results. In

Board of Directors—Montage Technology Group Limited

June 6, 2014

addition, we note that Stifel has not been afforded the opportunity to review the Preliminary Report to the Audit Committee and that the Company has not provided such report to the Buyer or generally disclosed the report and, with your consent, we have assumed for purposes of this Opinion that the Company’s publicly disclosed statements regarding such report set forth in its Form 8-K filed on April 22, 2014 are accurate and that there is no information contained in the Preliminary Report to the Audit Committee which would affect the analysis or conclusions of this Opinion.

We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft we reviewed. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the Company or any other party and without any anti-dilution or other adjustment to the Merger Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company, the Buyer or the Merger. We have assumed that the representations and warranties of the Company and the Buyer as set forth in the Merger Agreement are true and correct in all material respects. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable U.S. federal and state statutes, rules and regulations and all other applicable foreign statutes, rules and regulations. We have further assumed that the Company has relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, the Merger and the Merger Agreement.

Our Opinion is limited to whether the Merger Consideration is fair to the holders of Company Shares, from a financial point of view, and does not address any other terms, aspects or implications of the Merger including, without limitation, the form or structure of the Merger, any consequences of the Merger on the Company, its stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board or the Company; (ii) the legal, tax or accounting consequences of the Merger on the Company or the holders of Company Shares; (iii) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of the Company’s securities; (iv) the effect of the Merger on, or the fairness of the consideration to be received by, holders of any securities of the Company other than the Company Shares, or any class of securities of any other party to any transaction contemplated by the Merger Agreement; (v) whether the Buyer has sufficient cash, available lines of credit or other sources of funds, nor whether the Buyer will be able to obtain additional debt or equity financing, in each case, to enable it to pay the Merger Consideration to the holders of Company Shares at the closing of the Merger; or (vi) the treatment of, or effect of the Merger on, Company Share Options or Company Restricted Shares (as defined in the Merger Agreement). Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which the Company’s or the Buyer’s securities will trade following public announcement or consummation of the Merger.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us by or on behalf of the Company or its advisors, or information otherwise reviewed by Stifel, as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion. Our Opinion is solely for the information of, and directed to, the Board for its information and assistance in connection

Board of Directors—Montage Technology Group Limited

June 6, 2014

with its consideration of the financial terms of the Merger and is not to be relied upon by any shareholder of the Company or the Buyer or any other person or entity. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any shareholder of the Company or the Buyer as to how any such shareholder should vote at any shareholders’ meeting at which the Merger is considered, or whether or not any shareholder of the Company should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger, or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger.

Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon the completion of the Merger. We have also acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger. We will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In addition, in we acted as an underwriter in the Company’s initial public offering in September, 2013 and as an underwriter in the Company’s secondary offering in January 2014, and, in each case, received customary compensation for our services. There are no other material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the Merger. Stifel may seek to provide investment banking services to the Buyer or its affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel and our clients may transact in the equity securities of each of the Company and the Buyer and may at any time hold a long or short position in such securities.

Stifel’s Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent, except that this Opinion may be attached in its entirety as an exhibit to the proxy statement to be sent to the Company’s shareholders in connection with their approval of the Merger.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by holders of Company Shares from the Buyer in the Merger pursuant to the Merger Agreement is fair to such holders of Company Shares, from a financial point of view.

Very truly yours,

/s/ Stifel, Nicolaus & Company, Incorporated

STIFEL, NICOLAUS & COMPANY, INCORPORATED

ANNEX E

Cayman Companies Law (As Amended)—Section 238

238. (1) A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2) A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.

(4) Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5) A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares.

(6) A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7) Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8) Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9) If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a) the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b) the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10) A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

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(11) At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12) Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13) The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15) Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16) The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

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